================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                                       ON
                                    FORM S-3*
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                           GENETRONICS BIOMEDICAL LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

BRITISH COLUMBIA, CANADA                        3841                                33-002-4450
(STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION NO.
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)              FOR GENETRONICS, INC.)

                                ----------------
                           11199 SORRENTO VALLEY ROAD
                            SAN DIEGO, CA 92121-1334
                                 (858) 597-6006

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                   MARTIN NASH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           GENETRONICS BIOMEDICAL LTD.
                           11199 SORRENTO VALLEY ROAD
                            SAN DIEGO, CA 92121-1334
                                 (858) 597-6006

            (NAME,ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                          M. WAINWRIGHT FISHBURN, ESQ.
                           CHRISTOPHER J. KEARNS, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121
                                 (858) 550-6000
                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ----------------
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================
                                *EXPLANATORY NOTE

      We hereby amend our Registration Statement on Form S-1 (File No. 333-88427), filed October 5, 1999, by filing this Pre-Effective Amendment No. 1 on Form S-3 to the Form S-1 relating to 4,142,611 shares of our Common Stock, no par value, held by Smallcap World Fund, Inc., American Variable Insurance and Johnson & Johnson Development Corporation.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND DOES NOT CONSTITUTE A SOLICITATION OF OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                  (SUBJECT TO COMPLETION, DATED JULY 14, 2000)


                                4,142,611 SHARES


                           GENETRONICS BIOMEDICAL LTD.


                                  COMMON SHARES

                                 ---------------

               THE SELLING SHAREHOLDERS IDENTIFIED IN THIS PROSPECTUS ARE SELLING 4,142,611 SHARES OF OUR COMMON STOCK. THESE SHARES MAY BE OFFERED FROM TIME TO TIME BY THE SELLING SHAREHOLDERS THROUGH PUBLIC OR PRIVATE TRANSACTIONS, ON OR OFF THE AMERICAN STOCK EXCHANGE, AT PREVAILING MARKET PRICES OR AT PRIVATELY NEGOTIATED PRICES. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS FROM THE SALE OF THE SHARES AND WILL PAY ALL UNDERWRITING DISCOUNTS AND SELLING COMMISSIONS, IF ANY, APPLICABLE TO THE SALE OF THE SHARES. WE WILL PAY THE EXPENSES OF REGISTRATION OF THE SALE OF THE SHARES.

                                 ---------------

               OUR COMMON STOCK IS LISTED ON THE AMERICAN STOCK EXCHANGE UNDER THE SYMBOL "GEB." OUR STOCK IS ALSO LISTED ON THE TORONTO STOCK EXCHANGE UNDER THE SYMBOL "GEB." ON JULY 13, 2000, THE LAST SALE PRICE OF A COMMON SHARE ON THE AMERICAN STOCK EXCHANGE WAS US$3.06 PER SHARE AND ON THE TORONTO STOCK
EXCHANGE WAS CDN$4.75. SEE "PRICE RANGE OF STOCK."

                                 ---------------

                 INVESTING IN THE COMMON SHARES INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                                 ---------------

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 ---------------

                                 ________, 2000

                                TABLE OF CONTENTS

                                                                                                       PAGE
Prospectus Summary.........................................................................................3
Summary Financial Data.....................................................................................4
Risk Factors.............................................................................................. 5
Selling Shareholders......................................................................................15
Plan of Distribution......................................................................................15
Use of Proceeds...........................................................................................17
Dividend Policy.......................................................................................... 17
Common Share Price Range..................................................................................17
American Stock Exchange...................................................................................17
Toronto Stock Exchange....................................................................................17
Capitalization............................................................................................20
Selected Financial Data...................................................................................21
Management's Discussion and Analysis of Financial Condition And Operating Results.........................22
Business..................................................................................................30
Management................................................................................................41
Certain Transactions and Relationships....................................................................51
Principal Shareholders....................................................................................52
Description of Capital Stock..............................................................................54
Legal Matters.............................................................................................56
Experts...................................................................................................56
Where You Can Find More Information.......................................................................56
Index to Consolidated Financial Statements...............................................................F-1

               YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON SHARES. IN THIS PROSPECTUS, "GENETRONICS," "WE," "US" AND "OUR" REFER TO GENETRONICS BIOMEDICAL LTD. AND ITS SUBSIDIARIES, TAKEN AS A WHOLE, UNLESS THE CONTEXT OTHERWISE REQUIRES.

               We are a Canadian corporation and our principal executive offices are located at 11199 Sorrento Valley Road, San Diego, California 92121-1334, and our telephone number is (858) 597-6006. Our fiscal year ends on March 31. We maintain a Web site at www.genetronics.com. The reference to our Web site does not constitute incorporation by reference of the information contained at this site. We have registered on the Principal Register of the United States Patent and Trademark Office the following trademarks: BTX, ELECTRONIC GENETICS, MANIPULATOR, OPTIMIZOR, HUMAN IN SQUARE (Design), ENHANCER, and MEDPULSER. The following United States trademark applications are pending: COSMETRONICS, GENETRODES and GENETRONICS. We have registered the BTX and MEDPULSER trademarks in Canada, and have applied to trademark GENETRONICS in Canada. We have a European Community Trade Mark registration for GENETRONICS, BTX and for MEDPULSER. We have registered the MEDPULSER and BTX marks in Japan. We have registered the BTX mark in South Korea and have registered the GENETRONICS mark in the United Kingdom. We are not aware of any claims of infringement or other challenges to our rights to use our marks. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.



                                       2.

                               PROSPECTUS SUMMARY

               You should read this summary together with the more detailed information and/or financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors." ALL DOLLAR AMOUNTS SET FORTH IN THE PROSPECTUS ARE STATED IN UNITED STATES DOLLARS, EXCEPT WHERE OTHERWISE INDICATED.

                                   THE COMPANY

               We were incorporated in British Columbia, Canada on August 8, 1979 under the name of Concord Energy Corp. We changed our name to United Safety Technology Inc. on February 17, 1988, to Consolidated United Safety Technology Inc. on January 3, 1990, and then to Genetronics Biomedical Ltd., on September 29, 1994. We carry on our business through our operating subsidiary Genetronics, Inc., a California corporation. Genetronics, Inc. was incorporated in California on June 29, 1983. Genetronics, Inc. had a subsidiary called Genetronics S.A., which was incorporated in France on January 30, 1998. Genetronics S.A. was formed primarily to manage clinical trials that were being conducted in France, and was closed in May 2000. All our business activities are conducted through Genetronics, Inc.

               We are a San Diego-based drug and gene delivery company specializing in developing technology and hardware focused on electroporation. Electroporation is the application of brief, controlled pulsed electric fields to cells, which cause tiny pores to temporarily open in the cell membrane. Immediately after electroporation, the cell membrane is more permeable to drugs and other agents. In the lab, researchers use electroporation to introduce genes, drugs, and other compounds into cells and experimental animals. This is a common and well known procedure and more than 4,000 scientific papers have been published describing results achieved using electroporation. We sell electroporation equipment to the research market through our BTX Instrument Division.

               While widely used in the research arena, electroporation is a relatively new technology in the therapeutic arena. One of the major difficulties in many forms of drug or gene therapy is that the pharmaceutical agent or gene is often not able to penetrate the relatively impermeable walls of cells. The pores produced by electroporation permit entry of such agents into cells to a much greater extent than if the drug or gene was administered without electroporation. When electroporation is used in conjunction with drugs, genes, or other therapeutic agents, we call it Electroporation Therapy, or EPT. Through our Drug and Gene Delivery Division, we are developing human-use equipment that is designed to allow physicians to use EPT to achieve more efficient and cost-effective delivery of drugs or genes to patients with a variety of illnesses, including cancer. Our proprietary electroporation drug and gene delivery system, the Genetronics MedPulser(R) system, has been used with bleomycin in clinical trials conducted in the United States, Australia, Europe and Canada for treatment of head and neck cancer, as well as melanoma, liver, pancreatic, basal cell and Kaposi sarcoma cancers.

               Electroporation therapy is a broad-based technology, with many potential paths to achieve commercial success. We are developing applications for EPT primarily in the areas of oncology and gene therapy; additional points of focus are drug and gene delivery in the vascular, transdermal, and dermatology areas.

               We operate through our two divisions: (i) the Drug and Gene Delivery Division, through which we are developing drug and gene delivery systems based on electroporation to be used in the treatment of disease and,
(ii) the BTX Instrument Division, which develops, manufactures, and sells electroporation equipment to the research laboratory market.

               Our common shares trade on the Toronto Stock Exchange and on the American Stock Exchange under the symbol "GEB." On July 7, 2000, we filed a preliminary short form prospectus with securities regulators in Ontario and British Columbia relating to a public offering of our common shares. Upon receipt of the approval of the final short form prospectus from the securities regulators in Ontario and British Columbia, we will offer, through an underwriter, an as yet undetermined number of shares of our common stock.


                                       3.

                             SUMMARY FINANCIAL DATA

                                                  12 MONTHS         12 MONTHS        13 MONTHS
                                                    ENDED             ENDED            ENDED
                                                  MARCH 31,         MARCH 31,         MARCH 31,
                                                    2000             1999             1998(1)
                                                -------------     ------------      ------------
  STATEMENT OF OPERATIONS
    DATA:
Net sales                                       $  4,134,436      $  3,434,105      $  3,097,198
License fee and milestone  payments                  416,667         4,500,000                --
Grant funding                                        334,901           354,135           128,069
Revenues under collaborative research                191,335            33,048             6,025
    and development arrangements
Interest income                                      556,193           300,911           427,498
Total Revenues                                     5,633,532         8,622,199         3,658,790
Total Expenses                                   (15,233,474)      (15,226,036)      (11,255,456)
Net loss for the period                           (9,599,942)       (6,603,837)       (7,596,666)
Basic and diluted net loss per common share            (0.43)            (0.33)            (0.43)
Shares used in per share  calculations            22,107,190        20,272,801        17,782,723


                                                   AS OF            AS OF               AS OF
                                                MARCH  31,         MARCH 31,          MARCH 31,
                                                   2000              1999               1998
                                             ---------------     ------------      --------------
BALANCE SHEET DATA:
Cash and cash equivalent                          9,742,344      $  6,189,284      $  6,521,990
Total current assets                             11,613,859         7,627,933         7,425,761
Total assets                                     14,012,304         9,807,644         9,242,887
Total liabilities                                 2,181,105         1,551,283         1,094,856
Deficit                                         (29,598,443)      (19,998,501)      (13,394,664)
Total shareholders' equity                       11,831,199         8,256,361         8,148,031
-------------

(1) During the period, we changed our fiscal year end from February 28, 1998 to March 31, 1998. Therefore, the financial data for the fiscal year ended March 31, 1998 includes thirteen months.



                                       4.

                                  RISK FACTORS

               An investment in our common shares involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common shares. If any of the following risks actually occur, our business or results of operations could be seriously harmed. In that case, the trading price of our common shares could decline, and you may lose part or all of your investment.

OUR BUSINESS MODEL MAY CHANGE AS OUR PRIORITIES AND OPPORTUNITIES CHANGE; AND OUR BUSINESS MAY NEVER DEVELOP TO BE PROFITABLE OR SUSTAINABLE.

               There are many programs that to us seem promising and that we could pursue. Current plans for us are described in this filing. However, with limited resources, management may, in our judgment, decide to change priorities and shift programs away from what we disclose in this document, for the purpose of exploiting our core technology of electroporation. The choices we may make will be dependent upon numerous factors, which cannot always be predicted. We cannot assure you that our business model, as it currently exists or as it may evolve, will enable us to become profitable or to sustain operations.

IF WE DO NOT SUCCESSFULLY COMMERCIALIZE PRODUCTS FROM OUR DRUG AND GENE DELIVERY DIVISION, THEN OUR BUSINESS WILL SUFFER.

               Our Drug and Gene Delivery Division is in the early development stage and the success of our company depends on the success of the technology being developed by the Drug and Gene Delivery Division. Although we have received various regulatory approvals, which apply to Europe for our equipment for use in treating solid tumors, the products related to such regulatory approval have not yet been commercialized. In addition, we have not yet received any regulatory approvals to sell our clinical products in the United States and further clinical trials are still necessary in North America before we can seek regulatory approval to sell our product in North America for treating solid tumors. We cannot assure you that we will successfully develop any products. If we fail to develop or successfully commercialize any products, then it will have a material adverse effect on us. This Division is at an early stage of development and there are many uncertainties ahead.

UNPREDICTABILITY OF CONDUCTING PRE-CLINICAL AND CLINICAL TRIALS OF OUR HUMAN-USE EQUIPMENT.

               Before any of our human-use equipment can be sold, the Food and Drug Administration (FDA), or foreign regulatory authorities, must determine that the equipment meets certain criteria for use in the indications for which approval is requested. The FDA will make this determination based on the results from our pre-clinical testing and clinical trials. We are currently in the process of assembling and reviewing existing clinical and regulatory information relating to human clinical trials directed to the use of electroporation to deliver bleomycin to certain types of tumors, and existing information relating to pre-clinical in vitro and in vivo animal studies.

               Clinical trials are unpredictable. Results achieved in early stage clinical trials may not be repeated in later stage trials, or in trials with more patients. When early, positive results are not repeated in later stage trials, pharmaceutical and biotechnology companies have suffered significant setbacks. Not only are commercialization timelines pushed back, but some companies, particularly smaller biotechnology companies with limited cash reserves, have gone out of business after releasing news of unsuccessful clinical trial results.

               If any of the following events arise during our clinical trials or data review, then we would expect this to have a serious negative effect on our company and your investment:

               - The electroporation-mediated delivery of drugs or other agents may be found to be ineffective or to cause harmful side effects, including death;

               - Our clinical trials may take longer than anticipated, for any of a number of reasons including a scarcity of subjects that meet the physiological or pathological criteria for entry into the study, a scarcity of subjects that are willing to participate through the end of the trial, administrative changes within our corporate partner's organization, or data and document review;



                                       5.

               - The reported clinical data may change over time as a result of the continuing evaluation of patients or the current assembly and review of existing clinical and pre-clinical information;

               - Data from various sites participating in the clinical trials may be incomplete or unreliable, which could result in the need to repeat the trial or abandon the project; and

               - The FDA and other regulatory authorities may interpret our data differently than we do, which may delay or deny approval.

               Clinical trials are generally quite expensive. A delay in our trials, for whatever reason, will probably require us to spend even more money to keep the product(s) moving through the regulatory process. If we do not have or cannot raise the needed funds, then our human-use products could be shelved. In the event the clinical trials are not successful, we will have to determine whether to put more money into the program to address its deficiencies or whether to abandon use of the products in the tested indications. Loss of the human-use product line would be a significant setback for our company.

               Because there are so many variables inherent in clinical trials, we cannot predict whether any of our future regulatory applications to conduct clinical trials will be approved by the FDA or other regulatory authorities, whether our clinical trials will commence or proceed as planned, and whether the trials will ultimately be deemed to be successful.

OUR BUSINESS IS HIGHLY DEPENDENT ON RECEIVING APPROVALS FROM VARIOUS UNITED STATES AND INTERNATIONAL GOVERNMENT AGENCIES AND CAN BE DRAMATICALLY AFFECTED IF APPROVAL TO MANUFACTURE AND SELL OUR HUMAN-USE EQUIPMENT IS NOT GRANTED.

               The production and marketing of our human-use equipment and the ongoing research, development, preclinical testing, and clinical trial activities are subject to extensive regulation. Numerous governmental agencies in the United States and internationally, including the FDA, must review our applications and decide whether to grant approval. All of our human-use equipment must go through an approval process, in some instances for each indication in which we want to label it for use, e.g., use for dermatology, use for transfer of a certain gene to a certain tissue, use for administering a certain drug to a certain tumor type in a patient having certain characteristics. These regulatory processes are extensive and involve substantial costs and time (years).

               We have limited experience in, and limited resources available for regulatory activities. Failure to comply with applicable regulations can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

               We want to remind you that any of the following events can occur and, if any did occur, any one could have a material adverse effect on us:

               - There can be delays, sometimes long, in obtaining approval for our human-use devices;

               - The rules and regulations governing human-use equipment such as ours can change during the review process, which can result in the need to spend time and money for further testing or review;

               - If approval for commercialization is granted, it is possible the authorized use will be more limited than we believe is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities; and

               - Once granted, approval can be withdrawn, or limited, if previously unknown problems arise with our human-use product or data arising from its use.



                                       6.

WE RELY HEAVILY ON COLLABORATIVE AND LICENSING RELATIONSHIPS, AND WILL BE NEGATIVELY AFFECTED IF WE CANNOT MAINTAIN OR EXPAND EXISTING RELATIONSHIPS, AND INITIATE NEW ONES.

               We rely and will continue to rely on partners and collaborators to fund some of our research and development expenses and to assist us in the research and development of our human-use equipment. Our largest partner is Ethicon Endo-Surgery, Inc., a Johnson & Johnson company. On August 5, 1999, we announced that Ethicon, Inc., another Johnson & Johnson company, had assigned its obligations and responsibilities under certain development and license and supply agreements with us to Ethicon Endo-Surgery, Inc. Ethicon, Inc. made certain payments to us, and Ethicon Endo-Surgery, Inc. is required to continue to make milestone-based payments when and if milestones are achieved. Ethicon is obligated to compensate us for human-use products and to pay royalties on sales or leases in the future, in exchange for the right to help develop and sell or lease our human-use equipment to hospitals and others for cancer treatments, among other rights. We depend on Ethicon for certain research funding, for its clinical, sales and marketing efforts under the agreement, and for the positive association we receive by having Ethicon as our partner. Loss of the relationship between our company and the Johnson & Johnson companies, would result in a material adverse effect on our company.

               Our clinical trials to date have used our equipment with the anti-cancer drug bleomycin. It is not the current intent to package bleomycin together with the equipment for sale, but if it should be necessary or desirable to do this, we would need a reliable source for the drug. In 1998, we signed a supply agreement with Abbott Laboratories under which Abbott would sell us bleomycin for inclusion in our package. If it becomes necessary or desirable to include bleomycin in our package, and this relationship with Abbott should be terminated, then we would have to form a relationship with another provider of this generic drug, before any product could be launched.

               We also rely on scientific collaborators at universities and companies to further our research and test our equipment. In most cases, we lend our equipment to a collaborator, teach him or her how to use it, and together design experiments to test the equipment in one of the collaborator's fields of expertise. We aim to secure agreements that restrict collaborators' rights to use the equipment outside of the agreed upon research, and outline the rights each of us will have in any results or inventions arising from the work. Nevertheless, there is always risk that:

               - Our equipment will be used in ways we did not authorize, which can lead to liability and unwanted competition;

               - We may determine that our technology has been improperly assigned to us or a collaborator may claim rights to certain of our technology, which may require us to pay license fees or milestone payments and, if commercial sales of the underlying product is achieved, royalties;

               - We will lose rights to inventions made by our collaborators in the field of our business, which can lead to expensive legal fights and unwanted competition;

               - Our collaborators will not keep our confidential information to themselves, which can lead to loss of our right to seek patent protection and loss of trade secrets, and expensive legal fights; and

               - Collaborative associations can damage a company's reputation if they go awry and, thus, by association or otherwise, the scientific or medical community holds a negative view of us.

               For instance, we have received correspondence from the University of South Florida, USF, purporting to claim certain rights to intellectual property assigned to us. We dispute USF's claim of rights to such intellectual property and have been negotiating with USF for several months to finalize an agreement that would give us exclusive rights to the technology. We cannot assure you that the negotiations will be successful or that we will retain full ownership of this intellectual property.

We cannot guarantee that any of the results from these collaborations will be fruitful. We also cannot tell you that we will be able to continue to collaborate with individuals and institutions that will further our work, or that we will be able to do so under terms that are not too restrictive. If we are not able to maintain or develop new



                                       7.

collaborative relationships, then it is likely the research pace will slow down and it will take longer to identify and commercialize new products, or new indications for our existing products.

OUR COMPANY COULD BE SUBSTANTIALLY DAMAGED IF PHYSICIANS AND HOSPITALS PERFORMING OUR CLINICAL TRIALS DO NOT ADHERE TO PROTOCOLS OR PROMISES MADE IN CLINICAL TRIAL AGREEMENTS.

               Our company also works and has worked with a number of hospitals to perform clinical trials, primarily in oncology. We depend on these hospitals to recruit patients for the trials, to perform the trials according to our protocols, and to report the results in a thorough, accurate and consistent fashion. Although we have agreements with these hospitals, which govern what each party is to do with respect to the protocol, patient safety, and avoidance of conflict of interest, there are risks that the terms of the contracts will not be followed. For instance:

               - Risk of Deviations from Protocol. The hospitals or the physicians working at the hospitals may not perform the trial correctly. Deviations from protocol may make the clinical data not useful and the trial could be essentially worthless.

               - Risk of Improper Conflict of Interest. Physicians working on protocols may have an improper economic interest in our company, or other conflict of interest. When a physician has a personal stake in the success of the trial, such as can be inferred if the physician owns stock of the trial sponsor, it can create suspicion that the trial results were improperly influenced by the physician's interest in economic gain. Not only can this put the clinical trial results at risk, but it can also do serious damage to a company's reputation.

               - Risks Involving Patient Safety and Consent. Physicians and hospitals may fail to secure formal written consent as instructed or report adverse effects that arise during the trial in the proper manner, which could put patients at unnecessary risk. This increases our liability, affects the data, and can damage our reputation.

               If any of these events were to occur, then it could have a material adverse effect on our ability to receive regulatory authorization to sell our human-use equipment, not to mention on our reputation. Negative events that arise in the performance of clinical trials sponsored by biotechnology companies of our size and with our limited cash reserves have resulted in companies going out of business.

WE RELY HEAVILY ON OUR PATENTS AND PROPRIETARY RIGHTS TO ATTRACT PARTNERSHIPS AND MAINTAIN MARKET POSITION.

               Another factor that will influence our success is the strength of our patent portfolio. Patents give the patent holder the right to keep others out of its patented territory. If someone practices within the patented territory of a patent holder, then the patent holder has the right to charge him with infringement and begin legal proceedings, which can be lengthy and costly. We are in the process of performing an audit of our patent portfolio to confirm that our key technologies are adequately protected. If necessary, we will take steps to strengthen our portfolio, which may include asking that one or more of our patents be reexamined or reissued by the United States patent office.

               The patenting process, enforcement of issued patents, and defense against claims of infringement are inherently risky. Because our Drug and Gene Delivery Division relies heavily on patent protection, for us, the risks are significant and include the following:

               - Risk of Inadequate Patent Protection for Product. We cannot say with certainty that the United States or foreign patent offices will grant patents of meaningful scope based on the applications we have already filed and those we intend to file. If we do not have patents that adequately protect our human-use equipment and indications for its use, then we will not be competitive.

               - Risk Important Patents Will Be Judged Invalid. We cannot guarantee you that every issued patent we now own or license is valid. If we have to defend the validity of any of our patents, then it will require a lot of time and money to do so, and there is no guarantee of a successful outcome. In the event an important patent related to our drug delivery technology is found to be invalid, we may lose



                                       8.

                      competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements.

               - Risk of Being Charged With Infringement. Although we try to avoid infringement by monitoring patents granted to competitors, there is the risk that we will use a patented technology owned by another and/or be charged with infringement. Defending against a charge of infringement can involve lengthy and costly legal actions, with no guarantee of a successful outcome. Biotechnology companies of about our size and limited cash have gone out of business after fighting and losing an infringement battle. If we were prevented from using or selling our human-use equipment, then our business would be seriously affected.

               - Freedom to Operate Risks. We are aware that patents related to electrically assisted drug delivery have been granted to, and patent applications filed by, our potential competitors. We or our partners have taken licenses to some of these patents, and will consider taking additional licenses in the future. Nevertheless, the competitive nature of our field of business and the fact that others have sought patent protection for technologies similar to ours, makes these risks more real than not.

               In addition to patents, we also rely on trade secrets and proprietary know-how. We try to protect this information with appropriate confidentiality and inventions agreements with our employees, scientific advisors, consultants, and collaborators. We cannot assure you that these agreements will not be breached, or that we will be able to do much to protect ourselves if they are breached, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occurs, then we run the risk of losing control over valuable company information, which could negatively affect our competitive position.

WE RUN THE RISK THAT OUR TECHNOLOGY WILL BECOME OBSOLETE OR LOSE ITS COMPETITIVE ADVANTAGE.

               The drug delivery business is very competitive, fast moving and intense, and expected to be increasingly so in the future. Other companies and research institutions are developing drug delivery systems that, if not similar in type to our systems, are designed to address the same patient or subject population. Therefore, we cannot promise you that our products will be the best, the safest, the first to market, or the most economical to make. If competitors' products are better than ours, for whatever reason, then we will make less money from sales and our products risk becoming obsolete.

               There are many reasons why competitors might be more successful than us, including:

               - More Money. Some competitors have a lot more money than we do. They can afford more technical and timeline setbacks than we can.

               - Greater Experience. Some competitors have been in the drug delivery business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval, and sales and marketing. This experience or their name recognition may give them a competitive advantage over us.

               - Superior Patent Position. Some competitors may have a better patent position protecting their technology than we have or will have to protect our technology. If we cannot use our patents to prevent others from copying our technology or developing similar technology, or if we cannot obtain a critical license to another's patent that we need to make and use our equipment, then we would expect our competitive position to lessen.

               - Faster to Market. Some companies with competitive technologies may move through stages of development, approval, and marketing faster than we can. If a competitor receives FDA approval before us, then it will be authorized to sell product before us. Because the first company "to market" often has a significant advantage over late-comers, a second place position could result in less than anticipated sales.



                                       9.

               - Reimbursement Allowed. In the United States, third party payers, such as Medicare, may reimburse physicians and hospitals for competitors' products but not for our human-use products. This would significantly affect our ability to sell our human-use products in the United States and would have a serious effect on revenues and our business as a whole. Outside of the United States, reimbursement and funding policies vary widely.

OUR ABILITY TO ACHIEVE SIGNIFICANT REVENUE FROM SALES OR LEASES OF HUMAN-USE EQUIPMENT WILL DEPEND ON ESTABLISHING EFFECTIVE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR RELATIONSHIPS AND WE LACK SUBSTANTIAL EXPERIENCE IN THESE AREAS.

               Our company has no experience in sales, marketing and distribution of clinical and human-use products. If we want to be direct distributors of the human-use products, then we must develop a marketing and sales force. This would involve a lot of money, training, and time. Alternatively, we may decide, as we did with the human-use oncology market, to rely on a company with a large distribution system and a large direct sales force to undertake the majority of these activities on our behalf. This route could result in less profit for us, but may permit us to reach market faster. In any event, we cannot assure you that we will be able to undertake the effort on our own, or contract with another to do this for areas other than oncology, at a reasonable cost. We also cannot assure you that, regardless of the route we take, we will successfully commercialize any product.

WE HAVE OPERATED AT A LOSS AND WE EXPECT TO CONTINUE TO ACCUMULATE A DEFICIT.

               As of March 31, 2000, we had a deficit of $29,598,443. We have operated at a loss since 1994, and we expect this to continue for some time. The amount of the accumulated deficit will continue to grow, as it will be expensive to continue our clinical, research, and development efforts. If these activities are successful, and if we receive approval from the FDA to market human-use equipment, then even more money will be required to market and sell the equipment.

               Most of the cash we received during the fiscal year ended March 31, 2000 was from the sale and distribution of special warrants to investors and funding received from contracting partners. Other funds came from sales of BTX research-use equipment, interest income on our investments, Small Business Innovative Research (SBIR) grants, milestone payments, sales of equipment to Ethicon for use in clinical trials, and exercise of stock options. It is possible that we will not qualify for future SBIR grants. It is also possible that the government may require us to pay back the original funding grants or even pay certain penalties if they determine that we have used the grants misappropriately. We do not expect to receive enough money from these sources to completely pay for future activities.

WE WILL HAVE A NEED FOR SIGNIFICANT AMOUNTS OF MONEY IN THE FUTURE AND THERE IS NO GUARANTEE THAT WE WILL BE ABLE TO OBTAIN THE AMOUNTS WE NEED.

               As discussed, we have operated at a loss, and expect that to continue for some time in the future. Our plans for continuing clinical trials, conducting research, furthering development and, eventually, marketing our human-use equipment will cost a lot of money. The extent of these costs will depend on many factors, including some of the following:

               - The progress and breadth of preclinical testing and the size of our drug delivery programs, all of which directly influence cost;

               - The costs involved in complying with the regulatory process to get our human-use products approved, including the number, size, and timing of necessary clinical trials and costs associated with the current assembly and review of existing clinical and pre-clinical information;

               - The costs involved in patenting our technologies and defending them;

               - Changes in our existing research and development relationships and our ability to enter into new agreements;



                                       10.

               - The cost of manufacturing our human-use and research-use equipment; and

               - Competition for our products and our ability, and that of our partners, to commercialize our products.

               We plan to fund operations by several means. Ethicon will continue to fund a portion of the oncology program, and we will attempt to enter into contracts with partners that will fund either general operating expenses or specific programs or projects. Some funding also may be received through government grants. We cannot promise that we will enter into any such contracts or, if we do, that our partners will provide enough money to meet our needs.

               In the past, we have raised funds by public and private sale of our stock, and we recently filed a preliminary short form prospectus with securities regulators in Ontario and British Columbia relating to a public offering of our common stock. Moreover, we may do this in the future to raise needed funds. Sale of our stock to new private or public investors usually results in existing shareholders becoming "diluted". The greater the number of shares sold, the greater the dilution. A high degree of dilution can make it difficult for the price of our stock to rise rapidly, among other things. Dilution will lessen a shareholder's voting power.

               We cannot assure you that we will be able to raise money needed to fund operations, or that we will be able to raise money under terms that are favorable to us.

IF WE DO NOT HAVE ENOUGH MONEY TO FUND OPERATIONS, THEN WE WILL HAVE TO CUT
COSTS.

               If we are not able to raise needed money under acceptable terms, then we will have to take measures to cut costs, such as:

               - Delay, scale back or discontinue one or more of our drug or gene delivery programs or other aspects of operations, including laying off some personnel or stopping or delaying clinical trials;

               - Sell or license some of our technologies that we would not otherwise give up if we were in a better financial position;

               - Sell or license some of our technologies under terms that are a lot less favorable than they otherwise might have been if we were in a better financial position; and

               - Consider merging with another company or positioning ourselves to be acquired by another company.

               If it became necessary to take one or more of the above-listed actions, then we may have a lower valuation, which probably would be reflected in our stock price.

THE MARKET FOR GENETRONICS STOCK IS VOLATILE, WHICH COULD ADVERSELY AFFECT AN INVESTMENT IN OUR STOCK.

               Our share price and volume are highly volatile. This is not unusual for biomedical companies of our size, age, and with a discrete market niche. It also is common for the trading volume and price of biotechnology stocks to be unrelated to a company's operations, i.e., to go up or down on positive news and to go up or down on no news. Our stock has exhibited this type of disconnect in the past, and may well exhibit it in the future. The historically low trading volume of our stock, in relation to many other biomedical companies of about our size, makes it more likely that a severe fluctuation in volume, either up or down, will affect the stock price.

               Some factors that we would expect to depress the price of our stock include:

               -      Adverse clinical trial results;

               - Announcement that the FDA denied our request to approve our human-use product for commercialization in the United States, or similar denial by other regulatory bodies which make independent decisions outside the United States. To date, Europe is the only foreign jurisdiction in which we have sought approval for commercialization;



                                       11.

               - Announcement of legal actions brought by or filed against us for patent or other matters, especially if we do not win such actions;

               - Cancellation of important corporate partnerships or agreements, such as the Ethicon agreement;

               - Public concern as to the safety or efficacy of our human-use products including public perceptions regarding gene therapy in general;

               - Shareholders' decisions, for whatever reasons, to sell large amounts of our stock;

               - A decreasing cash-on-hand balance to fund operations, or other signs of apparent financial uncertainty; and

               - Significant advances made by competitors that are perceived to limit our market position.

OUR DEPENDENCE UPON NON-MARKETED PRODUCTS, LACK OF EXPERIENCE IN MANUFACTURING AND MARKETING HUMAN-USE PRODUCTS, AND OUR CONTINUING DEFICIT MAY RESULT IN EVEN FURTHER FLUCTUATIONS IN OUR TRADING VOLUME AND SHARE PRICE.

               Successful approval, marketing, and sales of our human-use equipment are critical to the financial future of our company. Our products are not yet approved for sale in the United States and some other jurisdictions and there can be no assurance that they will be or that such sales will be as large or timely as we expect. These uncertainties may cause our operating results to fluctuate dramatically in the next several years. We believe that quarter-to-quarter or annual comparisons of our operating results are not a good indication of our future performance. Nevertheless, these fluctuations may cause us to perform below the expectations of the public market analysts and investors. If this happens, the price of our common shares would likely fall.

OUR BTX INSTRUMENT DIVISION MARKETS ONLY TO THE ELECTROPORATION PRODUCT NICHE MARKETS AND RELIES ON DISTRIBUTION RELATIONSHIPS FOR SALES.

               The BTX Instrument Division currently markets only electroporation equipment to the research market. If our research-use equipment loses its competitive position, because the BTX Instrument Division does not have any other product line on which to rely, our sales would be expected to decline. Therefore, if we do not develop and introduce new products directed to research-use electroporation, at a reasonable price, then we will lose pace with our competitors. We cannot guarantee you that we will have the necessary funds for our BTX Instrument Division to stay competitive or that the Division will succeed.

               The research-use equipment is sold through United States and international distributors. Approximately 30% of BTX instrument sales during the fiscal year ended March 31, 2000 were in the United States through our distribution relationship with VWR Scientific. This accounted for about 20% of our total revenue. We rely heavily on our relationship with VWR to sell our product in the United States. There is no guarantee that we will be able to maintain or replace our current distribution relationship with VWR or other distributors, or establish sales, marketing and distribution capabilities of our own. If distribution relationships are not in place or maintained for the major markets, e.g., the United States, Europe and Japan, then the BTX Instrument Division may suffer declining sales, which would have an effect on our bottom line.

THERE IS A RISK OF PRODUCT LIABILITY WITH HUMAN-USE EQUIPMENT AND RESEARCH-USE EQUIPMENT.

The testing, marketing and sale of human-use products exposes us to significant and unpredictable risks of equipment product liability claims. These claims may arise from patients, clinical trial volunteers, consumers, physicians, hospitals, companies, institutions, researchers or others using, selling, or buying our equipment. Product liability risks are inherent in our business and will exist even after the products are approved for sale. If and when our human-use equipment is commercialized, and with respect to the research-use equipment that is currently marketed by our BTX Instrument Division, we run the risk that use (or misuse) of the equipment will result in



                                       12.

personal injury. We have not experienced any claims of this kind to date, but we cannot be certain that they will not occur. The chance of occurrence will increase after both product types are on the market.

               We purchased liability insurance in connection with the ongoing oncology clinical trials, and we would expect to purchase additional policies for any additional clinical trial. We cannot assure you that the insurance we purchase will provide adequate coverage in the event a claim is made, and that no payments against claims will be funded by us directly. If we did have to make payment against a claim, then it would impact our financial ability to perform the research, development, and sales activities we have planned.

               With respect to our research-use equipment, there is always the risk of product defects. Product defects can lead to loss of future sales, decrease in market acceptance, damage to our brand or reputation, and product returns and warranty costs. These events can occur whether the defect resides in a component we purchased from a third party or whether it was due to our design and/or manufacture. Our sales agreements typically contain provisions designed to limit our exposure to product liability claims. However, we do not know whether these limitations are enforceable in the countries in which the sale is made. Any product liability or other claim brought against us, if successful and of sufficient magnitude, could negatively impact our financial performance, even if we have insurance.

WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO MANUFACTURE OUR HUMAN-USE AND RESEARCH-USE EQUIPMENT IN SUFFICIENT VOLUMES AT COMMERCIALLY REASONABLE RATES.

               Our products must be manufactured in sufficient commercial quantities, in compliance with regulatory requirements, and at an acceptable cost to be attractive to purchasers. We rely on third parties to manufacture and assemble most aspects of our equipment. We endeavor to have two approved sources for every component of the manufacturing process and have three approved sources for some components in the process.

               Disruption of the manufacture of our products, for whatever reason, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis. This would be expected to affect revenues and may affect our long-term reputation, as well. In the event we provide product of inferior quality, we run the risk of product liability claims and warranty obligations, which will negatively affect our bottom line.

               Our manufacturing facilities for human-use products will be subject to Quality Systems regulations, international quality standards and other regulatory requirements, including pre-approval inspection for the human-use equipment and periodic post-approval inspections for all human-use products. While we have undergone and passed a Quality Systems review from an international body, we have never undergone a Quality Systems inspection by the FDA. We cannot guarantee that we will pass an FDA inspection when it occurs. If our facilities are not up to the FDA standards in sufficient time, prior to United States launch of product, then it will result in a delay or termination of our ability to produce the human-use equipment in our facility. Any delay in production will have a negative effect on our business.

OUR BTX INSTRUMENT DIVISION MUST MANAGE THE RISKS OF INTERNATIONAL OPERATIONS.

               Our BTX Instrument Division sells a lot of its research-use equipment in foreign countries, particularly in the Pacific Rim. In the fiscal year ended March 31, 2000, about 36% of BTX's revenues were from BTX sales into foreign countries. Like any company having foreign sales, BTX's sales are influenced by many factors outside of our control.

               For instance, the following factors can negatively influence BTX's sales or profitability in foreign markets:

               - We are subject to foreign regulatory requirements, foreign tariffs and other trade barriers that may change without sufficient notice;

               - Our expenses related to international sales and marketing may increase to a significant extent due to political and/or economic factors out of our control, including money spent to control and manage distributors;



                                       13.

               - We are subject to various export restrictions and may not be able to obtain export licenses when needed;

               - Some of the foreign countries in which we do business suffer from political and economic instability, and Asian markets, which are important to the BTX Instrument Division, have recently suffered considerable turmoil;

               - Some of the foreign currencies in which we do business fluctuate significantly;

               - We may have difficulty collecting accounts receivables or enforcing other legal rights; and

               - We are subject to the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage to foreign companies that do not have to adhere to this Act.

WE DEPEND ON THE CONTINUED EMPLOYMENT OF QUALIFIED PERSONNEL.

               Our success is highly dependent on the people who work for us. If we cannot attract and retain top talent to work in our company, then our business will suffer. We cannot assure you that the staff we now have will decide to stay with our company, or that we will be able to replace departing employees or build departments with qualified individuals.

               We have an employment agreement in place for Martin Nash, our President, Chief Executive Officer and Chief Financial Officer, and a compensation agreement is in place for James Lierman, our Executive Vice President. If Mr. Nash or Mr. Lierman leaves us, that might pose significant risks to our continued development and progress. Our progress may also be curtailed if Dietmar Rabussay, Ph.D., our Vice President of Research and Development, or George M. Gill, M.D., our Vice President of Clinical and Regulatory Affairs, were to leave us.

WE MAY NOT MEET ENVIRONMENTAL GUIDELINES, AND AS A RESULT COULD BE SUBJECT TO CIVIL AND CRIMINAL PENALTIES.

               Like all companies in our line of work, we are subject to a variety of governmental regulations relating to the use, storage, discharge and disposal of hazardous substances. Our safety procedures for handling, storage and disposal of such materials are designed to comply with applicable laws and regulations. Nevertheless, if we are found to not comply with environmental regulations, or if we are involved with contamination or injury from these materials, then we may be subject to civil and criminal penalties. This would have a negative impact on our reputation, our finances, and could result in a slowdown, or even complete cessation of our business.

OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS.

               Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may constitute forward-looking statements. These statements, if any, involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements. The most significant of these factors are discussed under "Risk Factors" or described elsewhere in this prospectus.

               In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such words or other comparable words.

               Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. In addition, neither us nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.



                                       14.

                              SELLING SHAREHOLDERS

               We are registering for resale 1,900,000 outstanding shares of our common stock acquired by accredited investors in a private placement upon exercise of special warrants. We are also registering for resale 2,242,611 outstanding shares of our common stock previously issued in a private placement to Johnson & Johnson Development Corporation. The following table sets forth;
(i) the name of the selling shareholders; (ii) the number of our shares of common stock that the selling shareholder beneficially owned prior to the offering for resale of any of the shares of our common stock being registered hereby; (iii) the maximum number of shares of our common stock that may be offered for resale for the account of the selling shareholders pursuant to this prospectus; and (iv) the number of shares of our common stock to be held by the selling shareholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling shareholders). The 4,142,611 shares of common stock to be sold pursuant to this prospectus are referred to as the "Resale Shares" in the following chart and footnotes.

                                                                                   PERCENTAGE OF SHARES OF
                                     NUMBER OF             NUMBER OF              GENETRONICS COMMON STOCK
                                     SHARES OF             SHARES OF                 BENEFICIALLY OWNED(3)
                                    GENETRONICS           GENETRONICS           ------------------------------
                                      COMMON                COMMON                 BEFORE            AFTER
                                    STOCK TO BE              STOCK               OFFERING OF       OFFERING OF
                                   RESOLD IN THE         BENEFICIALLY            THE RESALE        THE RESALE
SELLING SECURITYHOLDERS(1)           OFFERING              OWNED(2)                SHARES           SHARES(4)
--------------------------        --------------         -------------          -------------     ------------
Smallcap World Fund, Inc.           1,650,000              1,650,000                6.05%             --
American Variable Insurance
  Series -- Global Small
  Capitalization Fund                 250,000                250,000                    *             --
Johnson & Johnson Development
  Corporation                       2,242,611              2,242,611                8.22%             --
                                    ---------
                                    4,142,611
                                    ---------


* Represents beneficial ownership of less than 1%.

(1) This table is based upon information supplied to us by CB Capital Corp., formerly Canaccord (L) International Corporation or the selling shareholders.

(2) Number of shares beneficially owned is determined as of June 20, 2000 and in accordance with the rules of the Commission.

(3) Based upon 27,264,218 shares of Genetronics common stock issued and outstanding on June 20, 2000.

(4)    Assumes the sale of all of the shares to be resold in the offering.

                              PLAN OF DISTRIBUTION

               The 4,142,611 shares of common stock to which this prospectus relates may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may offer these shares of common stock in one or more of the following transactions:

               - on any national securities exchange or quotation service at which the common shares may be listed or quoted at the time of sale, including the American Stock Exchange and Toronto Stock Exchange;

               -      in the over-the-counter market;

               -      in private transactions;

               -      through options; and

               - by pledge to secure debts and other obligations, or a combination of any of the above transactions.



                                       15.

               If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

               The shares of common stock described in this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of our common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

               Any shares covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders do not have to sell all of the shares they own pursuant to this prospectus. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

               To comply with the securities laws of certain jurisdictions, the common shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common shares may not be offered or sold unless the common shares have been registered or qualified for sale or an exemption is available and complied with.

               Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for nine business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common shares by the selling shareholders or any such other person. These factors may affect the marketability of the common shares and the ability of brokers or dealers to engage in market-making activities.

               We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this registration will be approximately $100,000. All expenses for the issuance of a supplement to this prospectus, when requested by selling shareholder(s), will also be paid by us.



                                       16.

                                 USE OF PROCEEDS

               We will not receive any of the proceeds from the sale of any of the shares of common stock covered by this prospectus by the selling shareholders. All proceeds from the resale of shares of our common stock described in this prospectus will be for the accounts of the selling shareholders.

                                 DIVIDEND POLICY

               We have not declared or paid any dividends on our common shares since our inception. Our directors expect that while we are unprofitable, earnings will not be distributed to shareholders by way of a dividend. The declaration of dividends on our common shares will depend upon the directors' assessment of, among other factors, earnings, capital requirements and our operating and financial condition. See "Description of Capital Stock-Dividend Policy".

                            COMMON SHARE PRICE RANGE

      Market Information

               Our outstanding common shares have been listed on the Toronto Stock Exchange (TSE) since September 2, 1997 under the symbol "GEB." Prior to September 2, 1997, our common shares were traded on the Vancouver Stock Exchange under the symbol "GEB." In addition, since December 8, 1998, our common shares have been traded on the American Stock Exchange (AMEX) also under the symbol "GEB." The following tables sets forth, for the periods indicated, the high and low sales prices for the common shares as reported by the American Stock Exchange and the Toronto Stock Exchange.

                             AMERICAN STOCK EXCHANGE

                                                                                                         COMMON SHARE
                                                                                                           PRICE(US$)
                                                                                                     ----------------------
                                                                                                     HIGH               LOW
                                                                                                     ----               ---
                      Fiscal year ended March 31, 2001:
                        First Quarter........................................................        6.19               3.00
                      Fiscal year ended March 31, 2000:
                        Fourth Quarter.......................................................       11.94               3.00
                        Third Quarter........................................................        3.50               2.69
                        Second Quarter.......................................................        3.87               2.31
                        First Quarter........................................................        3.88               3.81
                      Fiscal year ended March 31,1999:
                        Fourth Quarter.......................................................        4.06               3.25
                        Third Quarter (beginning on December 8, 1998)........................        3.69               3.25


                             TORONTO STOCK EXCHANGE

                                                                                                         COMMON SHARE
                                                                                                          PRICE(CDN$)
                                                                                                     ----------------------
                                                                                                     HIGH               LOW
                                                                                                     ----               ---
                      Fiscal year ended March 31, 2000:
                        First Quarter...........................................................     9.00               4.45
                      Fiscal year ended March 31,2000:
                        Fourth Quarter..........................................................    17.40               4.50
                        Third Quarter...........................................................     5.15               4.00
                        Second Quarter..........................................................     5.70               3.40
                        First Quarter...........................................................     5.70               4.10
                      Fiscal Year ended March 31,1999:
                        Fourth Quarter..........................................................     6.10               4.80
                        Third Quarter...........................................................     6.20               4.00
                        Second Quarter..........................................................     4.75               3.10
                        First Quarter...........................................................     4.91               3.35
                      Fiscal Year ended March 31,1998:
                        Fourth Quarter*.........................................................     4.10               2.40
                        Third Quarter...........................................................     4.45               2.55
                        Second Quarter (beginning on September 2, 1997).........................     5.25               3.25

----------

* We changed our fiscal year end from February 28, 1998 to March 31, 1998, which means the above noted "quarter" covers four months instead of three months.



                                       17.

               On June 20, 2000, the closing price of our common shares was $4.65 (CDN) on the TSE and $3.25 on the AMEX. As of June 20, 2000, there were approximately 353 registered shareholders of record. In addition, approximately 9,463,853 of our common shares or 35% of the total 27,264,218 issued and outstanding common shares on June 20, 2000, were held among 289 registered United States record holders.

               Dividends

               The Company has never paid any cash dividends on its common stock.

               Federal Income Tax Consequences

               The discussion under this heading summarizes the principal Canadian and United States federal income tax consequences of acquiring, holding and disposing of common shares of the Registrant for a shareholder of the Registrant who is not resident in Canada and who is a United States person which does not own a 10% or more interest in the Registrant and holds their investment as a capital asset. It is based on the current provisions of the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder. The provisions of the Tax Act and the Internal Revenue Code are subject to income tax treaties to which Canada and the United States are parties, including the Canada-United States Income Tax Convention (1980) (the Convention). This discussion is general only and is not a substitute for independent advice from a shareholder's own tax advisor.

               Dividends on Common Shares - Canada: Under the Tax Act, a non-resident of Canada is generally subject to Canadian withholding tax at the rate of 25% on dividends paid or deemed to have been paid to him by a corporation resident in Canada. The Convention limits the rate to 15% if the shareholder is resident in the United States and the dividends are beneficially owned by and paid to him, and to 5% if the shareholder is also a corporation that beneficially owns at least 10% of the voting stock of the payer corporation. However, if the shareholder carries on business in Canada through a "permanent establishment" situated in Canada or performs independent personal services in Canada from a "fixed base" in Canada, and the share holding in respect of which the dividends are paid is effectively connected with that permanent establishment or fixed base, those limitations do not apply. The Convention generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization exclusively administering a pension, retirement or employee benefit fund or plan, if the organization is resident in the United States and is exempt from income tax under the laws of the United States.

               Dividends on Common Shares - United States Shareholders: United States persons (i.e. citizens, residents, domestic corporations, etc.) are subject to tax on their worldwide income, regardless of source. Dividends of the Registrant received by a United States person shareholder would be subject to income tax at the United States ordinary income tax rates. Any Canadian withholding tax withheld on dividends of the Registrant should be creditable against United States income tax, subject to limitations. It should be noted that the Company has never paid dividends in the past and management does not anticipate that any dividends will be paid in the foreseeable future.

Dispositions of Common Shares: The following comments apply only to a shareholder whose common shares of the Registrant constitute capital property to him for the purposes of the Tax Act. Shares will generally constitute capital property unless the holder is a trader or dealer in securities. A taxpayer's capital gain or capital loss from a disposition of a common share of the Registrant is the amount, if any, by which his proceeds of disposition exceed (or are exceeded by, respectively) the aggregate of his adjusted cost base of the share and reasonable expenses of disposition. Under the Tax Act, a non-resident of Canada is subject to Canadian tax on taxable capital gains, and may deduct allowable capital losses realized on a disposition of "taxable Canadian property." Shares of a Canadian corporation listed on a prescribed stock exchange will only be classified as Taxable Canadian Property if the shareholder, and persons with whom the shareholder does not deal at arm's length, owned 25% or more of the issued shares of any class at any time in the five year period ended at the time of the disposition. Toronto Stock Exchange is a prescribed stock exchange. However, the Convention relieves United States residents from liability for Canadian tax on capital gains derived on a disposition of shares unless, a) their value is derived principally from real property in Canada, b) the holder was resident in Canada for 120 months during any period of 20 consecutive years preceding the disposition and the shares were owned by him when he ceased to be resident in



                                       18.

Canada, or c) they formed part of the business property of a "permanent establishment" that the holder has or had in Canada within the 12 months preceding the disposition.

               Dispositions of Common Shares: The following comments apply only to a United States person shareholder whose common shares of the Registrant constitute capital property and are not shares of a passive foreign investment company. The shares will generally constitute capital property unless the holder is a trader or dealer in securities. A United States person shareholder would be subject to income tax on dispositions of the Registrants stock resulting in capital gain. A taxpayer's capital gain or capital loss from a disposition of a common share of the Registrant is the amount, if any, by which his proceeds of disposition exceed (or are exceeded by, respectively) the aggregate of his tax basis of the share and reasonable expenses of disposition. Subject to limitations, any Canadian income tax withheld on the disposition of the Registrants common shares should be creditable against the United States income tax.

               Determination of PFIC Status: Under United States federal income tax law, a foreign corporation is considered a passive foreign holding company ("PFIC") if the corporation meets either an asset or income test in any given year. Under the income test, a foreign corporation is a PFIC if 75% or more of its gross income is passive income. Under the asset test, a foreign corporation is a PFIC if 50% or more of the average value of its assets (generally on a gross basis) consists of assets that would produce passive income; a foreign corporation may elect to have the asset test applied using the adjusted bases of its assets rather than their fair market values. The registrant believes that it is not classified as a PFIC for the fiscal year ended March 31, 2000.

               The Internal Revenue Code (IRC) provides for certain look-through rules so that a corporation can avoid PFIC status. A look through rule applies where a foreign corporation owns, directly or indirectly, 25% or more (by value) of the stock of another corporation. Under this look-through rule, certain income, such as interest and dividends, received from the subsidiary, and the value of its stock, is ignored. Instead, a pro rata portion of the second-tier corporation's income and assets are treated as if directly received or held by the first-tier corporation. The look through rules apply for purposes of either the asset or income test.

               United States Foreign Tax Credit: United States persons are taxed on their worldwide income. In order to prevent the double taxation that could result on income derived from foreign sources, the United States allows a credit for foreign taxes paid or accrued. The amount of foreign tax available to offset United States federal income tax on foreign source income is subject to limitation. United States federal foreign tax credit law is a complex topic. It is suggested that a competent United States tax advisor be consulted with for a more complete understanding of such provisions.



                                       19.

                                 CAPITALIZATION

               The following table sets forth our capitalization as of March 31, 2000 on an actual basis.

               This information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                                                    MARCH 31, 2000
                                                                                    --------------
                                                                                        ACTUAL
                                                                                    ==============
Obligations under capital lease .............................................        $    118,384
Shareholders' equity:
  Common Shares, no par value, 100,000,000 authorized;
     22,832,324 Common Shares issued and outstanding at March 31, 2000(1)....          30,491,793
Class A Preferred Shares, 100,000,000 authorized; none
  Issued ....................................................................                  --
Additional paid in capital ..................................................              35,768
Special warrants(2)(3) ......................................................          11,002,992
Cumulative Translation Adjustment ...........................................            (100,911)
Deficit .....................................................................           9,598,443)
          Total shareholders' equity ........................................          11,831,199
          Total capitalization ..............................................        $ 11,949,583

----------

(1) On March 26, 1999, the Compensation Committee of our Board approved the conversion of all option exercise prices from Canadian dollars to United States dollars. Excludes, as of March 31, 2000, (i) 3,500,000 common shares reserved for issuance under our 1995 Stock Option Plan, of which 1,343,650 shares were subject to outstanding options, at a weighted average exercise price of $2.07 per share; (ii) 6,400,000 common shares reserved for issuance under our 1997 Stock Option Plan, of which 3,171,894 shares were subject to outstanding options, at a weighted average exercise price of $2.86 per share; and (iii) 267,250 common shares reserved for issuance upon the exercise of outstanding agent's warrants at a weighted average exercise price of $3.31 per share; 4,164,500 common shares reserved for issuance upon the exercise of special warrants at no additional consideration. See "Description of Capital Stock" and "Management -- 1995 Stock Option Plan and 1997 Stock Option Plan."

(2) See Note 9 of notes to consolidated financial statements for the year ended March 31, 2000.

(3) After the payment of the agent's commission of $1,005,000 and issuance of 30,000 common shares valued at $91,890 to the agent's nominee for services provided and other costs of $401,852 related to the offering of the special warrants and allocated price paid ($60,700) for the 23,000 special warrants converted into common shares.



                                       20.

                             SELECTED FINANCIAL DATA

               The following table sets forth selected consolidated financial data for our company for the periods indicated, derived from audited consolidated financial statements prepared in accordance with accounting principles generally accepted in Canada which conform to accounting principles generally accepted in the United States, except as described in Note 17 to the consolidated financial statements. The data set forth below should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. Effective January 23, 1998, our Board of Directors approved the change of its fiscal year-end from February 28 to March 31.

               On June 20, 2000 the Interbank rate of exchange for converting Canadian dollars into United States dollars equaled 1.4667 Canadian dollars for 1 United States dollar. The following table presents a history of the exchange rates of Canadian dollars into United States dollars for the five most recent fiscal years of the Company.

===============================================================================================
     Fiscal Periods                      March 31,  March 31, March 31,   Feb 28,    Feb 29,
        Ended                              2000       1999      1998       1997       1996
===============================================================================================
Period End                                1.4494     1.5104     1.4218     1.3556     1.3752
-----------------------------------------------------------------------------------------------
Average                                   1.4661     1.5031     1.3994     1.3556     1.3767
-----------------------------------------------------------------------------------------------
Period's High                             1.4878     1.5845     1.4686     1.3752     1.4077
-----------------------------------------------------------------------------------------------
Period's Low                              1.4524     1.4144     1.3594     1.3381     1.3458
-----------------------------------------------------------------------------------------------

               The following summarizes certain selected consolidated financial information with respect to the Company and is qualified in its entirety by reference to the Consolidated Financial Statements of the Company and the Notes thereto. All amounts are shown in United States dollars.

======================================================================================================================
                                          Twelve         Twelve            Thirteen       Twelve             Twelve
                                           Months         Months             Months       Months             Months
     Fiscal Periods Ended                 Ended           Ended              Ended        Ended              Ended
                                          March 31,      March 31,          March 31,   February 28,       February 29,
                                           2000            1999              1998         1997                1996
======================================================================================================================
Net Sales                                4,134,436        3,434,105        3,097,198        3,040,734        2,512,131
----------------------------------------------------------------------------------------------------------------------
License Fee and milestone payments         416,667        4,500,000                0                0                0
----------------------------------------------------------------------------------------------------------------------
Interest Income                            556,193          300,911          427,498           71,206           64,160
----------------------------------------------------------------------------------------------------------------------
Research Revenue and Grant Funding         526,236          387,183          134,094           47,439          105,292
----------------------------------------------------------------------------------------------------------------------
Net Loss for Period
----------------------------------------------------------------------------------------------------------------------
    Canadian GAAP(1)                    (9,599,942)      (6,603,837)      (7,596,666)      (2,994,610)      (1,876,426)
----------------------------------------------------------------------------------------------------------------------
    United States GAAP                 (10,703,830)      (7,150,537)      (7,904,166)      (3,330,110)      (2,033,326)
----------------------------------------------------------------------------------------------------------------------
Net Loss per Common Share
----------------------------------------------------------------------------------------------------------------------
    Canadian GAAP                            (0.43)           (0.33)           (0.43)           (0.24)           (0.17)
----------------------------------------------------------------------------------------------------------------------
    United States GAAP                       (0.48)           (0.35)           (0.44)           (0.26)           (0.18)
----------------------------------------------------------------------------------------------------------------------
Total Assets
----------------------------------------------------------------------------------------------------------------------
    Canadian GAAP                       14,012,304        9,807,644        9,242,887        4,161,129        4,318,264
----------------------------------------------------------------------------------------------------------------------
    United States GAAP                  14,012,304        9,807,644        9,242,887        4,161,129        4,318,264
----------------------------------------------------------------------------------------------------------------------
Long Term Liabilities                      128,356          173,840          122,319          120,598           22,757
----------------------------------------------------------------------------------------------------------------------
Dividends per Share                              0                0                0                0                0
----------------------------------------------------------------------------------------------------------------------

(1) GAAP means Generally Accepted Accounting Principles.


                                       21.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS

               The following discussion should be read in conjunction with the Consolidated Financial Statements and the related Notes contained elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

               Through our Drug and Gene Delivery Division, we are engaged in developing drug and gene delivery systems based on electroporation to be used in the site-specific treatment of disease. Through our BTX Instrument Division, we develop, manufacture, and sell electroporation equipment to the research laboratory market.

               In the past our revenues primarily reflected product sales to the research market through our BTX Instrument Division and research grants through the Drug and Gene Delivery Division. In October 1998 we entered into a comprehensive License and Development Agreement and a Supply Agreement with Ethicon, Inc., a Johnson & Johnson company, involving our proprietary drug and gene delivery system for the electroporation therapy treatment of solid tumor cancer. As part of the License and Development Agreement, we received an up-front licensing fee. We have received milestone payments and will be receiving future milestone payments if and when milestones are met. In August 1999, we announced that Ethicon Inc. transferred its responsibilities and obligations under the License and Development and Supply Agreements to Ethicon Endo-Surgery, Inc., which is also a Johnson & Johnson company. Since mid-January 2000, we and Ethicon have been assembling and reviewing existing clinical and regulatory information relating to human clinical trials for treating certain cancers with bleomycin and our MedPulser(R) system. Existing information relating to pre-clinical in vitro and in vivo animal studies also is being reviewed. These projects have delayed pre-commercialization activities for the system in Europe and initiation of a pivotal or other clinical trial in the United States and are expected to further delay European commercial launch and initiation of new clinical trials for at least several more months. Pivotal clinical trials are used to assess a drug for efficacy at several independent sites in a statistically large number of patients.

               Until the commercialization of clinical products pursuant to the License and Development and Supply Agreements, we expect revenues to continue to be attributable to product sales to the research market, milestone payments, grants, collaborative research arrangements, and interest income.



                                       22.

               Due to the expenses incurred in the development of the drug and gene delivery systems, we have been unprofitable in the last five years. As of March 31, 2000 we have incurred a cumulative deficit of $29,598,443. We expect to continue to incur substantial operating losses in the future due to continued spending on research and development programs, the funding of preclinical studies, clinical trials and regulatory activities and the costs of manufacturing and administrative activities.

               Inflation

               We do not believe that inflation has had a material adverse effect on net sales or results of operations. We have generally been able to pass on increased costs related to inflation through increases in selling prices.

RESULTS OF OPERATIONS

               The following discussion and analysis explains trends in our financial condition and results of operations for the years ended March 31, 2000 and March 31, 1999, and the 13 months ended March 31, 1998. This discussion and analysis of the results of operations and financial condition of our company should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this Registration Statement. The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada, which conform to accounting principles generally accepted in the United States, except as described in Note 17 to the consolidated financial statements.

TWELVE MONTHS ENDED MARCH 31, 2000 COMPARED TO TWELVE MONTHS ENDED MARCH 31,
1999

               Revenues

               The BTX Instrument Division produced net sales of $3,827,537 for the twelve months ended March 31, 2000, compared with net sales of $3,434,105, for the twelve months ended March 31, 1999, which meant an increase of $393,432, or 11%. The primary factor contributing to this increase was the result of higher sales through domestic distributors, which increased by 31% over the previous year.

               Export sales increased by $76,507, or 6%, from $1,298,886 for the twelve months ended March 31, 1999 to $1,375,393 for the twelve months ended March 31, 2000. Export sales as a percentage of total sales remained relatively constant at 36% in the twelve months ended March 31, 2000 compared to 38% in the twelve months ended March 31, 1999.

               In August of 1999 we introduced the ECM 630, an Exponential Decay Wave Electroporation system, which utilizes a Precision Pulse Technology, the new BTX Platform technology, and an all-new digital user interface. The introduction of the new product also resulted in additional sales. The overall increase in sales was also attributed to the increased focus on application-based sales in the in vivo gene therapy area.

               Our Drug and Gene Delivery Division had its first product sales in the twelve months ended March 31, 2000 in the amount of $306,899. The product sales were to Ethicon and consisted of medical instruments and applicators which were designated for market development activities and future clinical trials.

               Revenues from grant funding decreased from $354,135 for the twelve months ended March 31, 1999 to $334,901 for the twelve months ended March 31, 2000. The grant revenues in the twelve months ended March 31, 2000 were primarily a result of activities within the Oncology field for which a Phase II Small Business Innovative Research (SBIR) grant was awarded to us by the NIH in September 1997. In the year ended March 31, 2000 we also received revenues from a Phase I SBIR grant which was awarded in February of 1999 for an In Vivo Skin-Targeted Gene Therapy project. Revenues from grant funding may fluctuate from period to period based on the level of grant funding awarded and the level of research activity related to the grants awarded.

               In the twelve months ended March 31, 2000, our Drug and Gene Delivery Division recorded milestone revenues in the amount of $416,667. The milestones achieved were part of the Licensing Agreement with Ethicon involving the use of the Medpulser(R) system for Electroporation Therapy in the treatment of solid tumor cancer. The decrease in license fees and milestone payments from $4,500,000 for the twelve months ended March 31, 1999



                                       23.

to $416,667 for the twelve months ended March 31, 2000 was a result of the $4,000,000 up-front licensing fee received from Ethicon in October of 1998. Milestone revenues may fluctuate from period to period due to the timing of milestone achievements, the amount of milestone payments, and whether milestones were achieved.

               In the twelve months ended March 31, 2000 we recorded contract research revenues in the amount of $191,335, primarily as a result of collaborative research agreements to develop our electroporation technology for use in particular gene therapy applications.

               Interest income for the twelve months ended March 31, 2000 in the amount of $556,193 increased by $255,282, or 85%, compared to the interest income for the twelve months ended March 31, 1999 in the amount of $300,911. The increase in interest income was attributable to the proceeds from the private placement in June 1999, which were invested in interest-bearing instruments.

               Cost of Sales

               Cost of sales for our BTX Instrument Division increased by 143,337, or 9%, from $1,638,635, for the twelve months ended March 31, 1999 to $1,781,972 for the twelve months ended March 31, 2000. The increase was primarily a result of higher net sales.

               Our Drug and Gene Delivery Division recorded cost of sales in the amount of $241,927 for the twelve months ended March 31, 2000. For the prior year no cost of sales were incurred since no products were sold.

               Gross Profit and Gross Margin

               Primarily due to the higher sales, the gross profit for our BTX Instrument Division for the twelve months ended March 31, 2000 in the amount of $2,045,565, increased by $250,095, or 14%, compared with $1,795,470 for the twelve months ended March 31, 1999.

               The gross profit margin for BTX products increased from 52% for the twelve months ended March 31, 1999 to 53% for the twelve months ended March 31, 2000.

               Our Drug Delivery Division recorded a gross profit in the amount of $64,972 for the twelve months ended March 31, 2000. The low gross profit margin of 21% was expected since the products sold were designated for market development and future clinical trials and therefore were sold at a highly discounted price.

               Selling, General and Administrative Expenses

               Selling, general and administrative expenses, which include advertising, promotion and selling expenses, increased by $129,779, or 2%, from $5,481,051 for the twelve months ended March 31, 1999 to $5,610,830 for the twelve months ended March 31, 2000. The increase was primarily due to higher sales and marketing expenses in our BTX Instrument Division, partially as a result of efforts to increase product sales and promote the newly introduced ECM
630. General and administrative expenses for the year ended March 31, 2000 remained at about the same level as for the year ended March 31, 1999.

               Research and Development/Clinical Trials

               Research and development costs decreased by $1,109,739, or 14%, from $8,086,959 for the twelve months ended March 31, 1999 to $6,977,220 for the twelve months ended March 31, 2000.

               The overall lower research and development expenses were primarily a result of lower clinical/regulatory expenses due to the winding down of the Head & Neck Phase II clinical trials in the United States and Canada and decreased activities related to the development of the Drug and Gene Delivery products. Reduced expenses in the transdermal and vascular therapy areas, as the result of a shift in our primary focus to oncology and gene therapy, also contributed to the lower research and development expenses. The above noted lower R&D expenses in our Drug and



                                       24.

Gene Delivery Division more than offset increased engineering expenses in our BTX Instrument Division, which were incurred in the process of upgrades to certain BTX instrument products.

               Restructuring charges

               In the summer of 1999 we undertook a review of its operating structure to identify opportunities to improve operating effectiveness. As a result of this review, certain staffing changes occurred. We also announced that our employment of two senior executives ended in September 1999. In December 1999, we entered into an Agreement for Termination of Employment with each of the two senior executives. In accordance with the staffing changes and the terms of the Termination of Employment Agreements, we have accrued and recorded restructuring charges of $597,183 for the twelve months ended March 31, 2000.

               Net results of reportable segments (Net results of reportable segments do not include unallocated items such as interest income and expense and general and administrative costs)

               Our BTX Instrument Division reported a net surplus in the amount of $332,657 for the twelve months ended March 31, 2000 compared to a net surplus in the amount of $366,386 for the twelve months ended March 31, 1999. The lower surplus for the year ended March 31, 2000 was attributable to the higher engineering expenses to upgrade certain BTX instrument products and the increase in sales and marketing expenses. The higher operating expenses more than offset the higher gross profit for the year.

               The Drug and Gene Delivery Division reported net expenditures in the amount of $6,073,667 for the twelve months ended March 31, 2000 compared to net expenditures in the amount of $2,858,343 for the twelve months ended March 31, 1999, an increase of $3,215,324. The increase in net expenditures was a result of the one-time $4,000,000 up-front licensing fee received in the twelve months ended March 31, 1999 from Ethicon as part of the Licensing Agreement. Not including the one-time licensing fee, net expenditures for the year ended March 31, 2000 decreased by approximately $785,000, primarily as a result of the lower research and development expenses.

               Net Loss

               For the twelve months ended March 31, 2000 we recorded a net loss of $9,599,942 compared with a net loss of $6,603,837 for the twelve months ended March 31, 1999, which meant an increased loss of $2,996,105, or 45%. The lower loss for the twelve months ended March 31, 1999 was primarily a result of the $4,000,000 up-front license fee received from Ethicon in October of 1998.

TWELVE MONTHS ENDED MARCH 31, 1999 COMPARED TO THIRTEEN MONTHS ENDED MARCH 31, 1998

               In January 1998, we changed our fiscal year end from February 28/29 to March 31. All figures for the fiscal year ended March 31, 1998, reflect thirteen months of operations compared to twelve months due to the change in year-end. The impact of the reporting period extension to March 31, 1998 is that direct comparisons with the years ended March 31, 1999 and February 28, 1997 may be difficult without taking into consideration the difference in reporting periods. Consequently, "adjusted" estimates for a twelve month period ended March 31, 1998, calculated as twelve month pro-rata amounts unless not representative and otherwise indicated, have been used for discussion purposes below.

               Revenues

               We produced net sales of $3,434,105, for the twelve months ended March 31, 1999, compared with net sales of $3,097,198, for the thirteen months ended March 31, 1998. On an "adjusted" basis, net sales increased by 20% for the fiscal year ended March 31, 1999. One of the factors contributing to this increase was the result of our efforts to expand United States sales by building up a sales force through distributors. For the twelve months ended March 31, 1999, United States sales through distributors increased by 31% compared with the thirteen months ended March 31, 1998. 38% of the total net sales for the twelve-month period ended March 31, 1999 were exported; the same percentage sold internationally for the thirteen-month period ended March 31, 1998.



                                       25.

               Even though the economic crisis in East Asia continued to impact export sales, international sales increased 13% in the 12 month period ended March 31, 1999 compared to the 13 month period ended March 31, 1998. This increase was primarily a result of our efforts to expand sales into Europe and South America.

               In late 1998 we introduced the ECM 830, a Square Wave Electroporation system which utilizes the new BTX Power Platform technology and all-new digital user interface. The CE compliant ECM 830 is expected to assist our future sales efforts in Europe.

               In October 1998 we entered into comprehensive Licensing and Development and Supply Agreements with Ethicon, Inc., a Johnson & Johnson company, involving our proprietary drug delivery system for Electroporation Therapy treatment of cancer. As part of the Licensing Agreement we received a $4,000,000 up-front licensing fee. Future milestone payments, a percentage of net sales as license fees and revenues for the manufacture and sale of our drug delivery system for Electroporation Therapy treatment of cancers are also part of the agreement. The first milestone payment of $500,000 was received in March 1999 when we were given approval to affix the CE Mark to its proprietary MedPulser(R) drug delivery system.

               Revenues under collaborative research and development arrangements increased from $6,025, for the thirteen months ended March 31, 1998 to $33,048, for the twelve months ended March 31, 1999. $25,000 of these revenues for the twelve months ended March 31, 1999 were a result of collaboration with a major biotechnology company in gene therapy. Further milestone payments of $50,000 are due upon achievement of predetermined research results.

               Revenues from grant funding increased from $128,069, for the thirteen months ended March 31, 1998 to $354,135, for the twelve months ended March 31, 1999. The increase was a result of two Phase I grants awarded in vascular therapy and transdermal drug delivery in September 1997 and April 1998, respectively, and one Phase II grant in oncology in September 1997, which were substantially received during the year ended March 31, 1999. A Phase I grant for which no revenues have been received as of March 31, 1999 was awarded in March 1999 for $99,995 for gene therapy research.

               Interest income decreased from $427,498, for the thirteen months ended March 31, 1998 to $300,911, for the twelve months ended March 31, 1999. The decrease resulted from the diminishing availability of investment funds due to operating losses.

               Cost of Sales

               Cost of sales increased by 211,350, or 15%, from $1,427,285, for the thirteen months ended March 31, 1998 to $1,638,635, for the twelve months ended March 31, 1999. The increase was primarily a result of higher sales in the twelve-month period ended March 31, 1999.

               Gross Profit and Gross Margin

               Primarily due to the higher sales, the gross profit for the twelve months ended March 31, 1999 in the amount of $1,795,470, increased by $125,557, or 8%, compared with $1,669,913, for the thirteen months ended March 31, 1998.

               The gross profit margin for BTX products decreased slightly from 54% for the thirteen months ended March 31, 1998 to 52% for the twelve months ended March 31, 1999. In an effort to improve its manufacturing capability, we have upgraded several positions, including hiring a new Manager of Production. Contributing to the lower profit margin was the increase of sales to distributors as a percentage of total sales, since distributors receive a discount, and the impact of new employees.

               Selling, General and Administrative Expenses

               Selling, general and administrative expenses which include advertising, promotion and selling expenses, increased by $1,308,805, or 31%, from $4,172,246, for the thirteen months ended March 31, 1998 to $5,481,051, for



                                       26.

the twelve months ended March 31, 1999. We added administrative and management personnel to support increased research and development activities in the Drug Delivery Division and the ongoing clinical trials. Sales and marketing expenses in our BTX Division increased as a result of efforts to build up a distributor sales force to expand domestic sales.

               Research and Development/Clinical Trials

               Research and development costs increased by $2,449,004, or 43%, from $5,637,955, for the thirteen months ended March 31, 1998 to $8,086,959, for the twelve months ended March 31, 1999. Cost of monitoring clinical trials in the United States, Canada and Europe increased. Other increased costs were for personnel in the Drug Delivery Engineering Department to meet regulatory requirements for products used in the clinical trials.

               During the twelve months ended March 31, 1999 the Drug Delivery Engineering Department was working on development of commercial versions of the Electrode Applicators and the MedPulser(R). In March 1999 we received Quality System Registration to three internationally recognized standards, ISO 9001, EN46001 and ISO 13485. Also in March 1999 we received CE Mark approval of its MedPulser(R) System.

               Increased research efforts in the transdermal, gene therapy and cardiology programs also resulted in higher personnel expenses and contract research. A portion of these increased expenses was a result of federal grants received for certain research projects. The revenues received from these grants offset these expenses and are discussed in the revenue section.

               Net results of reportable segments (Net results of reportable segments do not include unallocated costs such as interest income and expense and general and administrative costs)

               The reported net results in the amount of $366,386 for the twelve months ended March 31, 1999 compared to $478,499 for the thirteen months ended March 31, 1998, which, on an "adjusted basis", meant a decrease of 17%. The decrease was the result of a lower profit margin and increased sales and marketing expenses. Also, increased engineering expenses to upgrade BTX instruments for CE mark compliance contributed to the lower net results.

               The Drug Delivery Division reported net expenditures in the amount of $2,858,343 for the twelve months ended March 31, 1999 compared to $5,282,338 for the thirteen months ended March 31, 1998, which meant a decrease of $2,423,995, or 46%. The lower net expenditures were primarily a result of the up-front licensing fee from Ethicon Inc., which more than offset the increased research and development expenses.

               Net Loss

               For the twelve months ended March 31, 1999 we recorded a net loss of $6,603,837, compared with a net loss of $7,596,666, for the thirteen months ended March 31, 1998, a decrease of 6% on an adjusted basis. The lower loss is primarily a result of the up-front license fee and milestone payment from Ethicon Inc., which more than offset the increased research and development expenses and selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

               During the last five fiscal years, our primary uses of cash have been to finance research and development activities, including preclinical and clinical trials in the Drug and Gene Delivery Division. We have satisfied our cash requirements principally from proceeds from the sale of equity. In June 1999 we closed a private placement of 4,187,500 special warrants at a price of $3.00 per special warrant for net proceeds to us of $11,063,758. Each special warrant entitled the holder to acquire one common share in the capital of our company at no additional cost upon exercise. In March 2000, 23,000 special warrants were converted into 23,000 common shares. Also in March 2000, we issued 151,300 common shares pursuant to the exercise of agent's warrants to acquire 151,300 common shares at a price of $3.31 per share. Subsequent to March 31, 2000 we issued an additional 180,500 common shares pursuant to the exercise of agent's warrants at a price of $3.31 per share. In addition, all remaining special warrants were converted into 4,164,500 common shares.



                                       27.

               As of March 31, 2000, we had working capital of $9,508,012, compared to $6,204,598, as of March 31, 1999. The increase was a result of the private placement in June 1999.

               On March 31, 2000, our cash and cash equivalents amounted to $9,742,344. Cash flows used in operating activities were $8,790,736 for the twelve months ended March 31, 2000 compared to $6,318,900 for the twelve months ended March 31, 1999. The lower cash used in operating activities for the twelve months ended March 31, 1999 was primarily attributable to the $4,000,000 up-front license fee received from Ethicon in October 1998.

               Investing activities for other assets for the twelve months ended March 31, 2000 increased over the previous year due to increased expenses related to the strengthening of our patent portfolio through preparation, filing, and prosecution of patent applications, whereas expenses incurred for the purchase of capital assets decreased.

               In August 1999 we entered into a revolving credit agreement with a bank, which provides us with the ability to borrow up to $2,000,000. Borrowings under this facility bear interest at the Bank's floating reference rate less a discount, or the London Inter Bank Offer Rate (LIBOR) plus a premium. Under the agreement, outstanding balances are collateralized by assignment of cash accounts and short-term investment accounts. The credit facility will expire on September 29, 2000. At March 31, 2000 there was no outstanding balance on the revolving line of credit.

               Receivables in the amount of $1,120,450 at March 31, 2000 were $343,802, or 44% higher than at March 31, 1999 primarily due to outstanding invoices for shipments of products for clinical trials during the last month of the year ended March 31, 2000.

                Current liabilities increased from $1,423,335 at March 31, 1999 to $2,105,847 at March 31, 2000, primarily due to the accrual of restructuring charges, the recording of $268,665 deferred revenues as a result of the receipt of an up-front payment as part of a collaborative gene therapy research agreement, and the prepayment of reimbursable tooling expenses by Ethicon.

               We believe that our existing cash and cash equivalents will be sufficient to fund our operations at least through the next twelve months.

               Our long-term capital requirements will depend on numerous factors including:

       - The progress and magnitude of our research and development programs, including preclinical and clinical trials;

       -      The time involved in obtaining regulatory approvals;

       -      The cost involved in filing and maintaining patent claims;

       -      Competitor and market conditions;

       -      Our ability to establish and maintain collaborative arrangements;

       - Our ability to obtain grants to finance research and development projects; and

       - The cost of manufacturing scale-up and the cost of commercialization activities and arrangements

               Our ability to generate substantial funding to continue research and development activities, preclinical and clinical studies and clinical trials and manufacturing, scale-up, and administrative activities is subject to a number of risks and uncertainties and will depend on numerous factors including:

       - Our ability to raise funds in the future through public or private financings, collaborative arrangements, grant awards or from other sources;



                                       28.

       - The potential for equity investments, collaborative arrangements, license agreements or development or other funding programs with us in exchange for manufacturing, marketing, distribution or other rights to products developed by us; and

       -      Our ability to maintain our existing collaborative arrangements

               We cannot guarantee that additional funding will be available when needed. If it is not, we will be required to scale back our research and development programs, preclinical studies and clinical trials, administrative activities, and financial results and condition would be materially adversely affected.

RECENT DEVELOPMENTS

               In July 2000, we filed a preliminary short form prospectus with securities regulators in Ontario and British Columbia relating to a public offering of our common shares. Upon receipt of the approval of the final short form prospectus from the securities regulators in Ontario and British Columbia, we will offer, through an underwriter, an as yet undetermined number of shares of our common stock.

IMPACT OF YEAR 2000

               In prior years, we discussed the nature and progress of plans to become Year 2000 ready. In late 1999, we completed remediation and testing of systems. As a result of those planning and implementation efforts, no significant disruptions in mission critical information technology and non-information technology systems were experienced. We believe those systems successfully responded to the Year 2000 date change. We expensed approximately $50,000 during 1999 in connection with remediating our systems. We are not aware of any material problems resulting from Year 2000 issues, either with our products, internal systems, or the products and services of third parties. We will continue to monitor mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.



                                       29.

                                    BUSINESS

               The following business section contains certain statements of a forward-looking nature relating to future events or our future financial performance. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

OVERVIEW

               We were incorporated in British Columbia, Canada on August 8, 1979 under the name of Concord Energy Corp. We changed our name to United Safety Technology Inc. on February 17, 1988, to Consolidated United Safety Technology Inc. on January 3, 1990, and then to Genetronics Biomedical Ltd., on September 29, 1994. We carry on our business through our operating subsidiary Genetronics, Inc., a California corporation. Genetronics, Inc. was incorporated in California on June 29, 1983. Genetronics, Inc. had a subsidiary called Genetronics S.A., which was incorporated in France on January 30, 1998. Genetronics S.A. was formed primarily to manage clinical trials that were being conducted in France, and was closed in May 2000. All our business activities are conducted through Genetronics, Inc.

               We are a San Diego-based drug and gene delivery company specializing in developing technology and hardware focused on electroporation. Electroporation is the application of brief, controlled pulsed electric fields to cells, which cause tiny pores to temporarily open in the cell membrane. Immediately after electroporation, the cell membrane is more permeable to drugs and other agents. In the lab, researchers use electroporation to introduce genes, drugs, and other compounds into cells and experimental animals. This is a common and well known procedure and more than 4,000 scientific papers have been published describing results achieved using electroporation. We sell electroporation equipment to the research market through our BTX Instrument Division.

               While widely used in the research arena, electroporation is a relatively new technology in the therapeutic arena. One of the major difficulties in many forms of drug or gene therapy is that the pharmaceutical agent or gene is often not able to penetrate the relatively impermeable walls of cells. The pores produced by electroporation permit entry of such agents into cells to a much greater extent than if the drug or gene was administered without electroporation. When electroporation is used in conjunction with drugs, genes, or other therapeutic agents, we call it Electroporation Therapy, or EPT. Through our Drug and Gene Delivery Division, we are developing human-use equipment that is designed to allow physicians to use EPT to achieve more efficient and cost-effective delivery of drugs or genes to patients with a variety of illnesses, including cancer. Our proprietary electroporation drug and gene delivery system, the Genetronics MedPulser(R) system, has been used with bleomycin in clinical trials conducted in the United States, Australia, Europe and Canada for treatment of head and neck cancer, as well as melanoma, liver, pancreatic, basal cell and Kaposi sarcoma cancers.

               Electroporation therapy is a broad-based technology, with many potential paths to achieve commercial success. We are developing applications for EPT primarily in the areas of oncology and gene therapy; additional points of focus are drug and gene delivery in the vascular, transdermal, and dermatology areas.

               We operate through our two divisions: (i) the Drug and Gene Delivery Division, through which we are developing drug and gene delivery systems based on electroporation to be used in the treatment of disease and,
(ii) the BTX Instrument Division, which develops, manufactures, and sells electroporation equipment to the research laboratory market.

DRUG AND GENE DELIVERY DIVISION

Overview

               Through our Drug and Gene Delivery Division (also known as the Drug and DNA Delivery Division, and formerly as the Drug Delivery Division), we are developing drug and gene delivery systems based on the technology of electroporation to be used in combination with drugs or genes in the treatment of disease. There are many



                                       30.

diseases where improved drug delivery is important. Our Drug and Gene Delivery Division has identified five potential areas of application for our electroporation technology - oncology, gene therapy, dermatology, cardiology and transdermal drug delivery. At present, the primary areas of focus are oncology and gene therapy.

               Our Drug and Gene Delivery Division's most advanced product candidates treat solid malignant tumors such as squamous cell carcinoma, melanoma, and adenocarcinoma in the areas of application of oncology and dermatology. Early stage clinical trials have evaluated the safety and efficacy of our products primarily in head and neck cancers, and a pivotal trial is planned. Pivotal clinical trials are used to assess a drug for efficacy at several independent clinical research sites in a statistically significant number of patients. Studies designed to evaluate the MedPulser(R) system in head and neck cancer and in a variety of other tumor types have been conducted in North America and Europe. Additional Phase I and II United States studies of the effectiveness of the MedPulser(R) system in the delivery of bleomycin in the treatment of other tumor types are planned. Phase I clinical trials are the earliest stage of trials in human subjects, used to test a drug or drug delivery system for safety. Phase II clinical trials assess the effectiveness (i.e., dose response) of a drug.

               We announced that on October 6, 1998, we entered into a comprehensive License and Development Agreement and a Supply Agreement with Ethicon, Inc., a Johnson & Johnson company, involving our proprietary drug delivery system for Electroporation Therapy treatment of cancer. On August 5, 1999, we announced these agreements were assigned to Ethicon Endo-Surgery, Inc., another Johnson & Johnson company. Ethicon, Inc. and Ethicon Endo-Surgery, Inc. are referred to as Ethicon in this filing.

               Our drug delivery system, including the MedPulser(R) instrument and the disposable applicators, are subject to various regulatory requirements depending on the country of sale. The Drug and Gene Delivery Division has been awarded ISO 9001, EN46001 and ISO 13485 registration, as well as CE mark certification.

Market

               Our Drug and Gene Delivery Division is expected to enter the commercial market with equipment to be used in the treatment of cancer (oncology). Cancer is a life threatening disease affecting millions of people worldwide. The World Health Organization reports that cancer will remain one of the leading causes of death worldwide for years to come. In the United States, approximately 12 million new cases were diagnosed between 1990 and 1999. To further illustrate the market potential for EPT, solid tumor cancers comprise the first target for EPT and they constitute the absolute majority of all cancers. The majority of cancer victims are over age 65 and are supported by government funded programs. In the United States the costs of cancer, including mortality, morbidity and direct medical costs, exceed $100 billion per year; some $40 billion for direct medical costs (total of all health expenditures), at least $10 billion for indirect morbidity costs (cost of lost productivity due to illness), and over $50 billion for indirect mortality costs.

               There is still very much that scientists do not know about cancer, consequently, there are significant unmet needs in the treatment of cancer. The oncology business unit within the Drug and Gene Delivery Division has initially targeted those indications for which current treatment modalities result in a poor quality of life and morbidity, or those which have very high mortality rates. Specialized applicators are being designed which will allow EPT to treat other solid tumor cancers with minimally invasive procedures.

               In the United States, the cumulative dollar value of treatments and technologies commonly used in the curative and palliative management of cancer was expected to exceed $5 billion in 1999 and is expected to continue growing at a rate of approximately 9.5% annually. Our analyses project that electroporation therapy could be applicable to over 4,000,000 or more cancer patients, creating an estimated worldwide market opportunity of some $13 billion per year.

Treatment of Tumors

               Equipment made by the BTX Instrument Division has been used by our investigators and in other laboratories to screen drugs for their effectiveness in killing tumor cells in vitro and to study the drugs' mode of



                                       31.

action. Our scientists, and outside researchers, also have studied the combination of electroporation and various agents to destroy tumors in vivo.

               In most of the clinical protocols, the site of the tumor is anesthetized and the chemotherapeutic agent of choice (bleomycin) is injected directly into the tumor. The therapeutic agent is allowed to diffuse throughout the tumor, which can take up to several minutes depending on the size, type and location of the tumor. Once the drug is distributed in the tumor, the electrical field is applied by the MedPulser(R) system.

               The entire procedure can be completed in 20 minutes or less and typically needs to be done only once. The dosage of drug used in the published results is based on tumor volume, and is typically a small fraction (1/3 to as little as 1/50) of the dosage that would be used systemically. As a result of the lower dosage administered locally, systemic side effects have been minimal. Tumor necrosis with sloughing, ulceration and/or eschar were common reactions following EPT and were usually routinely managed conservatively with no additional treatment. No episodes of injury to normal (non-tumor) tissue adjacent to the tumors have been observed but there can be no assurances that other side effects will not occur when more testing is performed and/or the information related to clinical and regulatory matters is assembled and reviewed and the side effect profile of EPT is further defined.

MedPulser(R) system

               The MedPulser(R) system is an electroporation system designed for the clinical application of Electroporation Therapy (EPT). The technology is intended to treat various malignant and non-malignant tumors by locally applying a controlled electric field to targeted tumor tissues previously injected with a chemotherapeutic agent. The controlled short duration electric field pulses temporarily increase the cellular membrane permeability of the tumor cell membrane allowing the therapeutic agent to more easily enter the tumor cells and have the desired cytotoxic effect.

               The system is composed of two components: (1) a medical instrument, which creates the electric field (the MedPulser(R) instrument); and
(2) a single use, sterile, disposable electrode applicator. The electrodes may be needles, plates, or other configurations, depending on the geometry of the tumor and its location.

               The instrument was designed for easy use, such that minimal user input is needed to apply the therapy. Based on the size and anatomical location of the tumor to be treated, a physician selects the most appropriate electrode applicator. The chosen applicator is then connected to the MedPulser(R) instrument, and it is the connection of applicator to instrument that automatically configures the therapy parameters for that particular applicator size and shape. Currently, several different electrode applicator configurations are available. The applicators vary in needle length, needle gauge, electrode needle spacing, tip angle and handle configuration.

               New models of electrode applicators will be considered in the future to address customer needs. The system is designed such that the installed base of MedPulser(R) generator instruments allows for a wide variety of new electrode applicator configurations. Also, the system incorporates other features to minimize the possibility of applicator reuse as well as prevent the use of competitive applicators with the MedPulser(R) instrument. The commercial version MedPulser(R) system has been certified by an independent test laboratory as meeting strict international product standards. Our drug delivery device, including the MedPulser(R) system and the disposable electrode applicators, are subject to various regulatory requirements, depending on the country of sale.

               In the United States, EPT utilizing the MedPulser(R) system and bleomycin drug is currently regulated as a combination drug-device system. We will be required to obtain both drug labeling and device approvals from the United States FDA. Clinical trials (Phase I, II and III) to support drug indication labeling require filing an IND Application, or an Investigational New Drug Application, followed by submission of a United States NDA, or New Drug Application, and submission of a device PMA, or Pre-Market Approval or 510(k), for marketing approval.

                In most of the rest of the world, we anticipate that the MedPulser(R) system will be regulated as a device. In Europe, the device comes under the Medical Device Directive 93/42/EEC and marketing requires CE mark certification of conformity to the quality system, production and clinical investigation essential requirements of the directive. We have obtained CE mark certification for electroporation devices, which allows us to sell and use the



                                       32.

MedPulser(R) electroporation system for the treatment of solid tumors with bleomycin in Europe. Our licensee in oncology, Ethicon, is responsible for selling and distributing the MedPulser system in Europe.

Medical Device Manufacturing

               Our Drug and Gene Delivery Division must comply with a variety of regulations to manufacture our products for sale around the world. In Europe, we must comply with the Medical Device Directive (MDD), which mandates the presence of a quality system and mandates product testing. The Drug and Gene Delivery Division has demonstrated the quality system is in place by securing ISO 9001 approval. It demonstrated compliance with international medical device standards with EN 46001 and ISO 13485 recognition. These all occurred in January 1999. In March 1999, the CE Mark was obtained. To sell in the United States, we will need to be in compliance with FDA current Good Manufacturing Practices (cGMP).

               We employ modern manufacturing practices, which include outsourcing of significant custom assemblies used in the manufacture of the instrument. The instrument final assembly, testing and quality control functions are performed in a separate location where the appropriate controls are employed. We outsource the manufacture of the disposable electrode applicators to a GMP/ISO9002 compliant contract manufacturer.

               Through these methods the company attempts to optimize efficiencies of scale and minimize manufacturing costs.

Clinical Studies

North  America Trials

               In late 1997 the FDA gave us clearance to initiate multi-center Phase II clinical trials in the United States utilizing the MedPulser(R) electroporation system in combination with intralesional bleomycin to treat squamous cell carcinoma of the head and neck in patients who failed conventional therapies. We obtained IND clearance from the Canadian Health Protection Branch to initiate similar clinical trials in Canada. Two protocols were initiated. One cross-over-controlled study evaluated the effectiveness of the bleomycin-EPT treatment in patients who failed an initial bleomycin-alone treatment; one single arm, open label study evaluated the effect of bleomycin-EPT directly administered to the study tumors.

               Twenty-three patients were enrolled in the crossover study and 18 patients were enrolled into the single arm, open label bleomycin-EPT trial. The primary study endpoint of tumor response (50% or greater reduction in tumor size in at least 6/25 patients treated) has been achieved in both studies and the interim results were presented to the FDA at an "end-of-Phase II" meeting to discuss the pivotal clinical trial for NDA submission. A summary of the data is provided in the table below:

==============================================================================================
                                                                        RESPONSE(1)
----------------------------------------------------------------------------------------------
                                                               RESPONDING       NON-RESPONDING
CLINICAL TRIAL                    PATIENTS       TUMORS          TUMORS             TUMORS
==============================================================================================
North America Phase I/II              8             8             6(75%)             2(25%)
----------------------------------------------------------------------------------------------
North America Phase II               23            33              0(0%)            32(97%)
        01 Study
        Control Group (2)
----------------------------------------------------------------------------------------------
North America Phase II               15            18            11(61%)             6(33%)
        01 Study
----------------------------------------------------------------------------------------------
North America Phase II               18            24            16(67%)             6(25%)
        02 Study
----------------------------------------------------------------------------------------------
European Study                       12            19            12(63%)             7(36%)
----------------------------------------------------------------------------------------------

(1)  Four tumors could not be evaluated
(2)  Control Group patients received only drug, no electric field



                                       33.

               The two Phase II protocols involved a total of 42 tumors treated with bleomycin and EPT. Tumors treated in the trial include squamous cell carcinoma of the face, oral cavity, pharynx, larynx and sinus. The volume of tumors treated ranged from less than one cubic centimeter to more than 132 cubic centimeters. In the crossover controlled Phase II study, patients initially received only the drug (the control group). Patients who did not respond to drug alone were then treated with the complete system of drug and electric field, EPT (treatment group). Of the 33 lesions on 23 patients treated only with drug, none demonstrated a clinical response. Fifteen of these patients, having 18 lesions, were subsequently treated with bleomycin and EPT and 61% achieved a clinical response. In the open-label Phase II study, all patients received full EPT as their initial treatment. Among the 18 patients (24 lesions) so treated, 67% achieved a clinical response.

               A limited well-controlled Phase III trial for palliative treatment of head and neck cancer in patients who failed conventional therapy may be sufficient to support NDA submission for this indication. Treatment of primary (new) disease will involve expanded Phase II and Phase III trials pending successful outcome of the initial Phase I/II studies. As noted below in "Current Developments", we and Ethicon are currently assembling and reviewing existing clinical and regulatory information relating to human clinical trials for treating certain cancers with bleomycin and our MedPulser(R) system, including the clinical information outlined in the preceding paragraphs. This project will take several months and will, therefore, delay initiation of further clinical trials in the United States and abroad.

International Trials

               In late 1997 and early 1998, we received ethics committee approval from multiple Consulting Committees for the Protection of Humans in Biomedical Research (CCPPRB) to initiate clinical trials in France in patients with pancreatic cancer, metastatic cancer in the liver, head and neck cancer, melanoma and Kaposi's sarcoma. These trials were initiated to demonstrate the MedPulser(R) system device safety and performance in treating a variety of solid tumors in support of CE mark certification in accordance with the essential requirements of EC Medical Device Directive 93/42/EEC. Results from these trials are being assembled and reviewed and will be released in due course. We achieved CE mark certification in March 1999 from notified body TUV Product Service GMBH.

               Ethicon is responsible for initiating expanded clinical trials in France and selected EC countries to support European marketing efforts and expanded use claims. These trials will not begin until we and Ethicon complete the clinical and regulatory information review project referred to above. Genetronics will collaborate with Ethicon on these trials.

Current Developments

               Since mid-January 2000, we and Ethicon have been assembling and reviewing existing clinical and regulatory information relating to human clinical trials for treating certain cancers with bleomycin and our MedPulser(R) system. Existing information relating to pre-clinical in vitro (in the test tube) and in vivo (in the body) animal studies also is being reviewed. These projects have delayed pre-commercialization activities for the MedPulser(R) system in Europe and initiation of a pivotal or other clinical trial in the United States and are expected to further delay European commercial launch and initiation of new clinical trials for at least several more months. Pivotal clinical trials are used to assess a drug for efficacy at several independent sites in a statistically significant large number of patients.

Research and Development Summary

               Our Drug and Gene Delivery Division has, in the past, focused its research primarily in the areas of oncology, gene therapy, vascular therapy, transdermal delivery and dermatology. At present, the primary areas of focus are oncology and gene therapy.

               The following table summarizes the programs of the Drug and Gene Delivery Division, the primary indications for each product and the current status of development. "Developmental" means the program is at the planning stage, protocols are being developed, and little if any animal work has commenced. "Preclinical data" means the


                                       34.

program is at the stage where results from animal studies have been obtained. "Clinical Trials" means that human data are available.

                                 Summary Table

    ==============================================================================================================================
                                                                                              Stage of Approval
                                                                                --------------------------------------------------
                                                                                 United States &
     Programs                              Development Status                    Canada                            Europe
    ==============================================================================================================================
    DERMATOLOGY
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                 Two pilot studies
      Basal Cell Cancer                    Clinical Trials                       completed.                          N/A
    ------------------------------------------------------------------------------------------------------------------------------
      Genital Warts                        Developmental                            N/A                              N/A
     -----------------------------------------------------------------------------------------------------------------------------
    ONCOLOGY
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                 Phase II Clinical              CE Mark and ISO
      Head and Neck Cancer                 Clinical Trials                       Trials                         9001 Received
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                                                CE Mark and ISO
      Melanoma                             Clinical Trials                        N/A                           9001 Received
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                                                CE Mark and ISO
      Metastatic Liver Cancer              Clinical Trials                        N/A                           9001 Received
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                                                CE Mark and ISO
      Peripheral Sarcoma                   Preclinical data                       N/A                           9001 Received
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                                                CE Mark and ISO
      Breast Cancer                        Preclinical data                       N/A                           9001 Received
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                                                CE Mark and ISO
      Prostate Cancer                      Preclinical data                       N/A                           9001 Received
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                                                CE Mark and ISO
      Glioma                               Preclinical data                       N/A                           9001 Received
    ------------------------------------------------------------------------------------------------------------------------------
    GENE THERAPY
    ------------------------------------------------------------------------------------------------------------------------------
      In vivo Gene  Transfer -
      blood  protein  encoding
      genes                                Preclinical data                       N/A                              N/A
    ------------------------------------------------------------------------------------------------------------------------------
      In vivo Gene Transfer -
      DNA vaccines                         Preclinical data                       N/A                              N/A
    ------------------------------------------------------------------------------------------------------------------------------
      In  vivo  Gene   Transfer  -
      anti-inflammatory
      protein encoding genes               Preclinical data                       N/A                              N/A
    ------------------------------------------------------------------------------------------------------------------------------
      In  vivo  Gene   Transfer  -
      vascular   protein                   Preclinical data                       N/A                              N/A
      encoding genes
    ------------------------------------------------------------------------------------------------------------------------------
    VASCULAR THERAPY
    ------------------------------------------------------------------------------------------------------------------------------
      Coronary Artery Disease,
      Marker genes & drugs                 Preclinical data                       N/A                              N/A
    ------------------------------------------------------------------------------------------------------------------------------
      Vascular Disease,
      Heparin delivery
      (anti-restenosis)                    Preclinical data                       N/A                              N/A
    ------------------------------------------------------------------------------------------------------------------------------
    TRANSDERMAL DELIVERY
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                 One Device
      PGE-1 delivery for                                                         Tolerance Study
      Erectile dysfunction                 Tolerance Study                       completed                        N/A
    ------------------------------------------------------------------------------------------------------------------------------
      Calcitonin (osteoporosis)            Preclinical data                       N/A                             N/A
    ------------------------------------------------------------------------------------------------------------------------------
      Vitamin C                            Preclinical data                       N/A                             N/A
    ------------------------------------------------------------------------------------------------------------------------------

      "N/A" means not applicable.




                                       35.

Gene Therapy

               Gene therapy, in classical terms, involves the introduction of new genetic information into cells (transfection) for therapeutic purposes. Somatic cells of the body are transfected with a specific functioning gene to compensate for a genetic defect that results in a deficiency of a specific protein factor. In this context, one goal of gene therapy is to convert target cells or tissues into "protein factories" for the production and secretion of a normal protein locally or into the circulation. Many vexing genetic illnesses, including those currently treated by regular injection of a missing protein, can potentially be "cured" by supplying the functional gene to a sufficient number of cells under conditions which allow these cells to produce a therapeutically effective dose of the gene product.

               Currently, single-gene recessive genetic disorders are the most accessible targets for correction by gene therapy, but ultimately polygenic and acquired diseases can and will be treated by using genes as pharmaceutical agents. In principle, any aspect of metabolism can be manipulated by modifying gene function, and it is this application of gene therapy that has enormous potential, extending far beyond the treatment of rare genetic diseases. For example, the ability to influence cellular metabolism by introducing specific genes has led to extensive investigation into the use of gene therapy for cancer treatment. By adding a tumor suppressor gene to certain types of cancers, the uncontrolled growth of those cells potentially could be brought under normal regulation. Likewise, transfecting tumor cells with genes capable of inducing apoptosis can result in tumor ablation.

               The methods of introducing genes have two specific approaches. Gene therapy can be performed either ex vivo or in vivo. Ex vivo gene therapy is the transfection of cells outside the body. Typically, a small amount of tissue is removed from the patient and the cells within that tissue are put into culture. The genetically modified cells, typically blood, bone marrow or others, are then returned to the patient, usually by blood transfusion or direct engraftment. In vivo gene therapy is the introduction of genetic information directly into cells in the patient's body. Theoretically, any tissue or cell type in the body can be used, and the choice is dependent on the specific goals of treatment and indications being treated. For internal tissue targets, a gene may be transfused through the blood stream to the organ or site of action, or it may be injected at the desired site, which is then electroporated to allow the gene to pass through the cell membrane.

               Genes can also be applied topically or by injection to skin and then transferred into the cells of the epidermis by electroporation. Epidermal gene delivery by electroporation for gene therapy is currently being investigated at Genetronics as a safe, effective and cost-competitive approach. The skin is also a target for DNA vaccination. "Vaccinating" skin with DNA that encodes a specific antigen present in infectious agents or in tumor cells can produce beneficial immunological responses. Genes can also be used to directly fight cancer. The thymidine kinase gene in conjunction with the prodrug ganciclovir produces a potent antitumor effect based on drug toxicity and apoptotic cell killing via a bystander effect. Animal trials treating glioblastomas using this strategy have shown substantial success.

               To make gene therapy a reality, many obstacles have to be overcome, including the safe, efficient delivery of the intact DNA construct into the host cells. The instrumentation we use for high efficiency in vivo gene transfer is derived from the instrumentation developed for intratumoral and transdermal drug delivery. We believe electroporation will become the method of choice for DNA delivery to cells in many applications of gene therapy.

               Because of the broad applicability of this technology, we have adopted the strategy of co-developing or licensing our technology exclusively or non-exclusively for specific genes or specific medical indications. In most cases, we contribute proprietary technology, expertise and instrumentation to optimize the delivery technology for particular applications. A partner company provides its proprietary DNA constructs, may conduct the pre-clinical research and clinical trials, and may introduce the new treatment and products to the marketplace. Both partners would share in the commercial success of the project. We have actively sought partners to develop this exciting technology to its full potential. On November 9, 1999, we announced an 18 month research and option agreement with Boehringer Ingelheim International GmbH (Boehringer Ingelheim) related to the development of our electroporation technology for use in particular gene therapy applications. On April 4, 2000, we announced the signing of our fifth corporate agreement in the area of gene therapy. The five agreements involve genes thought to be useful in treating hemophilia, HIV and other infections, and various forms of cancer among other targets. On June 9, 2000, we announced that research studies using our electroporation systems were presented at a major international gene therapy conference. Additionally, in collaborations with Chiron Corporation and Valentis, Inc.,


                                       36.

our technology was shown to effectively deliver a variety of genes and DNA vaccines to skin and muscle of animals, including animals of large size.

BTX INSTRUMENT DIVISION

Overview

               Our Company, through our BTX Instrument Division, began developing and manufacturing electroporation equipment for the research laboratory market in 1983 and sold our first product in 1985. BTX was founded to develop and manufacture high quality scientific instrumentation that can be used to perform various types of electroporation and electrofusion experiments for research scientists. Electroporation in research is commonly used for transformation and transfection of all cell types, as well as for general molecular delivery at the cellular level. Electrofusion is the fusing together of two or more cells to form hybrid cells. Transformation is a process by which the genetic material carried by an individual cell is altered by incorporation of exogenous DNA into its genome. Transfection is the uptake, incorporation, and expression of exogenous DNA by eukaryotic cells.

               The BTX Instrument Division is presently a leader in the development and marketing of electroporation instruments and supplies, with more than 5,000 customers in universities, companies, and research institutions worldwide. Our BTX Instrument Division sells its electroporation/electro cell fusion instrumentation and accessories in all states and territories of the United States and in over 45 foreign countries. BTX currently produces an extensive line of electroporation instruments and accessories, including electroporation and electrofusion instruments, one monitoring device, and an assortment of electrodes and accessories.

Products

               BTX developed the square wave generator and graphic pulse analyzer for in vivo gene delivery and nuclear transfer research, fields of rapidly increasing scientific and medical interest. BTX also has developed a versatile cell fusion system on the market, the only commercial large volume flow-through electroporation system, and offers an extensive collection of in situ and high throughput screening electroporation applicators.

               BTX focused its efforts in recent years on product development and promotion of a new line of products for developing sophisticated applications. BTX released the ECM(TM) 830 in December of 1998. It is, a sophisticated square wave electroporation system with a menu driven digital user interface. In August of 1999 we introduced the ECM 630, an Exponential Decay Wave Electroporation system which utilizes a Precision Pulse Technology, the new BTX Platform technology, and an all-new digital user interface. During the previous and present year, publications outlined the utilization of BTX equipment in newly developing animal in vivo gene delivery research. In the support of this research, we expanded our in vivo electrode offering and continue to emphasize the development of novel applicators.

               The BTX Instrument Division's product line includes three different exponential decay wave generators, two square wave generators, one electro cell fusion instrument and a graphic wave display monitor. In addition, this Division markets over 50 different types of electrodes and related accessories, as well as the standard disposable electroporation cuvettes.

               Exponential decay generators have been traditionally used for the electroporation of all cell types. Square wave generators have shown the greatest utility in the electroporation of mammalian and plant cells, as well as for animal in vivo applications. The Electro Cell Fusion System is used by researchers for embryo manipulation, hybridoma and quadroma formation, as well as for all cell fusion techniques, including applications involving adoptive immunotherapy.

               While we, through our BTX Instrument Division, sell devices purportedly used by others for non-human embryo cloning, we do not ourself conduct embryo cloning. All of our BTX Instrument Division instruments sold to the research market carry the label "not for human use." We are not aware of any regulations or industry guidelines limiting the use of our instrumentation in the animal research market. We comply with all National



                                       37.

Institutes of Health guidelines on cloning and gene therapy. We also comply with all Federal and State regulations regarding the restrictions on research imposed on federally funded grants.

               The BTX Instrument Division supplies three cuvette models, as do our competitors, plus some 50 additional specialized chambers electrodes, and accessories for electroporation. BTX in situ electrodes (e.g., Petri Pulser(TM) electrodes) position us to expand the electroporation market for adherent cell transfection applications, while high throughput screening electrodes and large volume production systems (e.g., 96-Well Coaxial Electrode, ElectroFlowPorator(TM) system), respectively, provide the BTX Instrument Division with an entry into the large volume and multi-sample processing arenas used by the major pharmaceutical and biotech companies conducting drug research.

               The BTX Instrument Division meets regulatory requirements necessary to provide instrumentation to the research market for in vivo and in vitro animal experimentation. We do not market equipment for use in humans, and, therefore, are not required to receive marketing approval from the FDA.

Distribution

               The main distributor of our BTX Instrument Division products in North America is VWR Scientific Products Corporation, one of the largest laboratory products suppliers in the United States. This distributor has over 250 representatives dedicated to the biological sciences in the United States and Canada. In addition, the BTX Instrument Division distributes through Intermountain Scientific Corporation, which has 25 field sales specialists in the same territory. The BTX Instrument Division has over 40 international distributors in the major countries of the world, and its products are presently sold in over 45 countries. The BTX Instrument Division supports its distributors with advertising, exhibit exposure and lead generation.

Advertising

               The BTX Instrument Division advertises in major national and international scientific journals such as Science, Nature, Genetic Engineering News, and BioTechniques. The Division also attends and displays our products at about one scientific conference per month such as American Association for Cancer Research, American Society for Gene Therapy, and Neuroscience meeting. On a quarterly basis the BTX Instrument Division utilizes direct mail to an identified mailing list for specific product promotion. The BTX Instrument Division works closely with distribution partners in joint marketing campaigns and other value-added suppliers in co-marketing efforts.

Competition

               The main competitor of our BTX Instrument Division in the research marketplace is BioRad Laboratories, Eppendorf Scientific, Inc. and Invitrogen Corporation. There are other companies entering and departing this market on a regular basis. The majority of these companies have other molecular biology product lines besides electroporation, while electroporation and electrofusion is the only business of the BTX Instrument Division. Most competing manufacturers concentrate on the exponential decay wave system and do not compete in the square wave market at this time.

STRATEGIC PARTNERS

License and Development Agreement

               On October 6, 1998, we entered into a comprehensive License and Development Agreement and a Supply Agreement with Ethicon, Inc., a Johnson & Johnson company, involving the use of our MedPulser(R) system for Electroporation Therapy in the treatment of solid tumor cancer. In addition, Johnson & Johnson Development Corporation purchased $6 million of common shares of our company at a price of $2.68 per share, pursuant to the October 6, 1998 Stock Purchase Agreement. On August 5, 1999, we announced that Ethicon, Inc. had assigned the License and Development Agreement and Supply Agreement to Ethicon Endo-Surgery, Inc., another Johnson & Johnson company.



                                       38.

               The License and Development agreement requires that Ethicon apply for all future development and clinical and regulatory activities worldwide (excluding Canada) for oncology products utilizing the MedPulser(R) system within the scope of the agreement. Upon regulatory approval, Ethicon will have the right to distribute and market worldwide (excluding Canada) the oncology products supplied by us. We retain the right to distribute and market oncology products in Canada. We received a $4 million up-front license fee and have received, and expect to receive, milestone payments if and when the milestones are achieved. Under the agreements, we receive a percentage of net sales as royalty fees and a purchase fee for the manufacture of products.

Collaborative Research Agreement

               On November 7, 1999, we and Boehringer Ingelheim announced the signing of an 18-month research and option agreement to develop our electroporation technology for use in a particular gene therapy application. Under the terms of the agreement, we will develop hardware and perform preclinical research relating to DNA delivery for cancer DNA vaccination. On April 4, 2000, we announced the signing of our fifth corporate agreement in the area of gene therapy. The five agreements involve genes thought to be useful in treating hemophilia, HIV and other infections, and various forms of cancer.

Bleomycin Agreements

               We entered into a supply agreement with Abbott Laboratories to purchase the approved anti-cancer drug sterile bleomycin sulfate for use in the United States with our MedPulser(R) drug delivery system after regulatory approval has been granted for use in the treatment of patients with solid tumor cancers. Under a separate agreement, we entered into a supply agreement with Faulding, Inc. to purchase bleomycin sulfate for use in Canada after regulatory approval has been granted for use. Bleomycin is a glycopeptidic antibiotic that induces single and double strand DNA breaks when it is taken up into cells. Bleomycin has been approved by the Food and Drug Administration in the United States and the Health Protection Branch in Canada, and used as a chemotherapeutic agent in North America for the treatment of cancer for more than 25 years. It is presently marketed in more than 40 countries.

SALES AND REVENUE

               The following table provides the amount of net product sales, interest income, and revenue from grant funding and research and development agreements generated by us for the past three fiscal periods.

==============================================================================================
Period Ended:
                                              March 31,2000    March 31, 1999   March 31, 1998
                                                12 Months        12 Months         13 months
==============================================================================================
PRODUCT SALES
----------------------------------------------------------------------------------------------
              United States                     $2,759,043       $2,136,180         $1,945,389
----------------------------------------------------------------------------------------------
              Rest of World                      1,375,393        1,297,925          1,151,809
----------------------------------------------------------------------------------------------
INTEREST INCOME
----------------------------------------------------------------------------------------------
              United States                        497,586          248,417            250,197
----------------------------------------------------------------------------------------------
                  Canada                            58,607           52,494            177,301
----------------------------------------------------------------------------------------------
GRANT FUNDING
----------------------------------------------------------------------------------------------
              United States                        334,901          354,135            128,069
----------------------------------------------------------------------------------------------
REVENUES UNDER COLLABORATIVE RESEARCH
AND DEVELOPMENT ARRANGEMENTS
----------------------------------------------------------------------------------------------
                 Germany                            91,335                0                  0
----------------------------------------------------------------------------------------------
              United States                        100,000           33,048              6,025
----------------------------------------------------------------------------------------------
LICENSE AND DEVELOPMENT AGREEMENTS
----------------------------------------------------------------------------------------------
                 Ethicon                           416,667        4,500,000                  0
----------------------------------------------------------------------------------------------



                                       39.

               We, like many biomedical companies, devote a substantial portion of our annual budget to research and development. For the thirteen months ended March 31, 1998, research and development expenses totaled $5,637,955; for the year ended March 31, 1999, they totaled $8,086,959; and for the year ended March 31, 2000, they totaled $6,977,220. These amounts far exceed revenues from research arrangements and contribute substantially to our losses. We anticipate a reduction in losses when we market products developed by our Drug and Gene Delivery Division. The launch of the first such products in Europe is anticipated to be 2001, and will most likely be followed by launch in the United States. Ethicon is responsible for launch of the oncology product worldwide, except in Canada.

INTELLECTUAL PROPERTY

               As of June 5, 2000, we had 28 issued United States patents, 41 issued foreign patents, 5 allowed United States patent applications, and an additional 29 pending United States applications, and pending foreign patent applications.

               We have contracted an independent audit of our patent portfolio to provide assurance that our key technologies are adequately protected. If necessary, we will take appropriate steps to strengthen our portfolio.

               We have registered on the Principal Register of the United States Patent and Trademark Office the following trademarks: BTX, ELECTRONIC GENETICS, MANIPULATOR, OPTIMIZOR, HUMAN IN SQUARE (Design), ENHANCER, and MEDPULSER. The following United States trademark applications are pending: COSMETRONICS, GENETRODES and GENETRONICS. We have registered the BTX and MEDPULSER trademarks in Canada, and have applied to trademark GENETRONICS in Canada. We have a European Community Trade Mark registration for GENETRONICS, BTX and for MEDPULSER. We have registered the MEDPULSER and BTX marks in Japan. We have registered the BTX mark in South Korea and have registered the GENETRONICS mark in the United Kingdom. We are not aware of any claims of infringement or other challenges to our right to use our marks.

PROPERTIES

               We own no real property and have no plans to acquire any real property in the future. We currently lease a facility of 24,931 square feet at our headquarters in San Diego. This facility provides adequate space for our current research, manufacturing, sales and administrative operations. The current lease runs through December 31, 2004.

EMPLOYEES

               As of June 20, 2000, we employed 70 people on a full-time basis. Of the total, 39 were in product research and development, 8 in sales, marketing and support, 6 in manufacturing, and 17 in finance and administration. Our success is dependent on our ability to attract and retain qualified employees. Competition for employees is intense in the biomedical industry. None of our employees is subject to collective bargaining agreements.

LEGAL PROCEEDINGS

               We are not a party to any material legal proceedings, other than as described below, with respect to us, our subsidiaries, or any of our material properties.

               On May 23, 2000, we received notice that Roger Fuller, a former employee of ours, filed a complaint in the Superior Court of San Diego County against us and one of our former managers alleging damages suffered in connection with his termination. The amount of damages is unspecified. We believe that Mr. Fuller does not have a valid claim and we intend to vigorously defend against such claims.



                                       40.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

               Our executive officers and directors, the positions held by them and their ages as of July 1, 2000 are as follows:

                        NAME                         AGE                    TITLE
                       ------                        ---                    -----
      Martin Nash ............................       53    Director, Chief Executive Officer, President
                                                           and Chief Financial Officer
      James Lierman ..........................       53    Executive Vice President
      James L. Heppell (1)(3) ................       44    Director, Interim Chairman of the Board
      Gunter A. Hofmann ......................       64    Director
      Stan Yakatan ...........................       57    Director
      Suzanne L. Wood (2)(3) .................       43    Director
      Gordon Politeski (1)(2)(3) .............       56    Director
      Felix Theeuwes (2)(3)...................       63    Director
      Gordon Blankstein(1)(3).................       50    Director
      Grant Denison, Jr.(3)(4) ...............       51    Director

      (1) Member of the Compensation Committee
      (2) Member of the Audit Committee
      (3) Member of Nomination and Corporate Governance Committee
      (4) Mr. Denison was appointed to the Board on May 22, 2000.

               MARTIN NASH has been the President and Chief Executive Officer of Genetronics since September 1999 and its Chief Financial Officer since June 1999. He has been a director since July 1997. From April 1996 to September 1999 he was Senior Vice President of Genetronics. He has also served as Senior Vice President of Genetronics, Inc. since June 1994 and a director of Genetronics, Inc. since April 1996. Prior to joining Genetronics, Inc. in 1994, Mr. Nash was co-founder, Chief Executive Officer and Chief Financial Officer of Cypros Pharmaceutical Corporation (NASDAQ), co-founder of Corvas International, Inc. (NASDAQ), and Vice President of Corporate Development at Synbiotics (NASDAQ). He was also President of Molecular Biosystems, Inc. (NYSE) and held a variety of marketing and business development management positions at Ortho Diagnostics Systems, Inc., a division of Johnson & Johnson, Inc., and at Becton Dickinson & Company. In 1990 Mr. Nash was President of the Association of Biotechnology Companies. Mr. Nash received a Bachelor of Arts and Sciences from Boston College.

               JAMES LIERMAN has been Executive Vice President of Genetronics since June 28, 2000. Prior to that, he was Chief Operating Officer and Vice President for Corporate Development. Mr. Lierman was responsible for the negotiation and execution of the strategic license and development agreement between the Company and Ethicon, Inc., a Johnson & Johnson company, for the use of Genetronics proprietary drug delivery system for the electroporation therapy of solid tumors. Mr. Lierman is past President and Chief Executive Officer of the San Diego-based River Medical Inc., a biomedical company specializing in intravenous drug therapy systems. Prior to managing River Medical, Mr. Lierman was Director, Commercial Development for Abbott Laboratories, Hospital Products Division, where he was responsible for licensing, acquisitions and contract manufacturing sales. He is a graduate of Monmouth University and holds 15 patents.

               GUNTER A. HOFMANN, Ph.D., was the Chairman of the Board and Chief Scientific Officer of Genetronics Biomedical Ltd. from September 1994 until his employment ended in September 1999, and was Chairman of the Board and Chief Scientific Officer of Genetronics, Inc. from January 1992 until September 1999. Dr. Hofmann continues to be a director of Genetronics Biomedical Ltd. Prior to founding Genetronics, Inc., in 1983, Dr.


                                       41.

Hofmann managed the product development and technology transfer activities of Maxwell Laboratories. Dr. Hofmann holds approximately 50 patents and has several others pending. Dr. Hofmann received his doctorate in Physics from the Max-Planck-Institute for Plasma Physics in Germany.

               JAMES L. HEPPELL has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since September 1994 and interim chairman since September 1999. Mr. Heppell is a partner at Catalyst Corporate Finance Lawyers in British Columbia. Mr. Heppell provides corporate finance legal services to technology issuers. His expertise lies in representing biotechnology companies, instructing and carrying out cross-border financings and in dealing with the requirements of all major Canadian exchanges, as well as NASDAQ. Mr. Heppell is also a director and the secretary of Pheromone Sciences Corp. and is the secretary of Forbes Medi-Tech Inc. and Response Biomedical Corp. In addition to his L.L.B., Mr. Heppell has a Bachelor of Science degree in Microbiology from the University of British Columbia.

               SUZANNE L. WOOD has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since June 1989. Ms. Wood is a principal of Wood & Associates, a financial and management consulting firm servicing public and private companies since 1982. She is currently President and Director of MicroAccel, Inc., Silva Bay International Inc. and California Cyber Design Inc. Her experience in financial and corporate management include positions as past President and Director of The Neptune Society, Inc., Director of Envoy Communications Group Ltd., Controller and Director of the Mitek Group of Companies and Vice President and Director of Barrington Petroleum Inc. Ms. Wood received her Bachelor of Arts from the University of British Columbia, where she also attained three years of post-graduate training. During her employment with Revenue Canada Taxation in the Business Audit Division, she completed four levels of the Certified General Accountants Program.

               STAN YAKATAN has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since July 1997. Mr. Yakatan is currently Chairman of Quantum Biotechnologies, Inc., a development stage company. Mr. Yakatan is Chairman and managing partner of Katan Associates, a financial consulting company and he is a board member of Quantum Biotechnologies, Inc., Phycogen, Inc. and Conjuchem, Inc. Mr. Yakatan is an advisory board member of BioCapital, ComMIT Systems, Arete, S3M, SynData, and he serves in an advisory capacity to Avanir Pharmaceuticals. From 1994 to 1995, Mr. Yakatan was Chief Executive Officer of Cystar. From 1991 to 1993 Mr. Yakatan was Chairman and Chief Executive Officer of Unisyn Technologies Inc., a development stage biotechnology company. Previously, he was Executive Vice President of New Brunswick Scientific, Inc. and President and Chief Executive Officer of Biosearch, a biotech company previously based out of San Rafael, California, and specializing in the manufacture of DNA and peptide synthesizers, prior to its sale to Millipore. Mr. Yakatan has a Masters degree in Business Administration from the University of Pennsylvania.

               GORDON POLITESKI has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since May 1997. Mr. Politeski is currently Director of SBL Technologies Medical Laser Group. He is former President and Chief Executive Officer of Harley Street Software, involved in ambulatory ECG monitoring, and is former President and Chief Executive Officer of Nortran Pharmaceuticals, Inc. where he took the company's first drug candidate successfully through a Phase I clinical trial. As founding President and Chief Executive Officer of Biomira, Inc., a cancer diagnostics and therapy company, Mr. Politeski took Biomira from the Alberta Stock Exchange to the Toronto Stock Exchange and subsequently to the NASDAQ. He has also served a President and General Manager for Allergan Pharmaceuticals in ophthalmology, and currently is a Director of Sabretooth Holding, Inc. and a Director, the Chief Financial Officer and Vice President Business Development of BCY Ventures, Inc., a publicly traded venture capital pool company. Mr. Politeski is a graduate of the University of Saskatchewan and the Amos Tuck Executive Program at Dartmouth University.

               FELIX THEEUWES has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since August, 1999. From 1970 to June 1999 Dr. Theeuwes held various positions within Alza Corporation, directing research, technology development and product development for a variety of controlled drug delivery systems. Presently, Dr. Theeuwes is the chairman and Chief Scientific Officer of Durect Corporation which is a spin out from Alza Corporation to focus on the development of products based on the DUROS(TM) system technology. Dr. Theeuwes work led to the product introduction of the Alzet(R) mini osmotic pump series for animal research, and the OSRO(R) systems series of products. He directed research in transdermal research and development, initiated the electrotransport/ionphoresis program, and initiated the DUROS(TM) osmotic implant program. Dr. Theeuwes holds more than 210 United States patents covering these systems and has published more than 80 articles and chapters of


                                       42.

books. Dr. Theeuwes is a member of the board of directors of Vinifera Inc., and Durect Corporation and a member of the scientific advisory board at Antigenics. In 1993, Dr. Theeuwes completed the Stanford Executive Program at Palo Alto, California.

               GORDON BLANKSTEIN joined the Boards of Genetronics Biomedical Ltd. and Genetronics, Inc. on September 7, 1999. Mr. Blankstein founded GST Global Light Telecommunications Inc. ("GSTTT") in 1992. He has been the Chairman of the board of directors of that corporation since October 1996. Mr. Blankstein was a director of NACT Telecommunications, Inc. a publicly traded subsidiary of GSTTI. He is a founder, past President, Chairman of the board and former director of ICG Communications, Inc. a publicly traded telecommunications services provider. Mr. Blankstein is also currently the Chairman of the board of directors of Bluestar Battery Systems International Corp. and Comptec Industries Ltd. and is Vice-Chairman and a director of Highpoint Telecommunications Inc. He is a former member of the Policy Advisory Committee of the former Vancouver Stock Exchange. Mr. Blankstein holds a bachelor's degree and an M.B.A. from the University of British Columbia.

               GRANT DENISON, JR. is co-founder, Chairman and Chief Executive Officer of BioMarin Pharmaceutical Inc., Novato, Calif., with 25 years experience in pharmaceutical management. Prior to his present position, he served as President, Consumer Products, and as Corporate Senior Vice President, Business Development, for Searle, responsible for the general management of Searle's consumer products business and all pharmaceutical, diagnostics and consumer licensing and development. He also served as Vice President, Corporate Planning for Searle's parent company, Monsanto Company, during a period of major restructuring and portfolio realignment, and as President of Searle's United States operations during a period of significant sales and earnings growth in the late 1980s. Prior to joining Searle, Mr. Denison was Vice President, International Operations for Squibb Medical Systems. He also held various management positions at Pfizer, Inc. including Vice President, Pharmaceutical Planning and Business Development, and was responsible for the formation of numerous licensing, acquisition and strategic alliances. Mr. Denison previously served on the Board of Genetronics, Inc. from May 1996 to August 1998. He also serves as director of several companies including York Medical, Inc., Nastech Pharmaceutical, Dentalview and Clubb BioCapital. Mr. Denison holds an M.B.A. from Harvard Graduate School of Business Administration and an A.B. in Mathematical Economics from Colgate University.

COMMITTEES OF THE BOARD OF DIRECTORS

               The Audit Committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments (out of the presence of management) as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Suzanne L. Wood (Chair), Gordon Politeski and Felix Theeuwes.

               The Compensation Committee makes recommendations based upon management's suggestions regarding the salaries and incentive compensation for officers and key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of James L. Heppell (Chair), Gordon Politeski and Gordon Blankstein.

               The Nomination and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board of Directors and consults with the Chief Executive Officer in the process of recruiting new directors and assists in locating senior management personnel and selecting members for the scientific advisory board. The Nomination and Corporate Governance Committee has developed a policy to govern the Company's approach to corporate governance issues and provides a forum for concerns of individual directors about matters not easily or readily discussed in a full board meeting, e.g., the performance of management. The Nomination and Corporate Governance Committee is composed of Gordon Politeski (Chair), James L. Heppell, Suzanne L. Wood, Felix Theeuwes, Gordon Blankstein, and Grant Denison.



                                       43.

DIRECTOR COMPENSATION

               Our outside directors are paid a fee of $1,000 per day for each board or committee meeting a director attends in person; a director participating telephonically is paid $500 per day for each such meeting. In addition, each of the outside directors may receive an annual grant of an option to purchase our common shares. In the last completed fiscal year, the outside directors were not granted options to purchase shares of our common stock, other than grants made to new directors joining the board. Inside directors do not receive separate compensation for their participation in board or committee meetings. We pay all reasonable expenses associated with directors' attendance at, and participation in, board and committee meetings, and other company business to which a director attends.

               As described in Note 15 to the Consolidated Financial Statements, we incurred legal fees charged by the law firm of Catalyst Corporate Finance Lawyers in Vancouver, British Columbia, Canada, in the amount of $161,042 in the year ended March 31, 2000. James L. Heppell, a partner of that law firm, is a Director of our company. We also incurred accounting and administrative fees charged by Wood & Associates of Vancouver, British Columbia, Canada, in the amount of $29,055 in the year ended March 31, 2000. Suzanne Wood, the Principal of Wood & Associates, is a Director of our company. For the year ended March 31, 2000, we incurred $32,600 for certain administration fees charged by a company where one of the principals was an officer of our former French subsidiary.

BOARD-COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               The Compensation Committee is responsible for determining the compensation of the executive officers of our company. The members of the Compensation Committee are James L. Heppell (Chair), Gordon J. Politeski, and Gordon Blankstein.

EXECUTIVE COMPENSATION

               The following table sets forth the compensation of Gunter A. Hofmann, Lois J. Crandell, Martin Nash and James Lierman for the last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL                LONG-TERM
                                                                        COMPENSATION           COMPENSATION
                                                                    ----------------------    ---------------
                                                                                                SECURITIES
                                                                                                UNDERLYING
                 NAME AND PRINCIPAL POSITION            YEAR        SALARY          BONUS      OPTIONS/SARS         ALL OTHER
                                                        (1)          ($)            ($)(2)          (3)          COMPENSATION (4)
---------------------------------------------------------------------------------------------------------------------------------
Martin Nash                                             2000        201,808            -0-        300,000             17,347
                                                        1999        140,573         27,200        127,200              7,520
Director, President and Chief Executive Officer         1998        143,096            -0-         25,000(6)          12,241
and Chief Financial Officer (5)

James C. Lierman                                        2000        155,769         20,834         50,000              3,798(8)
Executive Vice President (7)                            1999        136,500        200,000        127,000              3,072
                                                        1998        146,463         45,000         20,000              3,777

Gunter A. Hofmann                                       2000        107,146            -0-         97,000(10)        121,969(11)
Former Chairman and Chief Scientific Officer (9)        1999        179,785         35,200        135,200             14,083
                                                        1998        188,923            -0-         25,000             13,383

Lois J. Crandell                                        2000        114,324            -0-         26,700(13)        133,727(14)
Former Director, President and                          1999        179,990         43,125        143,125             14,065
Chief Executive Officer (12)                            1998        184,465            -0-         65,000             13,244


                                       44.

(1) The fiscal year ended March 31, 1998, included 13 months, due to a fiscal year end change from February 28 to March 31 at that time.

(2) As of the date of this filing, our Board of Directors has not considered bonuses for achievements of the Named Executives or other employees during the fiscal year ended March 31, 2000 (other than bonuses based on contractual right). The Board plans to consider the issue. If bonuses are granted, then they will be paid from an account carried on our books to address accrued compensation for the fiscal year ended March 31, 2000.

(3) We do not have Stock Appreciation Rights. All noted securities are options

(4) The noted Other Compensation includes cash contributions made by us to purchase, on the open market, our common shares for the named executives' 401(k) accounts. Also included for Dr. Hofmann and Ms. Crandell are amounts paid for life insurance premiums; for Dr. Hofmann, Ms. Crandell, and Mr. Nash, that portion of automobile leases attributed to personal use; and, for Ms. Crandell, amounts paid for disability insurance premiums. Additional Compensation for Mr. Nash also includes reimbursement for certain personal travel expenses authorized by the Board of Directors.

(5) On June 10, 1999 Martin Nash was appointed Chief Financial Officer and retained his position as Senior Vice President. On September 7, 1999 he was appointed President and Chief Executive Officer and resigned as Senior Vice President.

(6) An additional grant of 25,000 options, the exercise of which was contingent upon the occurrence of a future event, was cancelled in the previous fiscal year. This grant is not included in the Summary Compensation Table.

(7) On September 7, 1999, Mr. Lierman was promoted to Chief Operating Officer. On June 28, 2000, Mr. Lierman's position with the Company was changed to Executive Vice President.

(8) Beginning in December, 1999, we leased an automobile for the business use of Mr. Lierman. For income tax purposes, we determine the percentage of time each Named Executive uses his or her company-leased car for personal use during the 12 month period of December 1 through November 30. Because the lease began after November 30, 1999, that portion of automobile expenses paid by us for Mr. Lierman's personal use of the automobile during the period of December, 1999 through March 31, 2000, will be recorded as additional compensation to him in fiscal year ended March 31, 2001.

(9) Dr. Hofmann's employment with us ended on September 7, 1999. He remains a director.

(10) Includes 97,000 options granted to Dr. Hofmann on November 12, 1999, after his employment by us ended. The grant was made pursuant to a Separation Agreement.

(11) Includes $114,997 of severance and other termination payments paid to, or for the benefit of, Dr. Hofmann in the fiscal year ended March 31, 2000 after his employment by us ended. The payments were made pursuant to a Separation Agreement.

(12) Ms. Crandell's employment with us ended on September 7, 1999. She resigned as a director on December 6, 1999.

(13) Includes 26,700 options granted to Ms. Crandell on November 12, 1999, after her employment by us ended. The grant was made pursuant to a Separation Agreement.

(14) Includes $125,627 of severance and other termination payments paid to, or for the benefit of, Ms. Crandell in the fiscal year ended March 31, 2000 after her employment by us ended. The payments were made pursuant to a Separation Agreement.

              STOCK OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

               The following table sets out stock options and stock appreciation rights granted to each Named Executive Officer during the fiscal year ended March 31, 2000:


                                       45.

                                                                                               POTENTIAL REALIZABLE
                                NUMBER OF                                                        VALUE AT ASSUMED
                                SECURITIES         % OF TOTAL        EXERCISE                  ANNUAL RATES OF STOCK
                                UNDERLYING        OPTIONS/SARS       OR BASE                   PRICE APPRECIATION FOR
                               OPTIONS/SARS        GRANTED TO         PRICE                        OPTION TERM
                                 GRANTED          Employees in        (US$/    EXPIRATION    -------------------------
NAME                             (#)(1)           FISCAL YEAR(2)    SECURITY)     DATE          5%($)        10%($)
---------------------------   --------------      --------------    ---------  ----------    ----------    -----------
Martin Nash                       300,000(3)            31%          4.13       02/06/10       779,200     1,974,647
James C. Lierman                   50,000(4)             5%          2.94       11/11/09        92,447       293,936
Gunter A. Hofmann, Ph.D.           97,000(5)            10%          2.94       11/11/09       179,348       570,236
Lois J. Crandell                   26,700(6)             3%          2.94       11/11/09        49,367       156,962

(1) We do not have Stock Appreciation Rights. All noted securities are options.

(2) We granted a total of 958,200 options to our employees in the fiscal year ended March 31, 2000, including 123,700 options granted to Dr. Hofmann and Ms. Crandell after their employment by the Company ended (which are used in calculating the percentages).

(3) 100,000 of such options vested upon the date of grant with the remainder vesting equally on each of the first and second anniversary of the date of grant.

(4) 12,500 of such options vested upon the date of grant with the remainder vesting equally on each of the first, second and third anniversary of the date of grant.

(5) These options were granted to Dr. Hofmann on November 12, 1999, after his 3 employment by us ended. 100% of such options will vest on January 6, 2001.

(6) These options were granted to Ms. Crandell on November 12, 1999, after her employment by us ended. 100% of such options will vest on September 6, 2000.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

               The following table sets forth information concerning each exercise of stock options or tandem SARs and freestanding SARs during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options and SARs, provided on an aggregated basis:

                                                                NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-
                              SECURITIES           VALUE            UNEXERCISED OPTIONS/SARS AT           MONEY OPTIONS/SARS AT
                              ACQUIRED ON         REALIZED              FISCAL YEAR END (1)               FISCAL YEAR-END ($)(2)
NAME OF EXECUTIVE OFFICER      EXERCISE             ($)         (#)EXERCISABLE     (#)UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-------------------------     -----------        ----------     ---------------     ----------------   -----------   --------------
Martin Nash                        -0-               N/A           299,200(3)         250,000(3)         949,120        570,750
James Lierman                      -0-               N/A           399,481(4)          67,519(4)       1,785,372        222,553
Gunter A. Hofmann, Ph.D        150,000(5)        307,500(6)        240,200(7)          97,000(7)         801,529        308,945
                                20,000            27,000
                                25,000            23,500
Lois J. Crandell               100,000(8)        205,000(9)        283,125(10)         26,700(10)        907,791         85,040
                                20,000            23,500
                                25,000            27,000

(1) We do not have Stock Appreciation Rights. All noted securities are options

(2) The closing price of our common shares on the AMEX was $6.125 on March 31, 2000. This price was used in the calculations reported in the column "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end


                                       46.

Exercisable/Unexercisable." All Named Executives were "in the money" on March 31, 2000, with respect to all stock options granted to each.

(3) 20,000 options with an exercise price of $1.33; 7,000 options with an exercise price of $2.19; 25,000 options with an exercise price of $2.55; 45,000 options with an exercise price of $2.78; 25,000 options with an exercise price of $1.76; 27,200 options with an exercise price of $2.25; 100,000 options with an exercise price of $2.69; and 300,000 options with an exercise price of $4.13.

(4) 250,000 options with an exercise price of $1.12; 10,000 options with an exercise price of $2.55; 10,000 options with an exercise price of $2.78; 20,000 options with an exercise price of $2.12; 27,000 options with an exercise price of $2.25; 100,000 options with an exercise price of $2.69; 50,000 options with an exercise price of $2.94.

(5) 150,000 options were exercised on July 2, 1999 at an exercise price of $0.83; 20,000 options were exercised on October 27, 1999 at an exercise price of $1.53; 25,000 options were exercised on October 27, 1999 at an exercise price of $1.94.

(6) The closing price of our stock on the AMEX was $2.88 on both July 2, 1999 and October 27, 1999.

(7) 35,000 options with an exercise price of $2.27; 25,000 options with an exercise price of $2.81; 45,000 options with an exercise price of $3.06; 35,200 options with an exercise price of $2.48; 100,000 options with an exercise price of $2.95; and 97,000 options with an exercise price of $2.95. The 97,000 options were granted to Dr. Hofmann on November 12, 1999, after his employment by us ended; the grant was made pursuant to a Separation Agreement.

(8) 100,000 options were exercised on July 2, 1999 at an exercise price of $0.83; 20,000 options were exercised on October 27, 1999 at an exercise price of $1.53; 25,000 options were exercised on October 27, 1999 at an exercise price of $1.94.

(9) The closing price of our stock on the AMEX was $2.88 on both July 2, 1999 and October 27, 1999.

(10) 40,000 options with an exercise price of $2.81; 60,000 options with an exercise price of $3.06; 40,000 options with an exercise price of $3.21; 43,125 options with an exercise price of $2.48; 100,000 options with an exercise price of $2.95; and 26,700 options with an exercise price of $2.94. The 26,700 options were granted Ms. Crandell on November 12, 1999, after her employment by us ended; the grant was made pursuant to a Separation Agreement.

1997 STOCK OPTION PLAN

               On June 20, 1997, our 1997 Stock Option Plan was adopted by the board of directors and our stockholders approved the plan on July 28, 1998. The 1997 Stock Option Plan was amended on September 14, 1998, October 20, 1998 and February 5, 1999, primarily to increase the number of shares authorized for issuance under the Plan. A total of 6,400,000 shares of common stock has been authorized for issuance under the 1997 Stock Option Plan and other plans combined. Pursuant to the 1997 Stock Option Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but exercised shares repurchased by us pursuant to a right of repurchase will not again become available for grant.

               The 1997 Stock Option Plan permits the grant of options to our directors, officers, key employees and consultants. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, including directors or officers who are employees, or nonstatutory stock options.

               The 1997 Stock Option Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 1997 Stock Option Plan, the committee has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to restrictions, to specify other terms of awards.

               The maximum term of options granted under the 1997 Stock Option Plan is ten years unless an incentive stock option is granted to an employee that on the date of grant has ownership of more than 10% of the total voting power of our stock, then the maximum term of the option is five years. Options granted under the 1997 Stock Option Plan generally are non-assignable and non-transferable. The expiration terms of options granted under the 1997 Stock Option Plan are determined by the administrator in accordance with the guidelines set forth in the 1997 Stock Option Plan. Options generally expire two months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, such person's options generally may be exercised up to twelve months following disability or death provided that the options were exercisable on the employee's last day of work.

               The exercise price of options granted under the 1997 Stock Option Plan is determined by the committee in accordance with the guidelines set forth in the 1997 Stock Option Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise



                                       47.

price of an incentive stock option granted to a person who holds more than 10% of the voting power of our stock cannot be less than 110% of the fair market value of our common stock on the date of the grant.

               Options granted under the 1997 Stock Option Plan vest at the rate determined by the committee and specified in the option agreement.

               Upon changes in control in our ownership, all outstanding stock awards under the 1997 Stock Option Plan may either be substituted by the surviving entity or terminated to the extent not exercised upon sixty days written notice.

               The committee may amend or terminate the 1997 Stock Option Plan at any time. Amendments to the 1997 Stock Option Plan will generally be submitted for stockholder approval within 12 months before or after adoption of the amendment.

               The Compensation Committee approved an amendment to the 1997 Stock Option Plan on February 28, 2000 and May 22, 2000 to clarify certain provisions of the Plan. The amendments clarify that a stock option agreement remains in effect and continues to vest so long as the optionee continues his or her business association with us as an employee, director, or consultant. The amendments also clarify the requirements for stock options granted to optionees holding more than 10% of the voting power of our stock. The Compensation Committee also passed a resolution on February 28, 2000, authorizing us to seek regulatory authorization to increase the number of shares available for grant under the 1997 Stock Option Plan by 1,000,000 shares, for a total of 7,400,000 authorized shares.

               As of June 20, 2000, we had issued and outstanding under the 1997 Stock Option Plan options to purchase 1,142,975 shares of common stock. The per share exercise prices of these options ranged from $1.66 to $3.21. As of June 20, 2000, 105,739 shares remained available for future grant under the 1997 Plan.

1995 STOCK OPTION PLAN

               On June 7, 1995, our board adopted our 1995 Stock Option Plan and our stockholders approved the plan on July 17, 1995. The 1995 Plan was amended in January, 1997 and April, 1997. The 1995 plan was subsequently amended by the Board and the stockholders in April 1997. Although a total of 3,500,000 shares of common stock have been authorized for issuance under the 1995 Plan, the plan was suspended by our Board on June 20, 1997. We will not grant any additional stock options under the 1995 Plan; however, we must keep the 1995 Plan alive so long as incentive stock options issued under the 1995 Plan remain in existence. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full will not be available for grant under the 1995 Plan but will be available for grant under the 1997 PlaneExercised shares repurchased by us pursuant to a right of repurchase will not become available for grant. Beginning on June 20, 1997, all grants of options were pursuant to the 1997 Plan.

               The suspended 1995 Stock Option Plan permitted the grant of options to our directors, officers, key employees and consultants. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, including directors or officers who are employees, or nonstatutory stock options.

               The 1995 Stock Option Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 1995 Stock Option Plan, the committee has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to restrictions, to specify other terms of awards.

               The maximum term of options granted under the 1995 Stock Option Plan is ten years unless an incentive stock option is granted to an employee that on the date of grant has ownership of more than 10% of the total voting power of our stock, then the maximum term of the option is five years. Options granted under the 1995 Stock Option Plan generally are non-assignable and non-transferable. The expiration terms of options granted under the 1995 Stock Option Plan are determined by the committee in accordance with the guidelines set forth in the 1995



                                       48.

Stock Option Plan. Options generally expire two months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, such person's options generally may be exercised up to twelve months following disability or death provided that the options were exercisable on the employee's last day of work.

               The exercise price of options granted under the 1995 Stock Option Plan is determined by the committee in accordance with the guidelines set forth in the 1995 Stock Option Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of an option granted to a person who holds more than 10% of the voting power of our stock cannot be less than 110% of the fair market value of our common stock on the date of the grant.

               Options granted under the 1995 Stock Option Plan vest at the rate determined by the committee and specified in the option agreement.

               Upon changes in control in our ownership, all outstanding stock awards under the 1995 Stock Option Plan may either be substituted by the surviving entity or terminated to the extent not exercised upon sixty days written notice.

               As of June 20, 2000, we had issued and outstanding under the 1995 Stock Option Plan options to purchase 1,293,400 shares of common stock. The per share exercise prices of these options ranged from $0.93 to $3.06.

SHARES ISSUED OUTSIDE STOCK OPTION PLANS

               All shares of common stock authorized for issuance pursuant to options granted to directors, employees, and consultants prior to establishment of the 1995 Stock Option Plan have been issued.

401(k) PLAN

               We have established a tax-qualified employee savings and retirement plan. The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,500 in the calendar year 2000). Employees are eligible to participate on the first day following six months as an employee of ours. Entry dates are April 1 and October 1. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds. We match 50% of an employee's contribution to the 401(k) plan, up to a maximum of 6% of an employee's compensation, with our common shares purchased in the open market for the individual employee's 401(k) account. Our contributions to the 401(k) plan, and earnings thereon, vest over a six year period beginning on an employee's date of hire.

EMPLOYMENT AGREEMENTS

               In January 1995, we entered into an employment agreement with Lois J. Crandell, our former President and Chief Executive Officer. The employment agreement had a one year term with automatic renewal unless 60 days prior notice is provided. Such agreement was amended January 9, 1996, March 1, 1997 and January 15, 1999, and provided for an annual salary of $220,000, an annual bonus of up to 25% of her annual salary, payable within 90 days of the end of our fiscal year, life insurance in the amount of $500,000. Ms. Crandell's employment with us ended as of September 7, 1999. We entered into a Separation Agreement and Consulting Agreement with Ms. Crandell, effective December 6, 1999 and September 7, 1999, respectively. Pursuant to the Separation and Consulting Agreements we made severance payments and issued additional option grants to Ms. Crandell.

               In January 1995, we entered into an employment agreement with Gunter A. Hofmann, Ph.D., our former Chief Scientific Officer and such employment agreement has a one year term with automatic renewal unless 60 days prior notice is provided. Such agreement was amended on January 9, 1996, March 1, 1997 and January 15, 1999 and, provided for an annual salary of $200,000, an annual bonus of up to 20% of his annual salary, payable within 90 days of the end of our fiscal year and life insurance in the amount of $500,000. Dr. Hofmann's employment with us ended as of September 7, 1999. We entered into a Separation Agreement and Consulting Agreement with Dr.



                                       49.

Hofmann, effective December 6, 1999 and September 7, 1999, respectively. Pursuant to the Separation and Consulting Agreements, we made severance payments and issued additional option grants to Dr. Hofmann.

               In January 1995, we entered into an employment agreement with Martin Nash, our then Senior Vice President. Mr. Nash was appointed as our Chief Financial Officer on June 10, 1999 and our President and Chief Executive Officer on September 7, 1999. Mr. Nash's employment agreement has a one year term with automatic renewal unless 60 days prior notice is provided. Such agreement was amended on January 9, 1996, March 1, 1997 and January 15, 1999 and pursuant to a Board resolution as of September 7, 1999, Mr. Nash receives an annual salary of $220,000. Mr. Nash is also eligible to receive an annual bonus of up to 20% of his annual salary, payable within 90 days of the end of our fiscal year.

               Pursuant to the employment agreements, upon termination of Mr. Nash's employment for the following reasons: (i) we decide not to renew the employment agreement; (ii) we terminate the employee; or (iii) if without written consent of the employee, we change the employee's duties or responsibilities and the employee terminates his employment with 6 months written notice, then we must pay to the employee two months of his annual salary for each full year of service under the agreement, such payment to be for no shorter time period than for six months and the employee shall be entitled to all other benefits that he would have been entitled to as an employee. In addition, pursuant to the terms of the employment agreement between us and Mr. Nash, in recognition of the fact that the employee requires the use of a car in the performance of his duties, we pay the lease payment, the insurance, maintenance, and repair costs for his car. That portion of costs associated with personal usage of his car is considered compensation to Mr. Nash.

               In January 1996, we entered into an employment agreement with James Lierman for the position of Vice President of Corporate Development. Mr. Lierman was also appointed our Chief Operating Officer in September 1999. On June 28, 2000, Mr. Lierman's position with us was changed to Executive Vice President. The employment agreement is for a one year term with automatic renewal. Mr. Lierman is also eligible to receive an annual bonus determined by a percentage of the licensing activity attributed to Mr. Lierman's employment efforts with us. In recognition of the fact that Mr. Lierman requires the use of a car in the performance of his duties, we pay the lease payment, the insurance, maintenance, and repair costs for his car. That portion of costs associated with personal usage of his car is considered compensation to Mr. Lierman.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

               As specified in our Articles of Incorporation, subject to the provisions of the Company Act (British Columbia), the Directors shall cause us to indemnify a Director or a former Director of ours and the Directors may cause us to indemnify a Director or former Director of a corporation of which we are or were a member and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a Director of ours or a Director of such corporation, including any action brought by us or any such corporation. Each of our Directors on being elected or appointed shall be deemed to have contracted with us on the terms of the foregoing indemnity.

               Additionally, the Directors may cause us to indemnify any of our officers, employees or agents, or of a corporation of which we are or were a member, and his heirs and personal representatives, against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as our officer, employee or agent or such corporation. The Company shall also indemnify our Secretary and any Assistant Secretary, if he is not a full-time employee and notwithstanding that he may also be a Director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act (British Columbia) or the Articles and each such Secretary and Assistant Secretary shall, on being appointed be deemed to have contracted with us on the terms of the foregoing indemnity.

               The Directors may cause us to purchase and maintain insurance for the benefit of any person who is or was serving a Director, officer, employee or agent of ours or as a director, officer, employee or agent of any corporation of which we are or were a shareholder and his heirs or personal representatives against any liability incurred by him as such director, officer, employee or agent.



                                       50.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

               The following is a description of transactions since February 28, 1997, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management."

               As described in Note 15 to the Financial Statements, we incurred legal fees charged by the law firm of Catalyst Corporate Finance Lawyers in Vancouver, British Columbia, Canada, in the amount of $161,042 in the year ended March 31, 2000, $93,778 in the year ended March 31, 1999 and $82,810 in the thirteen months ended March 31, 1998. James L. Heppell, a partner of that law firm, is a Director of our company.

               We also incurred accounting and administrative fees charged by Wood & Associates of Vancouver, British Columbia, Canada, in the amount of $29,055 in the year ended March 31, 2000, $26,735 in the year ended March 31, 1999 and $24,020 in the thirteen months ended March 31, 1998. Suzanne Wood, the Principal of Wood & Associates, is a Director of our company.

               For the years ended March 31, 2000 and March 31, 1999, we incurred $32,600 and $114,900, respectively, for certain administration fees charged by a company where one of the principals was an officer of our former French subsidiary.

               We entered into Separation Agreements with each of Gunter Hofmann, Ph.D., our former Chief Scientific Officer and Chairman of the Board, and Lois Crandell, our former President and Chief Executive Officer. Pursuant to the terms of the Separation Agreement with Dr. Hofmann, during the fiscal year ended March 31, 2000, we paid $114,997 of severance and other termination payments to, or on behalf of, Dr. Hofmann, and granted him an option to purchase 97,000 shares of our common stock. Pursuant to the terms of the Separation Agreement with Ms. Crandell, during the fiscal year ended March 31, 2000, we paid $125,627 of severance and other termination payments to, or on behalf of, Ms. Crandell, and granted her an option to purchase 26,700 shares of our common stock.

               Two individuals among our present and former directors are related. Lois Crandell, our former President, Chief Executive Officer, and director, and Gunter Hofmann, our former Chief Scientific Officer and Chairman, and a current director, are married. Markus Hofmann (currently our Controller) is the son of Gunter Hofmann.

               We have entered into employment agreements with certain of our executive officers. See "Management -- Employment Agreements

               In the past, we have granted options to our executive officers and directors. We intend to grant options to our officers and directors in the future. See "Management -- Executive Compensation."

               We have also entered into an indemnification agreement with each of our directors and executive officers, and with George Gill, M.D., our Vice President of Clinical and Regulatory Affairs. See "Management -- Limitations on Directors' and Executive Officers' Liability and Indemnification."

               All of our securities referenced above were sold and purchased at prices equal to the fair market value of the securities, as determined by our Board of Directors, on the date of issuance.



                                       51.

                             PRINCIPAL SHAREHOLDERS

               The following table sets forth information as of June 20, 2000 with respect to (i) each stockholder known to us to be the beneficial owner of more than five percent (5%) of the outstanding common stock of our company, (ii) each director, (iii) each currently Named Executive Officer and (iv) all directors and currently Named Executive Officers of our company as a group. Except as set forth below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

---------------------------------------------------------------------------------------------
                                                   Amount and Nature of      Percent of Class
                                                  Beneficial Ownership of     of Common Stock
Beneficial Owner of Common Stock (1)                 Common Stock (2)             (2)
---------------------------------------------------------------------------------------------
Park Place Capital Limited                          2,415,100                    8.9%
  25 St. James Street
  London, England
  SW1A 1HA
Johnson & Johnson Development Corporation           2,242,611                    8.23%
  One Johnson & Johnson
  Plaza, New Brunswick, New Jersey
Lois Crandell                                       3,158,088(3)                11.37%
  3750 Riviera Drive, #6
  San Diego, CA 92109
Gunter A. Hofmann                                   3,158,088(4)                11.37%
  3750 Riviera Drive, #6
  San Diego, CA 92109
Martin Nash                                           679,661(5)                 2.47%
James Lierman                                         410,339(6)                 1.49%
James L. Heppell                                       80,500(7)                     *
Suzanne L. Wood                                        97,500(8)                     *
Stan Yakatan                                          252,400(9)                     *
Gordon Politeski                                       85,000(10)                    *
Gordon Blankstein                                      35,000(11)                    *
Felix Theeuwes                                         69,000(12)                    *
Grant Denison, Jr                                      80,000(13)                    *
All Executive Officers and Directors as a group     4,949,630(14)                17.3%


 *    less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 1119 Sorrento Valley Rd., San Diego, California 92121.

(2) Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days of June 20, 2000 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 27,264,218 shares of the Company's Common Stock outstanding as of June 20, 2000.

(3) Includes 283,125 shares of Common Stock issuable pursuant to options exercisable within 60 days of June 20, 2000. Also includes 2,380,899 shares owned by Gunter A Hofmann, Ms. Crandell's husband. Ms. Crandell disclaims beneficial ownership of Dr. Hofmann's shares.

(4) Includes 240,200 shares of Common Stock issuable pursuant to options exercisable within 60 days of June 20, 2000. Also includes 777,189 shares owned by Lois J. Crandell, Dr. Hofmann's wife. Dr. Hofmann disclaims beneficial ownership of Ms. Crandell's shares.

(5) Includes 299,200 shares of common stock issuable pursuant to options exercisable within 60 days of June 20, 2000.

(6) Includes 399,481 shares of common stock issuable pursuant to options exercisable within 60 days of June 20, 2000 and 13,000 shares of common stock owned by Mr. Lierman's wife. Mr. Lierman disclaims beneficial ownership of his wife's shares.




                                       52.

(7) Includes 60,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 20, 2000, 1,000 shares owned by Free Spirit Investment Ltd., which is owned 50% by Mr. Heppell and 50% by his wife and 200 shares owned by Full Moon Law Corporation, which is also owned 50% by Mr. Heppell and 50% by his wife.

(8) Includes 70,000 shares of common stock issuable pursuant to options exercisable within 60 days June 20, 2000.

(9) Includes 106,400 shares of common stock issuable pursuant to options exercisable within 60 days of June 20, 2000.

(10) Includes 85,000 shares of common stock issuable pursuant to options exercisable within 60 days of June 20, 2000.

(11) Includes 35,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of June 20, 2000.

(12) Includes 35,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of June 20, 2000.

(13) Includes 80,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of June 20, 2000.

(14) Includes 1,410,281 shares of Common Stock issuable pursuant to options exercisable within 60 days of June 20, 2000.




                                       53.

                          DESCRIPTION OF CAPITAL STOCK

               Our authorized capital stock consists of 100,000,000 common shares, no par value, and 100,000,000 shares of Class A preferred.

COMMON SHARES

               We are authorized to issue 100,000,000 common shares, of which 27,264,218 common shares are issued and outstanding as of the date of June 20, 2000 and 100,000,000 Class A preferred stock, of which no Class A preferred stock are issued and outstanding as of the date of this Prospectus.

               All of the common shares rank equally as to voting rights, participation in a distribution of our assets on a liquidation, dissolution or winding-up, and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the common shares at the meetings. Each Common Share carries with it the right to one vote.

               In the event of liquidation, dissolution or winding-up of us or other distribution of our assets, the holders of the common shares will be entitled to receive, on a pro-rata basis, all of the assets remaining after we have paid out our liabilities. Distribution in the form of dividends, if any, will be set by the Board of Directors.

               Provision as to modification, amendment or variation of the rights attached to the common shares are contained in our memorandum and articles and the Company Act (British Columbia). Generally speaking, substantive changes to the rights attached to the Common Share will require the approval of the shareholders by special resolution (at least 75% of the votes cast).

               There are no restrictions on the repurchase or redemption by us of common shares. There are no indentures or agreements limiting the payment of dividends. There are no conversion rights, special liquidation rights, pre-emptive rights or subscription rights attached to any common shares.

               At the annual general meeting of our shareholders held on July 26, 1999, we replaced the special rights and restrictions attached to the Class A preferred stock. The new special rights and restrictions allow the directors, where class rights permit them to do so, to alter the memorandum and our articles to create a new series of Class A preferred stock and provide for special rights and restrictions attached to such stock. The directors may determine all rights, preferences, restrictions and conditions of such Class A preferred stock including voting rights, dividend rights, liquidation preference, conversion rights and redemption rights. The new special rights and restrictions were put in place in an effort to allow the directors to react quickly to market conditions during a financing to create a series of Class A preferred stock with the special rights and restrictions attractive to the market, without incurring the delay of calling an extraordinary meeting of the shareholders.

WARRANTS

               By an agency agreement dated June 8, 1999, we appointed CB Capital Corp., formerly Canaccord International (L) Corporation of P.O. Box HM 2567, Hamilton, HM KX, Bermuda, as our exclusive Agent to offer special warrants for sale on a best effort basis. On June 16, 1999, 4,187,500 special warrants were issued by us, at the price of $3.00 per special warrant and 100% of the net proceeds were immediately released to us. In March 2000, 23,000 special warrants were exercised into 23,000 shares of common stock. Upon their expiry in June 2000, all remaining special warrants automatically converted into 4,164,500 shares of common stock. Pursuant to Canadian law, the shares of common stock issued upon this automatic conversion are eligible for transfer and sale in Canada, subject to statutory limitations and restrictions.

               In consideration of the services performed by the Agent in connection with the offering of the special warrants, we paid to the Agent's nominee, Canaccord Capital Corporation, a cash commission equal to 8% of the aggregate gross proceeds raised from the sale of the special warrants. No other cash fees were paid by us with respect to the issuance of the shares of common stock upon the exercise of the special warrants.

               Further, we issued to Canaccord Capital Corporation 30,000 shares of common stock and special warrants exercisable, for no additional consideration, to acquire common share purchase warrants to purchase up to 418,750 shares of our common stock, exercisable at a price of $3.31 per share on or before June 16, 2000. In March 2000, Canaccord exercised the 418,750 special warrants and acquired warrants for the same amount. Also in March 2000, Canaccord exercised 151,300 warrants and received 151,300 shares of common stock. We received $500,803 as payment for the shares pursuant to the $3.31 per share exercise price. Subsequent to March 31, 2000, we issued an additional 180,500 shares of common stock pursuant to the exercise of warrants at a price of $3.31 per share. We received $597,455 as payment for the shares of common stock issued after March 31, 2000. The remaining warrants expired in June 2000 and are no longer exercisable.


                                       54.

               We entered into a "finders" agreement with Thompson & Flowers, whereby we agreed that, in the event that firm satisfies several business development conditions with respect to use of our technology in the field of dermatology, we will issue the firm a warrant to purchase a total of 120,000 shares of Genetronics Biomedical Ltd. common stock. If the conditions are satisfied, and the warrant is issued, the exercise price will be set as the 10 days trailing closing average price per share on the AMEX from the signing date of this Agreement.

DIVIDEND POLICY

               We have not declared or paid any dividends on our common shares since our inception. Our directors expect that while we are in the development stage, earnings will not be distributed to shareholders by way of dividend. The declaration of dividends on our common shares will depend upon the directors' assessment of, among other factors, earnings, capital requirements and our operating and financial condition. See "Dividend Policy".

REGISTRATION RIGHTS

               Pursuant to the Stock Purchase Agreement dated October 8, 1998 between us and Johnson & Johnson Development Corporation, Johnson & Johnson Development Corporation has registration rights for the 2,242,611 shares of common stock held by them, all of such shares are being registered in this Registration Statement. Under the Stock Purchase Agreement, holders of more than 30% of the then outstanding registrable securities may demand, by written request, that we file a registration statement under the Securities Act covering all or a portion of their registrable securities, provided that, in the case of a registration on a form other than a Form F-3 or Form S-3, that we file a registration statement under the Securities Act covering all or a portion of the registrable securities, provided that, we are obligated to file only two registration statements subject to the foregoing. In the case of a registration of Form F-3 or Form S-3, there is a reasonably anticipated aggregate offering price to the public of at least $500,000. These registration rights are subject to our right to furnish such holders of registrable securities with a certificate, signed by our President or Chief Executive Officer, stating that in the good faith judgment of our Board, it would be seriously detrimental to us and our shareholders for the Form F-3 or S-3 Registration to be effected, in which event we have the right to delay the filing of a the registration statement for a period not to exceed 120 days in the case of a registration on a form other than a Form F-3 or Form S-3 and 90 days in the case of a registration on a Form F-3 or S-3. In such a case, we cannot delay more than twice in a 12-month period after receiving the registration request.

               In addition, the holders of the registrable securities have "piggyback" registration rights. If we propose to register any of our securities under the Securities Act of 1933 (other than on Form S-4, S-8 or a registration statement on Form S-1 covering solely any employee benefit plan), such holders may require us to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit the number of the registrable securities proposed to be included in such registration to that number of shares which in the good faith judgment of the managing underwriter can be sold in such offering.

               All registration expenses incurred in connection with the above registrations would be borne by us. The holders of the registrable securities would pay all underwriting discounts and selling commissions applicable to the sale of his or its registrable securities.



                                       55.

TRANSFER AGENT AND REGISTRAR

               The co-transfer agents and registrars for our common shares are Montreal Trust Company of Canada and American Securities Transfer and Trust, Inc.

                                  LEGAL MATTERS

               The legality of the common shares offered hereby will be passed upon for us by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

               Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of March 31, 2000 and 1999 and for the twelve month, twelve month, and thirteen month periods ended March 31, 2000, March 31, 1999 and March 31, 1998 respectively, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

               We are subject to the reporting requirements of the Securities Exchange Commission as a foreign private issuer, and in accordance therewith, file reports and other information with the SEC. Such reports and other information may be inspected and copied at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, was filed with the Commission through EDGAR.

               We incorporate by reference (i) our Annual Report on Form 10-K for the year ended March 31, 2000 filed on June 28, 2000, (ii) our Form 20-F for the year ended February 28, 1998, as amended, which includes a description of our common stock and (iii) any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

               You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                    Genetronics Biomedical Ltd.
                    11199 Sorrento Valley Road
                    San Diego, CA 92121-1334
                    Attn: Chief Executive Officer
                    (858) 597-6006



                                       56.

                           GENETRONICS BIOMEDICAL LTD.
                           (IN UNITED STATES DOLLARS)

                          INDEX TO FINANCIAL STATEMENTS

The consolidated financial statements required by this item are submitted in a separate section beginning on page F-1 of this Registration Statement.

Report of Ernst & Young LLP, Independent Auditors....................................... F-2
Consolidated Balance Sheets as of March 31, 2000 and March 31, 1999..................... F-3
Consolidated Statements of Loss and Deficit for the periods ended March 31, 2000,
  March 31, 1999 and March 31, 1998..................................................... F-4
Consolidated Statements of cash flows for the periods ended March 31,
  2000, March 31, 1999 and March 31, 1998............................................... F-5
Notes to Consolidated Financial Statements.............................................. F-6

                                AUDITORS' REPORT




To the Shareholders of
GENETRONICS BIOMEDICAL LTD.

We have audited the consolidated balance sheets of GENETRONICS BIOMEDICAL LTD. as at March 31, 2000 and 1999 and the consolidated statements of loss and deficit and cash flows for the years ended March 31, 2000 and 1999 and the thirteen month period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended March 31, 2000 and 1999 and the thirteen month period ended March 31, 1998, in accordance with accounting principles generally accepted in Canada. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.




Vancouver, Canada,
May 3, 2000.                               Chartered Accountants

GENETRONICS BIOMEDICAL LTD.
Incorporated under the laws of British Columbia

                           CONSOLIDATED BALANCE SHEETS

As at March 31

                                                                2000              1999
                                                                  $                 $
-----------------------------------------------------------------------------------------
                                                                   (In U.S. dollars)
ASSETS
CURRENT
Cash and cash equivalents                                     9,742,344        6,189,284
Accounts receivable, net of allowance for uncollectible
    accounts of $54,925 [1999 - $19,685] [note 3]             1,120,450          776,648
Inventories [note 4]                                            611,642          655,906
Prepaid expenses and other                                      139,423            6,095
-----------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                         11,613,859        7,627,933
-----------------------------------------------------------------------------------------
Fixed assets [note 5]                                         1,014,811        1,177,393
Other assets [note 6]                                         1,383,634        1,002,318
-----------------------------------------------------------------------------------------
                                                             14,012,304        9,807,644
=========================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued expenses [note 7]                1,784,084        1,377,443
Current portion of obligations under
    capital leases [note 11]                                     53,098           45,892
Deferred revenue                                                268,665               --
----------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                     2,105,847        1,423,335
----------------------------------------------------------------------------------------
Obligations under capital leases [note 11]                       65,286          118,384
Deferred rent                                                     9,972            9,564
----------------------------------------------------------------------------------------
TOTAL LIABILITIES                                             2,181,105        1,551,283
----------------------------------------------------------------------------------------
Commitments and contingencies [note 11]
SHAREHOLDERS' EQUITY
Share capital [note 9]                                       30,491,793       28,357,863
Additional paid in capital [note 9]                              35,768               --
Special warrants [note 9]                                    11,002,992               --
Cumulative translation adjustment                              (100,911)        (103,001)
Deficit                                                     (29,598,443)     (19,998,501)
-----------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                   11,831,199        8,256,361
-----------------------------------------------------------------------------------------
                                                             14,012,304        9,807,644
=========================================================================================


See accompanying notes

On behalf of the Board:

                Director                                          Director

GENETRONICS BIOMEDICAL LTD.


                           CONSOLIDATED STATEMENTS OF
                                LOSS AND DEFICIT


                                                                                    THIRTEEN
                                                  YEAR ENDED       YEAR ENDED     MONTHS ENDED
                                                   MARCH 31         MARCH 31        MARCH 31
                                                     2000             1999            1998
                                                       $               $                $
---------------------------------------------------------------------------------------------
                                                              (In U.S. dollars)
REVENUE
Net sales [note 3]                                4,134,436        3,434,105        3,097,198
License fee and milestone payments [note 3]         416,667        4,500,000               --
Grant funding                                       334,901          354,135          128,069
Revenues under collaborative research
    and development arrangements                    191,335           33,048            6,025
Interest income                                     556,193          300,911          427,498
---------------------------------------------------------------------------------------------
                                                  5,633,532        8,622,199        3,658,790
---------------------------------------------------------------------------------------------

EXPENSES
Cost of sales                                     2,023,899        1,638,635        1,427,285
Research and development                          6,977,220        8,086,959        5,637,955
Selling, general and administrative               5,610,830        5,481,051        4,172,246
Restructuring charges [note 10]                     597,183               --               --
Interest expense                                     24,342           19,391           17,970
---------------------------------------------------------------------------------------------
                                                 15,233,474       15,226,036       11,255,456
---------------------------------------------------------------------------------------------
NET LOSS FOR THE PERIOD                          (9,599,942)      (6,603,837)      (7,596,666)

Deficit, beginning of period                    (19,998,501)     (13,394,664)      (5,797,998)
---------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                          (29,598,443)     (19,998,501)     (13,394,664)
---------------------------------------------------------------------------------------------
LOSS PER COMMON SHARE                                 (0.43)           (0.33)           (0.43)
=============================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES         22,107,190       20,272,801       17,782,723
=============================================================================================



See accompanying notes

GENETRONICS BIOMEDICAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         THIRTEEN
                                                      YEAR ENDED       YEAR ENDED      MONTHS ENDED
                                                       MARCH 31         MARCH 31         MARCH 31
                                                         2000             1999             1998
                                                           $                $                $
---------------------------------------------------------------------------------------------------
                                                                    (In U.S. dollars)
OPERATING ACTIVITIES
Net loss for the period                               (9,599,942)      (6,603,837)      (7,596,666)
Items not involving cash:
    Depreciation and amortization                        566,358          410,268          246,258
    Provision for uncollectible accounts                  43,149            7,472           26,915
    Provision for inventory allowances                    65,620           10,976           35,608
    Loss on disposal of fixed assets                          --           18,986               --
    Deferred rent                                            408          (14,345)          (1,196)
Changes in non-cash working capital items:
    Accounts receivable                                 (386,951)        (280,393)         210,475
    Inventories                                          (21,356)        (271,792)         (37,980)
    Prepaid expenses and other                          (133,328)          (1,141)            (815)
    Accounts payable and accrued expenses                406,641          404,906          329,206
    Deferred revenue                                     268,665               --               --
--------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES                     (8,790,736)      (6,318,900)      (6,788,195)
--------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of fixed assets                                (289,511)        (414,186)        (553,687)
Increase in other assets                                (495,581)        (287,771)        (304,683)
--------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                       (785,092)        (701,957)        (858,370)
--------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Payments on obligations under capital leases             (45,892)         (24,016)         (18,549)
Issuance of Special Warrants, net of issue costs      11,155,648               --               --
Proceeds from issuance of common shares, net of
    issue costs                                        2,017,042        6,795,461       12,333,136
--------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                 13,126,798        6,771,445       12,314,587
--------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                    2,090          (83,294)          14,361
--------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       3,553,060         (332,706)       4,682,383
Cash and cash equivalents, beginning of period         6,189,284        6,521,990        1,839,607
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD               9,742,344        6,189,284        6,521,990
==================================================================================================

See accompanying notes

                          GENETRONICS BIOMEDICAL LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)

1. NATURE OF BUSINESS

Genetronics Biomedical Ltd. carries out its business through its wholly-owned subsidiaries, Genetronics, Inc. and Genetronics S.A. Through its BTX Instrument Division, the Company develops, manufactures, and markets electroporation instrumentation and accessories used by scientists and researchers to perform genetic engineering techniques, such as cell fusion, gene transfer, cell membrane research and genetic mapping in research laboratories worldwide. Through its Drug and Gene Delivery Division, the Company is developing drug delivery systems which are designed to use electroporation to enhance drug or gene delivery in the areas of oncology, dermatology, gene therapy, cardiology and transdermal drug delivery. The Company sells the majority of its products to customers in the United States, Canada, Germany and East Asia.

The Company has financed its cash requirements primarily from share issuances, payments from collaborators and government grants. The Company's ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to the market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies.

2. ACCOUNTING POLICIES

The Company prepares its accounts in accordance with accounting principles generally accepted in Canada. A reconciliation of amounts presented in accordance with United States accounting principles is detailed in note 17. Because a precise determination of many assets and liabilities depends on future events, the preparation of financial statements necessarily involves the use of management's estimates and approximations. Actual results could differ from those estimates.

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

CONSOLIDATION

These consolidated financial statements include the accounts of Genetronics Biomedical Ltd. and its wholly-owned subsidiary, Genetronics, Inc., a private company incorporated in the state of California, USA and Genetronics S.A., a wholly owned subsidiary of Genetronics, Inc., a company incorporated in France. Significant intercompany accounts and transactions have been eliminated on consolidation.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

2. ACCOUNTING POLICIES (CONT'D.)

STATEMENT OF CASH FLOWS

The Company has adopted the new recommendations of the Canadian Institute of Chartered Accountants for cash flow statements and has restated the comparative periods to conform to this revised standard. Accordingly, the Company has redefined cash and cash equivalents and has excluded non-cash transactions such as the acquisition of assets under capital leases and shares issued for non-cash consideration within the statement of cash flows.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of 90 days or less, when purchased, to be cash equivalents. Cash equivalents are stated at cost which approximates market value. Cash equivalents consist primarily of commercial paper with an average interest rate of 6.1% and maturities to June 5, 2000.

FIXED ASSETS

Fixed assets are stated at cost and depreciated over the estimated useful lives of the assets (five to seven years) using the straight-line method. Leasehold improvements and equipment under capital leases are being depreciated over the shorter of the estimated useful lives of the assets or the term of the lease. Depreciation of leased assets is included in amortization and depreciation.

PATENT COSTS

Patents are recorded at cost and amortized using the straight-line method over the expected useful lives of the patents or 17 years, whichever is less. Cost is comprised of the consideration paid for patents and related legal costs. If management determines that development of products to which patent costs relate is not reasonably certain or that costs exceed recoverable value, such costs are charged to operations.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) and replacement cost for raw materials and net realizable value for finished goods and work in process.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

2. ACCOUNTING POLICIES (CONT'D.)

FINANCIAL INSTRUMENTS

The fair values of the financial instruments including cash equivalents, accounts receivable and accounts payable and accrued expenses approximate their carrying value due to their short term nature except as otherwise disclosed in the consolidated financial statements.

The obligations under capital lease bear rates which in management's opinion approximate the current interest rate and therefore approximate fair value.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense for the years ended March 31, 2000 and 1999 and the thirteen months ended March 31, 1998 was $225,035, $173,600, and $205,486, respectively.

REVENUE RECOGNITION

Sales are recognized upon shipment of products and are recorded net of discounts and sales returns. Revenue from licensing arrangements are recognized when all the criteria in the agreement has been fulfilled.

Revenues under collaborative research and development arrangements are not refundable if research efforts are unsuccessful, and, accordingly, are recorded as revenue as development activities are performed and expensed.

Revenues under contractual arrangements are deferred upon receipt and recognized as revenue over the remaining term of the contract.

LOSS PER COMMON SHARE

Loss per common share has been calculated using the weighted average number of common shares outstanding during the period. Fully diluted loss per share has not been presented as the outstanding options, Special Warrants and warrants are anti-dilutive.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

2. ACCOUNTING POLICIES (CONT'D.)

INCOME TAXES

The Company uses the deferral method of income tax allocation in accounting for income taxes.

RESEARCH AND DEVELOPMENT

Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless the Company believes a development project meets generally accepted accounting criteria for deferral and amortization.

FOREIGN CURRENCY TRANSLATION

The U.S. dollar is used as the reporting currency in these consolidated financial statements. However, the non-consolidated accounts of the Company are measured using the Canadian dollar as its functional currency. Assets and liabilities of the Company are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and revenue and expense accounts are translated using the weighted average exchange rate during the period. Gains and losses resulting from this process are recorded in shareholders' equity as an adjustment to the cumulative translation account.

The accounts of the Company's U.S. subsidiary, a self-sustaining entity, are measured using the U.S. dollar as its functional currency. Any of its transactions denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect on the transaction date. At the balance sheet date, monetary items denominated in foreign currencies are adjusted to reflect the exchange rate in effect at that time. Gains and losses resulting from this translation process are deferred and included in the cumulative foreign currency translation adjustment in shareholders' equity. The accounts of the Company's French subsidiary, an integrated entity to the Company's U.S. subsidiary, are recorded in French francs and translated into U.S. dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the year-end exchange rates. Non-monetary assets and liabilities are translated using historical rates of exchange. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings. Exchange gains and losses are included in income for the year. The effect on the statement of operations of transaction gains and losses is insignificant.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

2. ACCOUNTING POLICIES (CONT'D.)

GOVERNMENT ASSISTANCE

The Company receives non-refundable assistance under available government programs. Government assistance towards current expenditures is recorded as grant funding revenue in the period the related expenditure is incurred.

LEASES

Leases have been classified as either capital or operating leases. Leases which transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

STOCK BASED COMPENSATION

The Company grants stock options to executive officers and directors, employees and consultants pursuant to stock option plans as described in note 9. No compensation is recognized for these plans when common shares or stock options are issued. Any consideration received on exercise of stock options or the purchase of stock is credited to share capital. If common shares are repurchased, the excess or deficiency of the consideration paid over the carrying amount of the common shares canceled is charged or credited to additional paid in capital or retained earnings.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

3. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

At March 31, 2000, two customers accounted for approximately $597,330 [1999 - $235,000] of total accounts receivable. Approximately 28%, 24% and 19% of net sales were made to one customer for the years ended March 31, 2000 and 1999, and the thirteen months ended March 31, 1998, respectively.

By an exclusive license and development agreement dated October 6, 1998, the Company has granted the rights to its drug delivery technology to make, use and sell oncology products as defined in the agreement. The agreement expires at the expiration of certain patent rights covering the technology which at March 31, 2000 is in 2016. Pursuant to the agreement, during the year ended March 31, 2000, the Company received milestone payments from the licensee in the amount of $416,667 [1999 - license fee and milestone payments of $4,500,000; 1998 - $nil].

Credit is extended based on an evaluation of a customer's financial condition and generally collateral is not required. To date, credit losses have not been significant.

4. INVENTORIES

                                                       2000              1999
                                                         $                 $
--------------------------------------------------------------------------------
Raw materials                                         490,926           401,634
Work in process                                        79,683            81,863
Finished goods                                        129,470           195,226
--------------------------------------------------------------------------------
                                                      700,079           678,723
Less:  allowance for obsolescence                     (88,437)          (22,817)
--------------------------------------------------------------------------------
                                                      611,642           655,906
================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

5. FIXED ASSETS

                                                           ACCUMULATED    NET BOOK
                                                COST       DEPRECIATION     VALUE
                                                  $             $             $
-----------------------------------------------------------------------------------
2000
Machinery, equipment and office furniture     1,567,415       765,065       802,350
Leasehold improvements                          427,647       301,918       125,729
Equipment under capital leases                  199,375       112,643        86,732
-----------------------------------------------------------------------------------
                                              2,194,437     1,179,626     1,014,811
-----------------------------------------------------------------------------------
1999
Machinery, equipment and office furniture     1,284,112       487,230       796,882
Leasehold improvements                          424,436       189,041       235,395
Equipment under capital leases                  209,740        64,624       145,116
-----------------------------------------------------------------------------------
                                              1,918,288       740,895     1,177,393
===================================================================================

6. OTHER ASSETS

                                                              2000           1999
                                                                $              $
-----------------------------------------------------------------------------------
Patent costs, net                                           1,350,174       970,380
Other                                                          33,460        31,938
-----------------------------------------------------------------------------------
                                                            1,383,634     1,002,318
===================================================================================

Patent costs are net of accumulated amortization of $298,267 at March 31, 2000 [1999 - $184,002].

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                     2000                 1999
                                                        $                   $
--------------------------------------------------------------------------------
Trade accounts payable                               875,646             641,915
Accrued compensation                                 717,416             601,433
Customer deposits                                    115,264               4,921
Accrued expenses                                      75,758             129,174
--------------------------------------------------------------------------------
                                                   1,784,084           1,377,443
================================================================================

8. CREDIT FACILITY

The Company has a trade finance credit facility with a bank to borrow up to $2,000,000. This facility expires in June 2000. Borrowings under this line of credit are collateralized by assignment of cash and cash equivalents. This credit facility bears interest at the bank's floating rate [March 31, 2000 - 9%] less 1%, or the LIBOR rate [March 31, 2000 - 6.3%] plus 1.75%, and expires on June 30, 2000. At March 31, 2000, there was no outstanding balance drawn on this credit facility.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

9. SHARE CAPITAL

AUTHORIZED

        100,000,000 common shares without par value
        100,000,000 Class A preferred shares without par value

ISSUED AND OUTSTANDING

                                                          NUMBER OF         AMOUNT OF
                                                        COMMON SHARES    ISSUED CAPITAL
                                                              #                 $
---------------------------------------------------------------------------------------
BALANCE, FEBRUARY 28, 1997                                12,848,374        6,882,781
For cash
    Pursuant to exercise of stock options                    290,756          390,868
    Pursuant to exercise of warrants                       1,408,000        3,248,172
Issued pursuant to exercise of Special Warrants            1,268,000        2,781,515
For cash
    Pursuant to issue and exercise of warrants             1,300,000        3,976,342
    Pursuant to private placement                          1,955,000        6,050,128
Share issue costs                                                 --       (1,767,404)
-------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998                                   19,070,130       21,562,402
For cash
    Pursuant to private placement                          2,242,611        6,000,000
    Pursuant to exercise of stock options                     61,525           90,423
    Pursuant to exercise of warrants                         292,000          830,985
Share issue costs                                                 --         (125,947)
-------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1999                                   21,666,266       28,357,863
For cash
    Pursuant to exercise of stock options                    988,542        1,516,239
    Pursuant to exercise of Agent's Special Warrants         151,300          500,803
Issued for corporate finance services                         30,000           91,890
Issued pursuant to exercise of Special Warrants               23,000           60,766
Cancelled escrow shares                                      (26,784)         (35,768)
-------------------------------------------------------------------------------------
BALANCE, MARCH 31, 2000                                   22,832,324       30,491,793
=====================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

9. SHARE CAPITAL (CONT'D.)

During the year ended March 31, 2000, the Company cancelled 26,784 common shares held in escrow. Accordingly, the weighted average per share amount attributed to the cancelled shares of $35,768 has been allocated to additional paid in capital.

At March 31, 2000, the stated capital amount of the Company, as determined in accordance with the provisions of the Company Act (British Columbia), is $32,534,618 [1999 - $30,400,688].

SPECIAL WARRANTS

                                                   NUMBER OF
                                                 SPECIAL WARRANTS      AMOUNT
                                                        #                 $
--------------------------------------------------------------------------------
Balance, February 28, 1997                           1,268,000        2,346,485
    Converted into common shares upon exercise      (1,268,000)      (2,346,485)
-------------------------------------------------------------------------------
Balance, March 31, 1998 and 1999                            --               --
    Issuance of Special Warrants                     4,187,500       12,562,500
    Share issue costs                                       --       (1,498,742)
    Converted into common shares                       (23,000)         (60,766)
-------------------------------------------------------------------------------
Balance, March 31, 2000                              4,164,500       11,002,992
===============================================================================

Pursuant to an Agency Agreement dated October 25, 1996, the Company issued 1,268,000 Special Warrants at Cdn. $3.00 each for total consideration of $2,781,515 (Cdn. $3,804,000) before deducting the agent's commission of $278,151 (Cdn. $380,400) and other estimated share issue costs. Each Special Warrant was exchanged into one common share, which were qualified for distribution by final receipt of a prospectus dated April 16, 1997.

Pursuant to an Agency Agreement dated June 16, 1999, the Company issued 4,187,500 Special Warrants at $3.00 each for total consideration of $12,562,500 (Cdn. $18,259,594) before deducting the agent's commission of $1,005,000 (Cdn. $1,460,768) and other estimated issue costs. Each Special Warrant entitles the holder to receive, at no additional cost, one common share of the Company any time up until the earliest of: (i) the day which is the fifth business day after the date of issuance of a receipt for a final prospectus relating to the distribution of the common shares on the exercise of the Special Warrants by the last of the British Columbia and Ontario Securities Commissions; and (ii) June 16, 2000, (the "Expiry date"). Any Special Warrants not exercised prior to the Expiry date will be deemed to have been exercised. In March 2000, the Company issued 23,000 common shares pursuant to the exercise and conversion of 23,000 Special Warrants.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

9. SHARE CAPITAL (CONT'D.)

WARRANTS

In connection with the issuance of 1,955,000 common shares pursuant to an agency agreement dated April 15, 1997, the Company granted the agent warrants to acquire 200,000 common shares for Cdn. $4.30 per share until May 26, 1998. During the year ended March 31, 1999, the Company amended the terms of the warrants by increasing the exercise price to Cdn. $4.73 and extending the expiry date to November 30, 1998. These warrants were exercised during the year ended March 31, 1999.

In connection with the issuance of 4,187,500 Special Warrants pursuant to an agency agreement dated June 16, 1999, the Company issued to the Agent's nominee 30,000 common shares and 418,750 Special Warrants exercisable, for no additional consideration, into 418,750 share purchase warrants, which are exercisable into 418,750 common shares at a price of $3.31 per share on or before June 16, 2000. During the year ended March 31, 2000, the Company issued 151,300 common shares pursuant to the exercise of 151,300 of these share purchase warrants.

STOCK OPTIONS

The Company has two stock option plans pursuant to which stock options are granted to executive officers and directors, employees and consultants.

The 1995 stock option plan (the "1995 Plan") was approved by the shareholders in 1995 and subsequently amended in 1997. The 1995 Plan was suspended by the board of directors in June 1997 and no further options will be granted pursuant to this plan. As at March 31, 2000, there are 1,361,150 options outstanding pursuant to the 1995 Plan and no further options may be granted.

The 1997 stock option plan (the "1997 Plan"), as amended in 1999, was approved by the shareholders in July 1999, whereby 6,400,000 common shares were reserved for issuance [1999 - 6,400,000]. The directors have the discretion to specify the vesting period and the option term, up to ten years, at the time of grant. As at March 31, 2000, 381,133 common shares are available for grant under the 1997 Plan.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

9. SHARE CAPITAL (CONT'D.)

On March 26, 1999, the Company amended the currency denomination of its stock options from the Canadian dollar to the U.S. dollar. The exercise price of all options outstanding on March 26, 1999 were converted into U.S. dollars based on the exchange rate in effect on that date.

During the year ended March 31, 2000, the Company amended the terms of certain stock options to officers of the Company pursuant to the agreements in note 10, by accelerating the remaining vesting period of 200,000 stock options at an exercise price of $2.95 from 25% each year to 100% immediately.

The following table summarizes the stock options outstanding at March 31, 2000:

                              OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
               -------------------------------------------------    ------------------------------
                NUMBER OF                                               NUMBER OF
                 OPTIONS            WEIGHTED          WEIGHTED            OPTIONS         WEIGHTED
  RANGE OF     OUTSTANDING           AVERAGE           AVERAGE          EXERCISABLE        AVERAGE
  EXERCISE     AT MARCH 31,         REMAINING         EXERCISE         AT MARCH 31,       EXERCISE
  PRICES $        2000          CONTRACTUAL LIFE       PRICE $             2000            PRICE $
--------------------------------------------------------------------------------------------------
1.12 - 1.66       656,500          4.23 years            1.32             611,500           1.29
1.76 - 2.55     1,020,019          6.28 years            2.16             911,269           2.25
2.65 - 3.75     2,345,400          6.30 years            2.94           1,551,021           2.95
4.13 - 5.50       493,625          9.90 years            4.24             130,750           4.14
--------------------------------------------------------------------------------------------------
                4,515,544                                               3,204,540
==================================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

9. SHARE CAPITAL (CONT'D.)

Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

                                 NO. OF                  WEIGHTED
                              COMMON SHARES          AVERAGE EXERCISE
                                ISSUABLE                  PRICE
-----------------------------------------------------------------------
Balance, February 28, 1997      2,595,000                 1.67
Options granted                 1,331,150                 2.30
Options exercised                (290,756)                1.24
Options cancelled                (568,344)                2.17
-----------------------------------------------------------------------
Balance, March 31, 1998         3,067,050                 1.90
Options granted                 1,783,736                 2.84
Options exercised                 (61,525)                1.47
Options cancelled                (135,125)                2.39
-----------------------------------------------------------------------
Balance, March 31, 1999         4,654,136                 2.24
Options granted                 1,048,200                 3.57
Options exercised                (988,542)                1.53
Options cancelled                (198,250)                2.71
-----------------------------------------------------------------------
BALANCE, MARCH 31, 2000         4,515,544                 2.63
=======================================================================

SHAREHOLDER RIGHTS PLAN

In 1997, the shareholders approved the adoption of a Shareholder Rights Plan (the "Rights Plan") to protect the Company's shareholders from unfair, abusive or coercive take-over strategies. Under the Rights Plan, holders of common shares are entitled to one share purchase right ("Right") for each common share held. If any person or group makes a take-over bid, other than a bid permitted under the plan or acquires 20% or more of the Company's outstanding common shares without complying with the Rights Plan, each Right entitles the registered holder thereof to purchase, in effect, $20 equivalent of common shares of the Company at 50% of the prevailing market price.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

10. RESTRUCTURING CHARGES

During the year ended March 31, 2000, the Company undertook a review of its operating structure to identify opportunities to improve operating effectiveness. As a result of this review, certain staffing changes occurred and in December 1999, the Company entered into termination agreements with two of its senior executives. In accordance with the staffing changes and the terms of the termination agreements, the Company has accrued and recorded severance costs and certain benefits amounting to $597,183 for the year ended March 31, 2000. As at March 31, 2000, $288,042 is included in accounts payable and accrued expenses relating to these restructuring charges.


11. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

[a] The Company leases its facilities and certain motor vehicles under operating lease agreements which expire up to 2005. The facilities lease agreements require the Company to pay maintenance costs. Rent expense under operating leases was as follows:

                                                                        THIRTEEN
                                       YEAR ENDED       YEAR ENDED    MONTHS ENDED
                                        MARCH 31         MARCH 31       MARCH 31
                                          2000             1999           1998
                                            $                $              $
----------------------------------------------------------------------------------
        Rentals                           388,524         277,906        209,066
==================================================================================

        At March 31, 2000, future minimum lease payments under non-cancellable operating leases are as follows:

                                                                           $
--------------------------------------------------------------------------------
2001                                                                     514,669
2002                                                                     522,909
2003                                                                     526,832
2004                                                                     531,228
2005                                                                     402,155
--------------------------------------------------------------------------------
                                                                       2,497,793
================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

11. COMMITMENTS AND CONTINGENCIES (CONT'D.)

[b] At March 31, 2000 future minimum lease payments under non-cancellable capital leases are as follows:

--------------------------------------------------------------------------------
                                                                        CAPITAL
                                                                        LEASES
                                                                           $
--------------------------------------------------------------------------------
2001                                                                      67,172
2002                                                                      59,573
2003                                                                      10,839
2004                                                                       4,070
--------------------------------------------------------------------------------
Total minimum lease payments                                             141,654
Amounts representing interest (approximately 17%)                       (23,270)
--------------------------------------------------------------------------------
Present value of future minimum lease payments                           118,384
Less:  amounts due in one year                                          (53,098)
--------------------------------------------------------------------------------
                                                                          65,286
================================================================================

[c]     In accordance with the license and development agreement described in note 3, the Company is committed to spend on internal research and development projects, the greater of $1,500,000 and a percentage of sales per annum.

[d] In accordance with a consulting agreement dated February 10, 2000, the Company may be required to issue 120,000 warrants to acquire common shares and pay a fee based on a percentage of future funding upon the occurrence of certain events as described in the agreement.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

11. COMMITMENTS AND CONTINGENCIES (CONT'D.)

CONTINGENCIES

[a] The Company may, from time to time, be subject to claims and legal proceedings brought against them in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the financial position of the Company.

[b] In April 1999, the Company received correspondence purporting to a claim to certain rights to technology of the Company. Whilst the Company disputes certain aspects of these claims, management has been negotiating with the third party to finalize an agreement that would give the Company the exclusive rights to the technology. The outcome of these negotiations is uncertain at this time.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

12. INCOME TAXES

At March 31, 2000, the U.S. subsidiary has U.S. federal and California income tax net operating loss carryforwards of approximately $23,663,000 and $5,247,000, respectively. The difference between the U.S. federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes and the 50% limitation of California loss carryforwards. In addition, the U.S. subsidiary has U.S. federal and California research tax credit carryforwards of $790,000 and $388,000, respectively. The California research tax credits may be carried forward indefinitely. The U.S. federal and California tax loss carryforwards and the U.S. federal research tax credits expire as follows:

                               U.S. FEDERAL
                                 RESEARCH      U.S. FEDERAL     CALIFORNIA
                               TAX CREDITS        LOSSES           LOSSES
                                     $              $                $
--------------------------------------------------------------------------------
Year ended March 31,

2001                                  --               --          346,000
2002                                  --               --          769,000
2003                                  --               --        1,576,000
2004                                  --               --          212,000
2005                               2,000               --        2,344,000
2006                               6,000               --               --
2007                               7,000               --               --
2008                              14,000           46,000               --
2009                              14,000               --               --
2010                              18,000          542,000               --
2011                              15,000        1,816,000               --
2012                              58,000        2,947,000               --
2013                             152,000        6,901,000               --
2014                             266,000        4,691,000               --
2015                                  --        6,720,000               --
2020                             238,000               --               --
--------------------------------------------------------------------------------
                                 790,000       23,663,000        5,247,000
================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

12. INCOME TAXES (CONT'D.)

Pursuant to Internal Revenue Code Section 382 and 383, annual use of the subsidiary's net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50% which occurred during 1993 and as a result of the reverse takeover which occurred in 1995. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

The French subsidiary has losses for French income tax purposes of approximately $2,233,000 of which $1,254,000 expires in 2004 and $979,000 expires in 2005.

The Company has non-capital losses for Canadian income tax purposes which may be used to reduce future taxable income, expiring as follows:

                                                                           $
--------------------------------------------------------------------------------
Year ended March 31,

2001                                                                      40,000
2002                                                                     322,000
2003                                                                     393,000
2004                                                                     602,000
2005                                                                      50,000
2006                                                                   1,223,000
2007                                                                     707,000
--------------------------------------------------------------------------------
                                                                       3,337,000
================================================================================

In addition, the Company has unclaimed tax deductions of approximately $1,857,000 related primarily to share issue costs available to reduce taxable income of future years.

The income tax benefits of the operating loss and tax credit carryforwards have not been recorded in the consolidated financial statements as their realization is not virtually certain.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

13. PENSION PLAN

In 1995, the United States subsidiary adopted a 401(k) Profit Sharing Plan covering substantially all of its employees in the United States. The defined contribution plan allows the employees to contribute a percentage of their compensation each year. The Company currently matches 50% of the employees contribution, up to 6% of annual compensation. The proceeds from contributions are invested in common shares of the Company. The pension expense for the year ended March 31, 2000 was $87,104 [1999 - $66,297; thirteen months ended March 31, 1998 - $44,911].

14. SEGMENTED INFORMATION

The Company's reportable business segments include the BTX Instrument Division and the Drug and Gene Delivery Division [note 1]. The Company evaluates performance based on many factors including net results from operations before certain unallocated costs. The Company does not allocate interest income and expenses and general and administrative costs to its reportable segments. In addition, total assets are not allocated to each segment.

The accounting policies of the segments are the same as those described in note
2.

Substantially all of the Company's assets and operations are located in the United States and predominantly all revenues are generated in the United States.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

14. SEGMENTED INFORMATION (CONT'D.)

                                         BTX          DRUG AND GENE
                                      INSTRUMENT        DELIVERY
                                      DIVISION          DIVISION         TOTAL
                                          $                $               $
--------------------------------------------------------------------------------
YEAR ENDED MARCH 31, 2000
Reportable segment net sales           3,827,537         306,899       4,134,436
Other reportable segment revenue              --         942,903         942,903
--------------------------------------------------------------------------------
Total segment revenue                  3,827,537       1,249,802       5,077,339
Add unallocated item
    Interest income                                                      556,193
--------------------------------------------------------------------------------
Total revenue                                                          5,633,532
================================================================================
Reportable segment cost of sales      (1,781,972)       (241,927)     (2,023,899)
Restructuring charges                    (19,729)       (577,454)       (597,183)
Other reportable segment expenses     (1,693,179)     (6,504,088)     (8,197,267)
--------------------------------------------------------------------------------
Net results of reportable segment        332,657      (6,073,667)     (5,741,010)
--------------------------------------------------------------------------------
Add (deduct) unallocated items
    Interest income                                                      556,193
    General and administrative                                        (4,390,783)
    Interest expense                                                     (24,342)
--------------------------------------------------------------------------------
Net loss                                                              (9,599,942)
================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

14. SEGMENTED INFORMATION (CONT'D.)

                                          BTX        DRUG AND GENE
                                      INSTRUMENT       DELIVERY
                                       DIVISION        DIVISION         TOTAL
                                           $               $               $
--------------------------------------------------------------------------------
YEAR ENDED MARCH 31, 1999

Reportable segment net sales           3,434,105              --       3,434,105
Other reportable segment revenue              --       4,887,183       4,887,183
--------------------------------------------------------------------------------
Total segment revenue                  3,434,105       4,887,183       8,321,288
Add unallocated item
    Interest income                                                      300,911
--------------------------------------------------------------------------------
Total revenue                                                          8,622,199
================================================================================
Reportable segment cost of sales      (1,638,635)             --      (1,638,635)
Other reportable segment expenses     (1,429,084)     (7,745,526)     (9,174,610)
--------------------------------------------------------------------------------
Net results of reportable segment        366,386      (2,858,343)     (2,491,957)
--------------------------------------------------------------------------------
Add (deduct) unallocated items
    Interest income                                                      300,911
    General and administrative                                        (4,393,400)
    Interest expense                                                     (19,391)
--------------------------------------------------------------------------------
Net loss                                                              (6,603,837)
================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

14. SEGMENTED INFORMATION (CONT'D.)

                                          BTX        DRUG AND GENE
                                      INSTRUMENT       DELIVERY
                                       DIVISION        DIVISION         TOTAL
                                           $               $               $
--------------------------------------------------------------------------------
13 MONTHS ENDED MARCH 31, 1998

Reportable segment net sales           3,097,198              --       3,097,198
Other reportable segment revenue              --         134,094         134,094
--------------------------------------------------------------------------------
Total segment revenue                  3,097,198         134,094       3,231,292
Add unallocated item
    Interest income                                                      427,498
--------------------------------------------------------------------------------
Total revenue                                                          3,658,790
================================================================================
Reportable segment cost of sales      (1,427,285)             --      (1,427,285)
Other reportable segment expenses     (1,191,414)     (5,416,432)     (6,607,846)
--------------------------------------------------------------------------------
Net results of reportable segment        478,499      (5,282,338)     (4,803,839)
--------------------------------------------------------------------------------
Add (deduct) unallocated items
    Interest income                                                      427,498
    General and administrative                                        (3,202,355)
    Interest expense                                                     (17,970)
--------------------------------------------------------------------------------
Net loss                                                              (7,596,666)
================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

15. RELATED PARTY TRANSACTIONS

[a]     The payments to parties not at arm's length include the following:

        - legal fees paid to a law firm where one of the partners is a director of the Company

        - accounting and administration fees paid to a company where the principal is a director of the Company

        - rent and administration fees paid to a company where one of the principals is an officer of the Company's French subsidiary, as follows:

                                                                       THIRTEEN
                                        YEAR ENDED      YEAR ENDED    MONTHS ENDED
                                         MARCH 31        MARCH 31      MARCH 31
                                           2000            1999          1998
                                             $               $             $
--------------------------------------------------------------------------------
Legal services                            161,042          93,778         82,810
Accounting and administration              29,055          26,735         24,020
Rent and administration                    32,600         114,900             --
================================================================================

[b] Included in accounts payable and accrued expenses are the following amounts owed to the parties identified in note 15[a] which are payable under normal trade terms:

                                                            2000           1999
                                                              $              $
--------------------------------------------------------------------------------
        Legal services and accounting and
           administration                                   6,130          6,510
================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

16. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                        THIRTEEN
                                      YEAR ENDED      YEAR ENDED      MONTHS ENDED
                                       MARCH 31        MARCH 31         MARCH 31
                                         2000            1999              1998
                                           $               $                $
----------------------------------------------------------------------------------
Interest paid during
    the period                          24,342           19,391           17,970
===================================================================================

17. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). In addition, the Company provides supplementary descriptions of significant differences between Canadian GAAP and those in the United States ("U.S. GAAP") as follows:

[a] Under U.S. GAAP, the liability method is used in accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

        Significant components of the Company's deferred tax assets as of March 31, 2000 and 1999 pursuant to U.S. GAAP are shown below. A valuation allowance would be recognized to fully offset the deferred tax assets as of March 31, 2000 and 1999 as realization of such assets is uncertain.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

17. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONT'D.)

                                                      2000                1999
                                                       $                   $
--------------------------------------------------------------------------------
Capitalized research expense                           246,000           393,000
Net operating loss carryforwards                    10,834,000         7,774,000
Research and development credits                     1,042,000           557,000
Share issue costs                                      854,000           488,000
Other - net                                            262,000           209,000
--------------------------------------------------------------------------------
Total deferred tax assets                           13,238,000         9,421,000
Valuation allowance for deferred tax assets        (13,238,000)       (9,421,000)
--------------------------------------------------------------------------------
Net deferred tax assets                                     --                --
================================================================================

[b] Under U.S. GAAP, dilutive earnings per share are calculated in accordance with the treasury stock method and are based on the weighted average number of common shares and dilutive common share equivalents outstanding.

[c] The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's options for common shares granted to employees is not less than the fair market value of the underlying stock on the date of grant, no compensation expense has been recognized.

[d] Under U.S. GAAP, stock based compensation to non-employees must be recorded at the fair market value of the options granted. This compensation, determined using a Black-Scholes pricing model, is expensed over the vesting periods of each option grant. For purposes of reconciliation to U.S. GAAP, the Company will record an additional compensation expense of $250,000 [1999 - $431,000] over future vesting periods.

[e] In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 will be effective for the Company's year ending March 31, 2002. The Company has not determined the impact, if any, of this pronouncement on its consolidated financial statements.

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

17. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONT'D.)

[f] The United States Securities and Exchange Commission has issued Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB 101). This pronouncement is effective for the Company's first quarter commencing April 1, 2000. The Company has not yet determined the impact of SAB 101 on its consolidated financial statements and its current revenue recognition policies.

[g] In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (FIN 44), an interpretation of APB 25. This pronouncement is effective for the Company's second quarter commencing July 1, 2000. The Company has not yet determined the impact of FIN 44 on its consolidated financial statements.

[h] U.S. GAAP requires disclosure of comprehensive income which measures all non-capital changes in shareholders' equity. Other accumulated comprehensive income for the Company solely relates to foreign exchange translation gains and losses.

The impact of significant variations to U.S. GAAP on the Consolidated Statements of Loss are as follows:

                                                                                         THIRTEEN
                                                       YEAR ENDED       YEAR ENDED     MONTHS ENDED
                                                        MARCH 31         MARCH 31        MARCH 31
                                                          2000             1999            1998
                                                           $                 $               $
----------------------------------------------------------------------------------------------------
Loss for the period, Canadian GAAP                     (9,599,942)      (6,603,837)      (7,596,666)
Adjustment for stock based compensation
    - non-employees                                    (1,103,888)        (546,700)        (307,500)
----------------------------------------------------------------------------------------------------
Loss for the period, U.S. GAAP                        (10,703,830)      (7,150,537)      (7,904,166)
---------------------------------------------------------------------------------------------------
Unrealized losses on foreign currency translation           2,090          (83,294)          14,361
---------------------------------------------------------------------------------------------------
Comprehensive loss for the period, U.S. GAAP          (10,701,740)      (7,233,831)      (7,889,805)
---------------------------------------------------------------------------------------------------
Basic and diluted loss per share, U.S. GAAP                 (0.48)           (0.35)           (0.44)
===================================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

17. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONT'D.)

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation (SFAS 123), which also requires that the information be determined as if the Company has accounted for its employee stock options granted in fiscal periods beginning subsequent to December 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes pricing model with the following weighted average assumptions for the years ended March 31, 2000 and March 31, 1999 and the thirteen months ended March 31, 1998, respectively: risk free interest rates of 6.1%, 5.2% and 5.8%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 0.62, 0.68 and 0.70; and a weighted average expected life of the options of nine, five, and seven and one-half.

The Black Scholes options valuation model was developed for use in estimating the fair value of trade options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted-average fair value of options granted during the year ended March 31, 2000 was $2.56 [1999 - $3.19; thirteen months ended March 31, 1998 - $1.84].

Supplemental disclosure of pro forma loss and loss per share is as follows:

                                                                                  THIRTEEN
                                              YEAR ENDED        YEAR ENDED      MONTHS ENDED
                                               MARCH 31          MARCH 31         MARCH 31
                                                2000               1999             1998
                                                  $                  $                $
--------------------------------------------------------------------------------------------
Pro forma loss, U.S. GAAP                    (11,985,791)       (9,169,837)       (9,257,666)
Pro forma loss per share, U.S. GAAP                (0.54)            (0.45)            (0.52)
============================================================================================

                          GENETRONICS BIOMEDICAL LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               (IN U.S. DOLLARS)

17. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONT'D.)

The impact of significant variations to U.S. GAAP on the Consolidated Balance Sheet items are as follows:

                                                       2000            1999
                                                         $               $
--------------------------------------------------------------------------------
Share capital                                        33,028,925      29,791,107
Deficit                                             (32,135,575)    (21,431,745)
================================================================================

18. SUBSEQUENT EVENTS

The following events occurred subsequent to March 31, 2000.

[a] The Company issued 15,000 common shares pursuant to the exercise of Agent's Special Warrants at a price of $3.31 per share.

[b] The Company issued 66,894 common shares pursuant to the exercise of stock options at a weighted average exercise price of $2.43 for proceeds of $162,827.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The following table sets forth all expenses payable by us in connection with the resale of the shares of common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee.

                                                                     AMOUNT TO
                                                                      BE PAID
                                                                    ----------
   Registration fee ...........................................      $  4,103
   Blue sky qualification fees and expenses ...................      $  5,000
   Printing and engraving expenses ............................      $  3,500
   Legal fees and expenses ....................................      $ 50,000
   Accounting fees and expenses ...............................      $ 30,000
   Miscellaneous ..............................................      $  7,397
                                                                     --------
             Total ............................................      $100,000
                                                                     ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

               As specified in our Articles of Incorporation, subject to the provisions of the Company Act of the Province of British Columbia, the Directors shall cause us to indemnify a Director or a former Director of ours and the Directors may cause us to indemnify a Director or former Director of a corporation of which we are or were a member and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a Director of ours or a Director of such corporation, including any action brought by us or any such corporation. Each of our Directors on being elected or appointed shall be deemed to have contracted with us on the terms of the foregoing indemnity.

               Additionally, the Directors may cause us to indemnify any of our officers, employees or agents, or of a corporation of which we are or were a member, and his heirs and personal representatives, against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as our officer, employee or agent or such corporation. The Company shall also indemnify our Secretary and any Assistant Secretary, if he is not a full-time employee and notwithstanding that he may also be a Director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act or the Articles and each such Secretary and Assistant Secretary shall, on being appointed be deemed to have contracted with us on the terms of the foregoing indemnity.

               The Directors may cause us to purchase and maintain insurance for the benefit of any person who is or was serving a Director, officer, employee or agent of ours or as a director, officer, employee or agent of any corporation of which we are or were a shareholder and his heirs or personal representatives against any liability incurred by him as such director, officer, employee or agent.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   EXHIBITS.

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT
-------                             -----------------------
 3.1        Articles of Incorporation(1)
 3.2*       Memorandum of the Registrant, as altered by Special Resolution filed
            August 4, 1999
 3.3        Bylaws of Genetronics, Inc.(1)
 4.1        Reference is made to Exhibits 3.1 through 3.3
 4.2        Specimen Stock Certificate(2)
 4.3*       Shareholder Rights Agreement dated June 20, 1997 by and between the
            Registrant and Montreal Trust Company of Canada, as amended on
            August 21, 1997
 5.1*       Opinion of Catalyst Corporate Finance Lawyers
10.1        1995 Stock Option Plan, as amended(3)
10.2        Forms of Incentive and Nonstatutory Stock Option Agreements used in connection with the 1995 Stock Option Plan(3)
10.3        Amended 1997 Stock Option Plan(3)
10.4        Forms of Incentive and Nonstatutory Stock Option Agreements used in connection with the 1997 Stock Option Plan(3)
10.5        Form of Stock Option Agreement used in connection with an option grant outside of either of the stock option plans(3)
10.6        Employment Agreement dated January 9, 1995, Amendment No. 1 dated
            January 9, 1996 and Amendment No. 2 dated March 1, 1997 between the
            Registrant and Lois Crandell(1)
10.7        Employment Agreement dated January 9, 1995, Amendment No. 1 dated
            January 9, 1996 and Amendment No. 2 dated March 1, 1997 between the
            Registrant and Gunter A. Hofmann, Ph.D.(1)
10.8        Employment Agreement dated January 9, 1995, Amendment No. 1 dated
            January 9, 1996 and Amendment No. 2 dated March 1, 1997 between the
            Registrant and Martin Nash(1)
10.9        Employment Agreement dated February 5, 1996 between the Registrant and James C. Lierman+
10.10       Amendment Number 3 dated January 15, 1999 to Employment Agreement dated January 9, 1995, as amended, between the Registrant and Lois
            Crandell(4)
10.11       Amendment Number 3 dated January 15, 1999 to Employment Agreement dated January 9, 1995, as amended between the Registrant and Gunter
            A. Hofmann, Ph.D.(4)
10.12       Amendment Number 3 dated January 15, 1999 to Employment Agreement dated January 9, 1995, as amended, between the Registrant and Martin
            Nash(4) 10.13 401(k) Defined Contribution Plan of Registrant(1)
10.14*      Lease by and between the Registrant and Olen Property Corporation dated December 3, 1996 as modified on March 7, 1997 and August 26,
            1999
10.15*      Lease Agreement by and between the Registrant and Nexus Sorrento
            Glen LLC dated August 26, 1999
10.16       Stock Purchase Agreement dated October 6, 1998 by and between the
            Registrant and Johnson & Johnson Development Corporation(4)
10.17       License and Development Agreement dated October 6, 1998 by and between the Registrant and Ethicon, Inc.+
10.18       Supply Agreement dated October 6, 1998 by and between the Registrant and Ethicon, Inc.+
10.19       Agency Agreement -- Special Warrant Private Placement dated June 8,
            1999 by and between the Registrant and Canaccord International
            Corporation(5)

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT
-------                             -----------------------
10.20       Special Warrant Indenture dated June 16, 1999 by and between the
            Registrant and Montreal Trust Company of Canada(5)
10.21       Lease Agreement by and between Registrant and Nexus Sorrento Glen
            LLC dated August 26, 1999(6)
10.22       Trade Credit Agreement by and between the Registrant and Union Bank of California dated August 6, 1999(6)
10.23       Promissory Note - Trade Finance - Base Rate by the Registrant to
            Union Bank of California dated August 6, 1999(6)
10.24       Promissory Note - Base Rate by the Registrant to Union Bank of
            California dated August 6, 1999(6)
10.25       Research and Option Agreement dated November 2, 1999 by and between the Registrant and Boehringer Ingelheim International GMBH(7)
10.26       Termination of Employment Agreement dated December 6, 1999 by and between the Registrant and Lois J. Crandell(7)
10.27       Consulting Services Agreement dated December 6, 1999 by and between the Registrant and Lois J. Crandell(7)
10.28       Termination of Employment Agreement dated December 6, 1999 by and between the Registrant and Gunter A. Hofmann(7)
10.29       Consulting Services Agreement dated December 6, 1999 by and between the Registrant and Gunter Hofmann(7)
10.30       First Amendment to Agreement Concerning Termination of Employment of
            Lois Crandell dated May 24, 2000 by and between the Registrant and
            Lois J. Crandell(8)
10.31       First Amendment to Consulting Services Agreement dated May 24, 2000 by and between the Registrant and Lois J. Crandell(8)
10.32       First Amendment to Agreement Concerning Termination of Employment of
            Gunter A. Hofmann dated May 24, 2000 by and between the Registrant and Gunter A. Hofmann(8)
10.33       First Amendment to Consulting Services Agreement dated May 24, 2000 by and between the Registrant and Gunter A. Hofmann(8)
21.1        Subsidiaries of the Registrant(8)
23.1        Consent of Catalyst Corporate Finance Lawyers. Reference is made to
            Exhibit 5.1
23.2        Consent of Ernst & Young LLP, Independent Auditors
24.1*       Power of Attorney of Felix Theeuwes
27.1        Financial Data Schedule

----------
*       Previously filed
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1) Filed as an exhibit to Registrant's Form 20-F for the year ended February 28, 1998 and incorporated herein by reference.
(2) Filed as an exhibit to Registrant's Form 8-A on December 3, 1998 and incorporated herein by reference.
(3) Filed as an exhibit to Registrant's Form S-8 on September 1, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Form 10-K for the period ended March 31, 1999 and incorporated herein by reference.
(5) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.
(6) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.
(7) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended December 31, 1999 and incorporated herein by reference.
(8) Filed as an exhibit to Registrant's Form 10-K for the year ended March 31, 2000 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X throughout this offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on July 14, 2000.

                                   By: /s/ MARTIN NASH
                                       -----------------------------------------
                                       Martin Nash
                                       President, Chief Executive Officer and
                                       Chief Financial Officer

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                TITLE                                             DATE
---------                                -----                                             ----
/s/    MARTIN NASH                       President, Chief Executive Officer,               July 14, 2000
-------------------------------------    Chief Financial Officer and Director
Martin Nash                              (Principal Executive Officer and
                                         Principal Financial Officer)

                  *                      Executive Vice President                          July 14, 2000
-------------------------------------
James Lierman

                  *                      Director                                          July 14, 2000
-------------------------------------
James L. Heppell

                  *                      Director                                          July 14, 2000
-------------------------------------
Gordon Politeski

                  *                      Director                                          July 14, 2000
-------------------------------------
Felix Theeuwes

                  *                      Director                                          July 14, 2000
-------------------------------------
Suzanne L. Wood

*By:         /s/ MARTIN NASH                                                               July 14, 2000
     --------------------------------
                Martin Nash
            (Attorney-in-fact)

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
 3.1        Articles of Incorporation(1)
 3.2*       Memorandum of the Registrant, as altered by Special Resolution filed
            August 4, 1999
 3.3        Bylaws of Genetronics, Inc.(1)
 4.1        Reference is made to Exhibits 3.1 through 3.3
 4.2        Specimen Stock Certificate(2)
 4.3*       Shareholder Rights Agreement dated June 20, 1997 by and between the
            Registrant and Montreal Trust Company of Canada, as amended on
            August 21, 1997
 5.1*       Opinion of Catalyst Corporate Finance Lawyers
10.1        1995 Stock Option Plan, as amended(3)
10.2        Forms of Incentive and Nonstatutory Stock Option Agreements used in connection with the 1995 Stock Option Plan(3)
10.3        Amended 1997 Stock Option Plan(3)
10.4        Forms of Incentive and Nonstatutory Stock Option Agreements used in connection with the 1997 Stock Option Plan(3)
10.5        Form of Stock Option Agreement used in connection with an option grant outside of either of the stock option plans(3)
10.6        Employment Agreement dated January 9, 1995, Amendment No. 1 dated
            January 9, 1996 and Amendment No. 2 dated March 1, 1997 between the
            Registrant and Lois Crandell(1)
10.7        Employment Agreement dated January 9, 1995, Amendment No. 1 dated
            January 9, 1996 and Amendment No. 2 dated March 1, 1997 between the
            Registrant and Gunter A. Hofmann, Ph.D.(1)
10.8        Employment Agreement dated January 9, 1995, Amendment No. 1 dated
            January 9, 1996 and Amendment No. 2 dated March 1, 1997 between the
            Registrant and Martin Nash(1)
10.9        Employment Agreement dated February 5, 1996 between the Registrant and James C. Lierman+
10.10       Amendment Number 3 dated January 15, 1999 to Employment Agreement dated January 9, 1995, as amended, between the Registrant and Lois
            Crandell(4)
10.11       Amendment Number 3 dated January 15, 1999 to Employment Agreement dated January 9, 1995, as amended between the Registrant and Gunter
            A. Hofmann, Ph.D.(4)
10.12       Amendment Number 3 dated January 15, 1999 to Employment Agreement dated January 9, 1995, as amended, between the Registrant and Martin
            Nash(4)
10.13       401(k) Defined Contribution Plan of Registrant(1)
10.14*      Lease by and between the Registrant and Olen Property Corporation dated December 3, 1996 as modified on March 7, 1997 and August 26,
            1999
10.15*      Lease Agreement by and between the Registrant and Nexus Sorrento
            Glen LLC dated August 26, 1999
10.16       Stock Purchase Agreement dated October 6, 1998 by and between the
            Registrant and Johnson & Johnson Development Corporation(4)
10.17       License and Development Agreement dated October 6, 1998 by and between the Registrant and Ethicon, Inc.+
10.18       Supply Agreement dated October 6, 1998 by and between the Registrant and Ethicon, Inc.+
10.19       Agency Agreement -- Special Warrant Private Placement dated June 8,
            1999 by and between the Registrant and Canaccord International
            Corporation(5)

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
10.20       Special Warrant Indenture dated June 16, 1999 by and between the
            Registrant and Montreal Trust Company of Canada(5)
10.21       Lease Agreement by and between Registrant and Nexus Sorrento Glen
            LLC dated August 26, 1999(6)
10.22       Trade Credit Agreement by and between the Registrant and Union Bank of California dated August 6, 1999(6)
10.23       Promissory Note - Trade Finance - Base Rate by the Registrant to
            Union Bank of California dated August 6, 1999(6)
10.24       Promissory Note - Base Rate by the Registrant to Union Bank of
            California dated August 6, 1999(6)
10.25       Research and Option Agreement dated November 2, 1999 by and between the Registrant and Boehringer Ingelheim International GMBH(7)
10.26       Termination of Employment Agreement dated December 6, 1999 by and between the Registrant and Lois J. Crandell(7)
10.27       Consulting Services Agreement dated December 6, 1999 by and between the Registrant and Lois J. Crandell(7)
10.28       Termination of Employment Agreement dated December 6, 1999 by and between the Registrant and Gunter A. Hofmann(7)
10.29       Consulting Services Agreement dated December 6, 1999 by and between the Registrant and Gunter Hofmann(7)
10.30       First Amendment to Agreement Concerning Termination of Employment of
            Lois Crandell dated May 24, 2000 by and between the Registrant and
            Lois J. Crandell(8)
10.31       First Amendment to Consulting Services Agreement dated May 24, 2000 by and between the Registrant and Lois J. Crandell(8)
10.32       First Amendment to Agreement Concerning Termination of Employment of
            Gunter A. Hofmann dated May 24, 2000 by and between the Registrant and Gunter A. Hofmann(8)
10.33       First Amendment to Consulting Services Agreement dated May 24, 2000 by and between the Registrant and Gunter A. Hofmann(8)
21.1        Subsidiaries of the Registrant(8)
23.1        Consent of Catalyst Corporate Finance Lawyers. Reference is made to
            Exhibit 5.1
23.2        Consent of Ernst & Young LLP, Independent Auditors
24.1*       Power of Attorney of Felix Theeuwes
27.1        Financial Data Schedule

------------
*      Previously filed
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1) Filed as an exhibit to Registrant's Form 20-F for the year ended February 28, 1998 and incorporated herein by reference.
(2) Filed as an exhibit to Registrant's Form 8-A on December 3, 1998 and incorporated herein by reference.
(3) Filed as an exhibit to Registrant's Form S-8 on September 1, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Form 10-K for the period ended March 31, 1999 and incorporated herein by reference.
(5) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.
(6) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.
(7) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended December 31, 1999 and incorporated herein by reference.
(8) Filed as an exhibit to Registrant's Form 10-K for the year ended March 31, 2000 and incorporated herein by reference.